Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

AMERICAN INTERNATIONAL GROUP, INC.

as Seller,

FORTITUDE GROUP HOLDINGS, LLC

as the Company,

CARLYLE FRL, L.P. and

T&D UNITED CAPITAL CO., LTD.

as the Purchasers,

THE CARLYLE GROUP L.P.,

solely with respect to Sections 4.05, 5.20 and 7.02 and Article X

and

T&D HOLDINGS, INC.,

solely with respect to Article IX and Article X

Dated as of November 25, 2019

Table of Contents

i

ii

iii

Exhibits and Schedules

Schedule 1.02	Leakage
Schedule 1.06	Reserve Cover Payment Illustrative Calculation
Schedule 1.06-T	Average Tax Rate Calculation
Schedule 5.13(p)	Key Persons
Schedule 7.02	Effect of T&D Termination
Schedule 10.06(a)	Parties to Amended Investment Management Agreements
Schedule 10.06(b)	Amended Reinsurance Agreements

Exhibit A-1	Seller Knowledge Parties
Exhibit A-2	Carlyle Buyer Knowledge Parties
Exhibit A-3	T&D Knowledge Parties
Exhibit B	Form of Amended and Restated Operating Agreement
Exhibit C	P&C Reinsurance Agreements

Seller Disclosure Schedule

Carlyle Buyer Disclosure Schedule

T&D Disclosure Schedule

i

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 25, 2019, by and among American International Group, Inc., a Delaware corporation (“Seller”), Fortitude Group Holdings, LLC, a Delaware limited liability company (the “Company”), T&D United Capital Co., Ltd., a Japanese stock company (“T&D”), Carlyle FRL, L.P., a Cayman Islands exempted limited partnership (“Carlyle Buyer”, and each of Carlyle Buyer and T&D a “Purchaser”, and together the “Purchasers”), The Carlyle Group L.P., a Delaware limited partnership (together with any successor thereof, “Carlyle Holdings”), solely with respect to Sections 4.05, 5.20 and 7.02 and Article X, and T&D Holdings, Inc., a Japanese stock company (“T&D Holdings”), solely with respect to Article IX and Article X.

RECITALS

WHEREAS, Seller is the owner, beneficially and of record, of Eight Thousand and Ten (8,010) issued and outstanding Units of the Company representing 80.1% of the ownership interest in the Company; and

WHEREAS, Carlyle Buyer desires to purchase from Seller, and Seller desires to sell to Carlyle Buyer, Five Thousand One Hundred Sixty (5,160) Units representing 51.6% of the ownership interest in the Company (the “Carlyle Buyer Purchased Units”, and such percentage, the “Carlyle Buyer Acquired Portion”), subject to adjustment as set forth in Section 1.01(a), pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, each of the limited partners party to the Amended and Restated Exempted Limited Partnership Agreement of the Carlyle Buyer (each, a “Carlyle Buyer Investor”) has executed and delivered to Carlyle Buyer, a subscription agreement, dated as of the date hereof, to purchase equity securities of Carlyle Buyer (together, and with such Limited Partnership Agreement, the “Carlyle Fund Subscription Agreements”).

WHEREAS, T&D desires to purchase from Seller, and Seller desires to sell to T&D, Two Thousand Five Hundred (2,500) Units representing 25.0% of the ownership interest in the Company (the “T&D Purchased Units”, and such percentage, the “T&D Acquired Portion”), pursuant to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Purchasers, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

Purchase and Sale of Purchased Units; Closing

Section 1.01        Purchase and Sale of the Purchased Units. On the terms and subject to the conditions hereof, at the Closing:

(a)                Seller shall sell, transfer and deliver or cause to be sold, transferred and delivered to Carlyle Buyer, and Carlyle Buyer shall purchase from Seller, free and clear of all Liens, the Carlyle Buyer Purchased Units for an aggregate purchase price of (i) $1,209,359,618, minus (ii) the Carlyle Buyer Acquired Portion of any Leakage at or prior to the Closing (the “Carlyle Buyer Purchase Price”); provided, that, at any time prior to the Closing, each of Seller and Carlyle Buyer may elect (in their sole discretion) to change the number of Carlyle Buyer Purchased Units to Four Thousand Five Hundred Sixty (4,560), thereby modifying the Carlyle Buyer Acquired Portion to equal 45.6% of the ownership interest in the Company; provided, further, that if the number of Carlyle Buyer Purchased Units and the Carlyle Buyer Acquired Portion are so modified the Carlyle Buyer Purchase Price shall be reduced proportionately; and

(b)               Seller shall sell, transfer and deliver or cause to be sold, transferred and delivered to T&D, and T&D shall purchase from Seller, free and clear of all Liens, the T&D Purchased Units for an aggregate purchase price of (i) $585,930,047, minus (ii) the T&D Acquired Portion of any Leakage at or prior to the Closing (the “T&D Purchase Price”).

Section 1.02        Leakage.

(a)               From the date hereof until the date that is two (2) Business Days prior to the anticipated Closing Date, Seller shall notify Purchasers promptly upon becoming aware of the occurrence of any Leakage, and shall provide to each Purchaser such information as such Purchaser may reasonably request relating thereto. Not less than five (5) Business Days prior to the anticipated Closing Date, Seller shall provide to Purchasers a statement identifying in reasonable detail all amounts of Leakage that, to the Knowledge of Seller, have occurred or will occur on or prior to the Closing Date.

(b)               Following the Closing, but subject to Section 1.02(c), Seller shall pay each Purchaser such Purchaser’s Acquired Portion of the amount of any Leakage that was not included in the calculation of the Purchase Price. The parties shall cooperate in good faith to determine the amount of such Leakage, including by each Purchaser notifying the other Purchaser of its determination of any Leakage amount and keeping such other Purchaser apprised of the status of any dispute with respect to Leakage. If the amount of any Leakage has not been agreed between a Purchaser and Seller within fifteen (15) Business Days after such Purchaser notifies Seller of any such Leakage, then such Purchaser may seek to enforce its right to recover therefor in accordance with Section 10.11. For each Purchaser, any such payment shall be made within five (5) Business Days following the date that the amount of such Leakage is determined by mutual agreement of such Purchaser and Seller or, if disputed, when a final nonappealable judgment shall have been entered with respect to such dispute.

(c)               Seller shall have no liability pursuant to Section 1.02(b) unless one or both Purchasers have provided written notice to Seller, including evidence to support the existence and amount of Leakage that was not included in the calculation of the Carlyle Buyer Purchase Price or the T&D Purchase Price, on or before the date that is 12 months following the Closing Date.

(d)               Any payments in respect of Leakage paid pursuant to Section 1.02(b) shall be treated as an adjustment to the Carlyle Buyer Purchase Price and the T&D Purchase Price (as applicable) for all purposes.

Section 1.03        Closing Date. The closing of the Acquisition and of the other transactions contemplated by this Agreement to be then completed (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 7th Avenue, New York, New York 10019, at 10:00 a.m., New York City time, (i) on the last Business Day of the month during which all the conditions set forth in ARTICLE VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) in accordance with this Agreement (the “Condition Satisfaction”) or (ii) if the Condition Satisfaction occurs less than five Business Days prior to the last Business Day of such month, then the Closing shall take place on the last Business Day of the month immediately following the month in which the Condition Satisfaction occurs, or in each case, at such other time, date and place as Purchasers and Seller may mutually agree in writing. The date on which the Closing takes place is referred to herein as the “Closing Date”. The transactions contemplated hereby to be completed at the Closing shall be deemed to have been consummated and become effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date.

Section 1.04        Transactions to Be Effected at the Closing. At the Closing:

(a)               Seller shall deliver or cause to be delivered:

(i)                 to Carlyle Buyer, (A) certificates representing the Carlyle Buyer Purchased Units, together with duly executed assignments or other instruments of transfer with respect to the transfer of such Units, duly executed by an authorized officer of Seller, (B) a cross-receipt duly executed by Seller acknowledging receipt by Seller of the Carlyle Buyer Purchase Price and (C) such other documents and other instruments as may be otherwise necessary to evidence and effect the purchase and sale of the Carlyle Buyer Purchased Units;

(ii)              to T&D, (A) certificates representing the T&D Purchased Units, together with duly executed assignments or other instruments of transfer with respect to the transfer of such Units, duly executed by an authorized officer of Seller, (B) a cross-receipt duly executed by Seller acknowledging receipt by Seller of the T&D Purchase Price and (C) such other documents and other instruments as may be otherwise necessary to evidence and effect the purchase and sale of the T&D Purchased Units; and

(iii)            to each Purchaser, (A) the certificates of Seller contemplated by Section 6.02(a)(i) and Section 6.02(a)(ii), each duly executed by an authorized officer of Seller, (B) a certification of non-foreign status, for purposes of Section 897 and 1445 of the Code, and an IRS Form W-9, (C) each Closing Transaction Agreement and (solely where all Required Approvals in respect of such Post-Closing Transaction Agreements have been received) each Post-Closing Transaction Agreement to which Seller or any Seller Party (including the Company and each Company Subsidiary, as applicable) is a party (to the extent not previously entered into), duly executed by Seller and all such Seller Parties, as applicable and (D) letters of resignation from all but one of the managers appointed by Seller to the board of managers of the Company (the “Board”).

(b)               Carlyle Buyer shall deliver or cause to be delivered to Seller:

(i)                 payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least two Business Days before the Closing Date), of immediately available funds in an amount equal to the Carlyle Buyer Purchase Price as determined pursuant to Section 1.01(a).

(ii)              the certificates of Carlyle Buyer contemplated by Section 6.03(a) and Section 6.03(b), each duly executed by an authorized representative of Carlyle Buyer;

(iii)            a cross-receipt duly executed by an authorized representative of Carlyle Buyer acknowledging receipt by Carlyle Buyer of the certificates representing the Carlyle Buyer Purchased Units; and

(iv)             such other documents and other instruments as may be otherwise necessary to evidence and effect the purchase and sale of the Carlyle Buyer Purchased Units.

(c)               T&D shall deliver or cause to be delivered to Seller:

(i)                 payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least two Business Days before the Closing Date), of immediately available funds in an amount equal to the T&D Purchase Price as determined pursuant to Section 1.01(b);

(ii)              the certificates of T&D contemplated by Section 6.03(a) and Section 6.03(b), each duly executed by an authorized officer of T&D;

(iii)            a cross-receipt duly executed by an authorized officer of T&D acknowledging receipt by T&D of the certificates representing the T&D Purchased Units; and

(iv)             such other documents and other instruments as may be otherwise necessary to evidence and effect the purchase and sale of the T&D Purchased Units.

(d)               Each party hereto shall deliver to the other parties hereto (i) the Amended and Restated Operating Agreement, duly executed by such party (other than Carlyle Holdings and T&D Holdings) and (ii) copies (or other evidence) of receipt of all of its Required Approvals in satisfaction of Section 6.01(a).

(e)               Each of Carlyle Buyer and T&D shall be entitled to deduct and withhold from the consideration otherwise payable by it to Seller pursuant to this Agreement such amounts as it is required under Law to deduct and withhold with respect to the making of such payment and to the extent that amounts are so withheld and properly remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to and received by Seller, provided, however, that (i) assuming the certificate described in Section 1.04(a)(iii)(B) is delivered at the Closing, neither Carlyle Buyer nor T&D, as applicable, is aware of any requirement of Law as of the date hereof under which it must withhold from the consideration otherwise payable to Seller pursuant to this Agreement, (ii) Carlyle Buyer or T&D, as applicable, shall provide prior notice to Seller of any such requirement to deduct and withhold with respect to the making of such payment and (iii) Carlyle Buyer or T&D, as applicable and Seller shall each negotiate in good faith to mitigate any potential obligations under Law to deduct and withhold from the consideration payable by Carlyle Buyer or T&D, as applicable, to Seller pursuant to this Agreement.

Section 1.05        Dividend-Related Purchase Price Adjustment. If Seller does not receive distributions from the Company in the amount of the Target Distribution Amount in accordance with Section 5.08 prior to the Final Distribution Payment Date, then, on the Final Distribution Payment Date, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing:

(a)               Carlyle Buyer shall pay to Seller an additional amount equal to (i)(A) the Target Distribution Amount, minus (B) the Paid Distribution Amount as of the Final Distribution Payment Date, multiplied by (ii) the Carlyle Buyer Acquired Portion, and

(b)               T&D shall pay to Seller an additional amount equal to (i)(A) the Target Distribution Amount, minus (B) the Paid Distribution Amount as of the Final Distribution Payment Date, multiplied by (ii) the T&D Acquired Portion.

Section 1.06        Additional Post-Closing Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a)               Not later than March 15, 2024, the Company shall prepare and deliver to Seller a report (the “Final Report”) in a form reasonably acceptable to Seller setting forth in reasonable detail, including all supporting calculations and methodology, Fortitude Re’s calculation, as of December 31, 2023, of the End Date Economic Reserves, the Reserve Cover Amount and the Reserve Cover Payment. Notwithstanding the foregoing, in the event that the Reserve Cover End Date occurs prior to December 31, 2023 as the result of a Change of Control, the Company shall prepare and deliver to Seller the Final Report within 30 days of (i) the date on which the parties first entered into a definitive agreement for such Change of Control or (ii) in the case of a Change of Control that does not occur pursuant to a definitive agreement, the date of such Change of Control, but in either case not earlier than March 15 of the year following the Reserve Cover End Date. Further, in the event that the Reserve Cover End Date occurs prior to December 31, 2023 as the result of a commutation of the obligations under the P&C Reinsurance Agreements (other than an Agreed Termination), the Company shall prepare and deliver to Seller the Final Report within 30 days of the date on which the event giving rise to such commutation occurs, but in any case not earlier than March 15 of the year following the Reserve Cover End Date. An illustrative calculation of the Reserve Cover Payment is attached as Schedule 1.06.

(b)               Following delivery of the Final Report, the Company shall and shall cause the Company Subsidiaries to (i) promptly provide to Seller and Seller’s Representatives copies of such additional work papers and other documents relating to the preparation of the Final Report as Seller may reasonably request, and (ii) make relevant personnel reasonably available to Seller and Seller’s Representatives for the purpose of providing such other information as they may reasonably request. In the event that Seller has any disagreement with the Final Report, Seller shall give written notice thereof (a “Notice of Disagreement”) to the Company within 60 days after the Final Report has been delivered to Seller. The Notice of Disagreement shall set forth the reasons for the disagreement and shall specify the adjustments to the End Date Economic Reserves, the Reserve Cover Amount and the Reserve Cover Payment that Seller believes should be made. If Seller does not deliver a Notice of Disagreement within such 60-day period, the Company’s calculations contained in the Final Report shall be deemed final and binding on the parties.

(c)               If Seller disagrees with all or any portion of the Final Report and provides a Notice of Disagreement in accordance with Section 1.06(b), Seller and the Company shall negotiate in good faith to reach an agreement during the 60-day period following delivery of the Notice of Disagreement. If Seller and the Company are unable to reach agreement within 60 days after delivery of the Notice of Disagreement, either the Company or Seller may refer any unresolved disputed items to an Independent Arbitrator. Once engaged, the Company and Seller will direct the Independent Arbitrator to render a determination within 60 Business Days of its retention, and the Company, Seller and their respective Representatives will cooperate with the Independent Arbitrator during its engagement pursuant to this Section 1.06(c). The Company, on the one hand, and Seller, on the other hand, shall each submit a binder to the Independent Arbitrator within 10 Business Days after the Independent Arbitrator’s engagement pursuant to this Section 1.06(c), which binder shall contain their respective computations of the disputed items identified in the Notice of Disagreement and information, arguments and support for their respective positions, and shall concurrently deliver a copy thereof to the other party. Each of the Company and Seller shall then be given an opportunity to supplement the information, arguments and support included in its binder with one additional submission to respond to any arguments or positions taken by the other party in its binder, which supplemental information shall be submitted to the Independent Arbitrator (with a copy thereof to the other party) within five Business Days after the first date on which both the Company and Seller have submitted their respective binders to the Independent Arbitrator. The Independent Arbitrator shall thereafter be permitted to request additional or clarifying information from each of the Company and Seller, and each of the Company and Seller shall cooperate and shall cause their respective Representatives to cooperate with such requests of the Independent Arbitrator. The Independent Arbitrator shall determine, based solely on such binders presented and upon information received in response to such requests for additional or clarifying information, and not by independent review, only those issues in dispute referred to the Independent Arbitrator pursuant to this Section 1.06(c) and shall render a written report to Company and Seller (the “Final Decision”) which shall set forth, in reasonable detail, the Independent Arbitrator’s determination with respect to each of the disputed items or amounts specified in the Notice of Disagreement. In resolving any disputed item referred to it pursuant to this Section 1.06(c), the Independent Arbitrator (i) shall be bound to the terms of this Agreement, (ii) shall limit its review to matters specifically set forth in the Notice of Disagreement and referred to it pursuant to this Section 1.06(c), (iii) shall, in the case of a dispute with respect to the End Date Economic Reserves, select whichever of the two proposed End Date Economic Reserve amounts it believes is closer to the best estimate of the End Date Economic Reserves, based on actuarial assumptions that incorporate a 50% confidence level, or central best estimate, and (iv) shall, in the case of a dispute with respect to the Reserve Cover Amount or the Reserve Cover Payment that is separate from any dispute regarding the amount of the End Date Economic Reserves, resolve the dispute by selecting the position presented by one of the parties that the Independent Arbitrator believes best reflects the intent of the relevant provisions of this Agreement. For the avoidance of doubt, the parties intend for any dispute submitted to the Independent Arbitrator pursuant to this Section 1.06(c) to be resolved by “baseball” arbitration, and therefore the Independent Arbitrator shall not assign a value to any item other than the value for such item claimed by either the Company or Seller. The Final Decision, absent fraud or manifest error, shall be final and binding upon the Company and Seller and shall be deemed a final arbitration award that is binding on each of the Purchasers, the Company and Seller, and no party shall seek further recourse to courts, other tribunals or otherwise with respect to the Final Decision, other than to enforce the Final Decision. Judgment may be entered to enforce the Final Decision in any court having proper jurisdiction.

(d)               In connection with disputes under Section 1.06(c), the fees and costs of the Independent Arbitrator shall be shared equally by the Company and Seller.

(e)               If the Final Report (in the circumstances set forth in the last sentence of Section 1.06(b)) or the Final Decision (in the circumstances set forth in Section 1.06(c)) reflects a Reserve Cover Payment of greater than $0, then within 30 days following the determination of the Reserve Cover Payment, Seller shall contribute an amount (for no additional Units) equal to the Reserve Cover Payment to Fortitude Re on behalf of the Purchasers and 2018 Buyer by wire transfer of immediately available funds or through transfer of marketable securities that are reasonably acceptable to the Company and that would then qualify to be held in the LPT Accounts (valued at their then-fair market value), as follows. First, any Reserve Cover Payment will be deposited into the LPT Accounts to the extent of any shortfall in the required balance of such accounts as of such time. To the extent that any portion of the Reserve Cover Payment remains after such funding, then (i) if Fortitude Re does not then have an Acceptable Rating (as defined in the Amended LPT Assets Management Agreement), such portion shall be deposited by Seller on behalf of Fortitude Re into a trust (the “Back-up Trust”) for the benefit of the Ceding Companies under the P&C Reinsurance Agreements, and (ii) if Fortitude Re does then have an Acceptable Rating, such portion shall be paid by Seller directly to Fortitude Re. Fortitude Re may direct that amounts in the Back-up Trust be used to pay any quarterly settlement due from Fortitude Re to the Ceding Companies in connection with the P&C Reinsurance Agreements and Amended LPT Assets Management Agreement. In addition, the Back-up Trust will be available to be drawn by the Ceding Companies in the event of any failure by Fortitude Re to pay amounts due under the P&C Reinsurance Agreements and Amended LPT Assets Management Agreement. The assets in the Back-up Trust will be subject to the same investment guidelines that apply to the existing LPT Accounts, and asset allocations and concentration limits will be determined on an aggregate basis with the LPT Accounts. Any remaining balance in the Back-up Trust will be released to Fortitude Re upon termination of the P&C Reinsurance Agreements. Except as otherwise set forth in this Section 1.06(e), the agreement for the Back-up Trust will be in the form of, and otherwise satisfy the requirements for, a NY Reg. 114 trust agreement. Seller and the Company shall cause the relevant Ceding Companies and Fortitude Re, respectively, to enter into the foregoing agreement. Notwithstanding the foregoing, in the event the Reserve Cover End Date occurs prior to December 31, 2023 as the result of a Change of Control, no payment shall be due from Seller prior to the date the Change of Control occurs. If a definitive agreement providing for a Change of Control is terminated prior to the completion thereof, then the Reserve Cover End Date shall not be deemed to have been accelerated and the provisions of this Section 1.06 shall continue in full force and effect.

(f)                Notwithstanding Section 1.06(e), in the event of a commutation of the obligations under the P&C Reinsurance Agreements prior to December 31, 2023 (other than an Agreed Termination), no Reserve Cover Payment shall be due prior to the later of (i) March 31, 2024 and (ii) 10 Business Days after the date that all Special Termination Payments (as defined in the P&C Reinsurance Agreements) are indefeasibly paid by Fortitude Re to the applicable Ceding Companies. In the event that the aggregate amount paid by Fortitude Re is less than the amount of Special Termination Payments due the Ceding Companies upon such commutation pursuant to the P&C Reinsurance Agreements, as a result of the insolvency of Fortitude Re or otherwise, the Reserve Cover Payment will be automatically reduced by such deficiency. Seller shall contribute an amount (for no additional Units) equal to the Reserve Cover Payment (as adjusted pursuant to the preceding sentence, if applicable) to Fortitude Re (at the time set forth above) on behalf of the Purchasers and the 2018 Buyer by wire transfer of immediately available funds or through transfer of marketable securities that are reasonably acceptable to the Company (valued at their then-fair market value). Notwithstanding the foregoing, in the event of a commutation of the obligations under the P&C Reinsurance Agreements prior to the Reserve Cover End Date as a result of agreement between the Ceding Companies and Fortitude Re (an “Agreed Termination”), Seller’s obligations in respect of the Reserve Cover Payment shall immediately terminate in full without payment, and no party shall have any further rights or obligations pursuant to this Section 1.06. In the event of any conflict between Section 1.06(e) and this Section 1.06(f), this Section 1.06(f) shall control.

(g)               Within 30 calendar days following the end of each calendar quarter (45 calendar days in the case of December 31) of each year prior to the Reserve Cover End Date (each such quarter end, a “Report Date”), the Company shall deliver to Seller a written statement setting forth in reasonable detail, including all supporting calculations and methodology, the End Date Economic Reserves and the Reserve Cover Payment, if any, calculated as of the Report Date. Annually following delivery of each report calculated as of December 31, the Company shall meet with the Seller and its Representatives and review reserve development on the Covered Business occurring during such calendar year.

(h)               For income tax purposes, the parties agree to treat the Reserve Cover Payment as an adjustment to the Carlyle Buyer Purchase Price and the T&D Purchase Price (as applicable), and in respect of 2018 Buyer, as an adjustment to the Purchase Price, as such term is defined in the 2018 Purchase Agreement, followed by a capital contribution by Carlyle Buyer, T&D and 2018 Buyer directly or indirectly to the Company and, in turn, to Fortitude Re, and shall take no tax position inconsistent therewith.

ARTICLE II

Representations and Warranties Relating to Seller and the Purchased Units

Except as set forth in the Seller Disclosure Schedule (subject to the second sentence of Section 10.06(a)), Seller hereby represents and warrants to each Purchaser, as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

Section 2.01        Organization, Standing and Power. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Seller Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized.

Section 2.02        Authority; Execution and Delivery; Enforceability. Except as set forth in Section 2.02 of the Seller Disclosure Schedule, each of Seller and each Seller Party has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by Seller and each Seller Party of the Transaction Agreements to which it is or will be a party, and the consummation by Seller and each Seller Party of the transactions contemplated by, and the performance by Seller and each Seller Party of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate or other action on the part of Seller and each Seller Party, as applicable. This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which Seller and each Seller Party is or will be a party, such other Transaction Agreements will be, duly executed and delivered by Seller and each Seller Party, and this Agreement constitutes, and upon execution and delivery of the other Transaction Agreements to which Seller and each Seller Party is or will be a party, such other Transaction Agreements will constitute (assuming due authorization, execution and delivery by each other party to such Transaction Agreement), the legal, valid and binding obligation of Seller and each Seller Party, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 2.03        No Conflicts; Consents.

(a)               Provided that all Required Approvals have been obtained, the execution, delivery and performance by Seller and each Seller Party of, and the consummation by Seller and each Seller Party of the transactions contemplated by, the Transaction Agreements to which any of them is or will be a party do not and will not (i) violate or conflict with the organizational documents of Seller or any Seller Party, (ii) violate in any material respect or conflict in any material respect with any Law or Judgment or the terms of any Permit applicable to Seller or any Seller Party or by which any of them or any of their respective properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancelation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets, rights or properties of Seller or any Seller Party, pursuant to, any Contract to which Seller or any Seller Party is a party or by which any of their assets or properties is bound or subject, other than, in the case of clause (iii), any such breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Seller Material Adverse Effect.

(b)               Except as set forth in Section 2.03(b) of the Seller Disclosure Schedule, or as may result from any facts or circumstances solely relating to Purchasers or their respective Affiliates (as opposed to any other third party), the execution and delivery by Seller and the Seller Parties of the Transaction Agreements to which any of them is or will be a party do not, and the performance by Seller and the Seller Parties of, and the consummation by Seller and the Seller Parties of the transactions contemplated by, such Transaction Agreements will not, require any consent of, or filing with, any Governmental Entity to be obtained or made, except where the failure to obtain or make such consents or filings, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Seller Material Adverse Effect.

Section 2.04        The Purchased Units. Seller has good and valid title to all of the Purchased Units, free and clear of all Liens. Other than as required or permitted under the Transaction Agreements, none of the Purchased Units is subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights, registration, transfer or disposition of the Purchased Units.

ARTICLE III

Representations and Warranties Relating to the Company

Except as set forth in the Seller Disclosure Schedule (subject to the second sentence of Section 10.06(a)), the Company hereby represents and warrants to Purchasers, as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

Section 3.01        Organization, Standing and Power.

(a)               Each of the Company and each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of Delaware or the Laws of Bermuda, as applicable. Each of the Company and each Company Subsidiary has full limited liability company power or corporate power, as applicable, and authority to operate its business as now conducted. Each of the Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except when the failure to be so qualified or in good standing would not be reasonably likely to result in a Company Material Adverse Effect.

(b)               Seller and the Company have made available to Purchasers copies of the organizational documents of the Company and each of the Company Subsidiaries, each as amended to date.

Section 3.02        Capitalization.

(a)               There are Ten Thousand (10,000) authorized Units, all of which are issued and outstanding. Seller is the owner, beneficially and of record, of, and has good and valid title to, Eight Thousand and Ten (8,010) Units, free and clear of all Liens. All of the Units have been duly authorized and validly issued, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the organizational documents of the Company or any Contract to which the Company is a party or otherwise bound. There is no Voting Debt of the Company. There are no Convertible Securities of the Company. Except as provided in any Transaction Agreement or the Operating Agreement, there are no outstanding contractual rights or obligations of the Company to repurchase, redeem or otherwise acquire, or to issue, transfer or sell, any membership equity, profits or other limited liability company interests, joint venture interests or other voting or equity interests of the Company or other awards or similar instruments or rights measured by the value of any membership equity, profits or other limited liability company interests or equity interests of the Company.

(b)               The Company is the registered holder and beneficial owner of all issued and outstanding capital stock of each of the Company Subsidiaries, with good and valid title thereto and free and clear of all Liens. All of the issued and outstanding shares of capital stock of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the organizational documents of any of the Company Subsidiaries or any Contract to which a Company Subsidiary is a party or otherwise bound. There is no Voting Debt of any of the Company Subsidiaries. There are no Convertible Securities of any of the Company Subsidiaries. Except as provided in any Transaction Agreement, there are no outstanding contractual rights or obligations of any of the Company Subsidiaries to repurchase, redeem or otherwise acquire, or to issue, transfer or sell, any capital stock, membership interests, partnership interests, joint venture interests or other voting or equity interests of any of the Company Subsidiaries. None of the Company Subsidiaries has any Subsidiaries.

Section 3.03        Authority; Execution and Delivery; Enforceability. Except as set forth in Section 3.03 of the Seller Disclosure Schedule, each of the Company and each Company Subsidiary has all requisite limited liability company or corporate (as applicable) power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by each of the Company and each Company Subsidiary of the Transaction Agreements to which it is or will be a party, and the consummation by each of the Company and each Company Subsidiary of the transactions contemplated by, and the performance by each of the Company and each Company Subsidiary of its obligations under, such Transaction Agreements have been duly authorized by all requisite limited liability company or corporate (as applicable) action on the part of each of the Company and each Company Subsidiary, respectively. This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which the Company or any Company Subsidiary is or will be a party, such other Transaction Agreements will be, duly executed and delivered by the Company or any Company Subsidiary, as applicable, and this Agreement constitutes, and upon execution and delivery of the other Transaction Agreements to which the Company or any Company Subsidiary is or will be a party, such other Transaction Agreements will constitute (assuming due authorization, execution and delivery by each other party to such Transaction Agreement), the legal, valid and binding obligation of the Company or such Company Subsidiary, as applicable, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.04        No Conflicts; Consents.

(a)               Except as set forth in Section 3.04(a) of the Seller Disclosure Schedule, provided that all Required Approvals have been obtained, the execution, delivery and performance by each of the Company and each Company Subsidiary of, and the consummation by each of the Company and each Company Subsidiary of the transactions contemplated by, the Transaction Agreements to which the Company or any Company Subsidiary is or will be a party do not and will not (i) violate or conflict with the organizational documents of the Company or any Company Subsidiary, (ii) violate in any material respect or conflict in any material respect with any Law or Judgment or the terms of any Permit applicable to the Company or any Company Subsidiary or by which the Company’s or any Company Subsidiary’s properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancelation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets, rights or properties of the Company or any Company Subsidiary, pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of its assets or properties is bound or subject, other than, in the case of clause (iii), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)               No material consent of, or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of the Transaction Agreements or the consummation of the Acquisition, except as set forth in Section 3.04(b) of the Seller Disclosure Schedule.

Section 3.05        Financial Statements.

(a)               Seller has made available to Purchasers true and complete copies of (i) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the Locked Box Date and (ii) the related unaudited consolidated statement of income (loss) of the Company and the Company Subsidiaries for the year ended December 31, 2018 (the balance sheet and the related statement referred to in clauses (i) and (ii) of this Section 3.05(a) are collectively referred to herein as the “Company Consolidated Annual Financial Statements”). The Company Consolidated Annual Financial Statements (except as may be indicated therein) have been derived from the Books and Records and prepared in accordance with GAAP, as applied on a consistent basis throughout the period covered thereby and present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of December 31, 2018 and their consolidated results of operations for the year then ended, except (x) that the Company Consolidated Annual Financial Statements do not contain footnotes, (y) that the Company Consolidated Annual Financial Statements do not contain any statement of cash flows, changes in members’ equity or comprehensive income (loss) and (z) as set forth in Section 3.05(a) of the Seller Disclosure Schedule.

(b)               Seller has delivered to Purchasers true and complete copies of (i) the audited balance sheet of Fortitude Re as of the Locked Box Date and (ii) the related statements of income (loss), comprehensive income (loss), shareholders’ equity and cash flows for the year ended December 31, 2018, together with the report of Fortitude Re’s independent auditors thereon (the balance sheet and the related statements referred to in clauses (i) and (ii) of this Section 3.05(b) are collectively referred to herein as the “Fortitude Re Annual Financial Statements” and together with the Company Consolidated Annual Financial Statements, the “Financial Statements”). The Fortitude Re Annual Financial Statements (except as may be indicated therein) have been derived from the Books and Records and prepared in accordance with GAAP, as applied on a consistent basis throughout the period covered thereby, and present fairly, in all material respects, the financial position of Fortitude Re as of December 31, 2018 and its results of operations and cash flows for the year then ended.

(c)               Except (i) for Liabilities set forth on the balance sheet included in the Company Consolidated Annual Financial Statements, (ii) for Liabilities that are otherwise the subject of any other representation or warranty contained in this Article III and are not required to be disclosed pursuant thereto due to qualifications as to “materiality,” “Company Material Adverse Effect,” “Knowledge,” a minimum dollar amount, or other similar qualification or threshold set forth in such representation or warranty, or are expressly disclosed in the Seller Disclosure Schedule in connection therewith, (iii) for Liabilities and obligations incurred in the ordinary course of business since the Locked Box Date, and (iv) Liabilities under any of the terms and conditions of the Transaction Documents, and without limiting Section 8.07 hereof, there are no Liabilities of the Company or the Company Subsidiaries of a type that would be required to be reflected on a balance sheet prepared in accordance with GAAP other than those Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d)               Seller has made available to Purchasers complete copies of (i) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of March 31, 2019, June 30, 2019 and September 30, 2019, (ii) the related unaudited consolidated statements of income (loss) of the Company and the Company Subsidiaries for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, (iii) the unaudited balance sheets of Fortitude Re as of March 31, 2019, June 30, 2019 and September 30, 2019 and (iv) the related statements of income (loss) of Fortitude Re for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019.

(e)               Copies of the financial statements made available to each Purchaser pursuant to Section 3.05(d) are, and copies of the Future Fortitude Re Financial Statements and the Future Company Consolidated Financial Statements when made available to each Purchaser pursuant to Sections 5.02(i) and (j) will be, identical to the copies of such financial statements delivered or provided to the board of directors, board of managers or similar governing body of the Company and the Company Subsidiaries.

(f)                The Books and Records have been maintained in all material respects in accordance with applicable Law.

Section 3.06        Absence of Certain Changes. Except as set forth in Section 3.06 of the Seller Disclosure Schedule, from the Locked Box Date to the date of this Agreement, (a) there has not occurred any event or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) neither Seller nor the Company nor a Company Subsidiary has taken any action or failed to take any action that, if taken or failed to be taken after the date hereof without the consent of Carlyle Buyer, would constitute a breach of Section 5.01(a), Section 5.01(b) or Section 5.01(c) had such Sections been in effect from the Locked Box Date to the date of this Agreement.

Section 3.07        Absence of Litigation. Except as set forth in Section 3.07 of the Seller Disclosure Schedule:

(a)               as of the date hereof, there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing against the Company or any Company Subsidiary that (i) are reasonably expected to result in damages in excess of $1,000,000, or (ii) seek an injunction reasonably expected to materially adversely affect the conduct of the Business; and

(b)               there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller, the Company or any of their Affiliates that question the validity of, or seek injunctive relief with respect to, the Acquisition or any of the Transaction Agreements or the right of Seller or any Seller Party to consummate the Acquisition or enter into any of the Transaction Agreements.

(c)               The representations and warranties contained in this Section 3.07 do not apply to employment, labor and related matters, the subject matter of which is specifically addressed in its entirety and exclusively in Section 3.16.

Section 3.08        Compliance with Laws.

(a)               Except as set forth in Section 3.08 of the Seller Disclosure Schedule, (i) the Company and each of the Company Subsidiaries is, and since its formation has been, in compliance in all material respects with all Laws (including Laws relating to MMS and ECR) applicable to it, its assets and properties and the operation of the Business, and (ii) other than any violations of Law asserted in any pending or threatened Proceeding or claims under any Underlying Policy including, to the extent pending lawsuits brought under life or annuity Underlying Policies are certified or seeking certification as a class (“Class Actions”), those Class Actions set forth in Section 3.08 of the Seller Disclosure Schedule, since February 8, 2018, Seller and its other Affiliates have conducted the Business in compliance with all Laws applicable thereto, except for any such non-compliance that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. As of the date hereof, none of Seller, the Company or any of their Affiliates has received any written notice from any Governmental Entity regarding any actual or alleged violation by the Company or any Company Subsidiary of, or failure by the Company or any of the Company Subsidiaries to comply with, any applicable Law with respect to the Business that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There are no Judgments binding on the Company or any of the Company Subsidiaries or their respective assets or properties as of the date hereof. The Company and the Company Subsidiaries have made all material filings required to be filed with any Insurance Regulator, and true and complete copies of all such material filings made, if any, since February 8, 2018 have been made available to Purchasers. As of the date hereof, no material deficiencies have been asserted by any such Insurance Regulator with respect to such filings that have not been cured or satisfied.

(b)               No director or officer or, to the Knowledge of Seller, any other Representative of the Company or any Company Subsidiary has directly or indirectly (i) used any funds for contributions, gifts, gratuities, entertainment or other expenses related to political activity, in each case in violation of any applicable Laws, (ii) made any payment in violation of any applicable Laws or offered, promised or authorized the payment of anything of value, regardless of form, whether in money, property or services, to or for the benefit of any U.S. or non-U.S. government official or employee, any official or employee of a public international organization, or any political party or candidate for political office in each case in violation of any applicable Laws and for the purpose of influencing any act or decision of such individual or of any governmental body or public international organization, or securing any improper advantage, in order to obtain or retain business or direct business to any person in violation of any applicable Laws, (iii) made any other payment, regardless of form, whether in money, property or services which constitutes criminal bribery under any applicable Laws, or (iv) violated any applicable export control, money laundering or antiterrorism law or regulation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery law or regulation, of any applicable jurisdiction, or any Laws of similar effect.

(c)               The Company and the Company Subsidiaries have made available to each Purchaser (i) true, correct and complete copies of all written correspondence, filings or communications submitted to, or received from, the Bermuda Monetary Authority since February 8, 2018 that relate to (A) MMS or ECR or (B) the payment (or any objections thereto) of a dividend or dividends equal to all or a portion of the Target Distribution Amount and (ii) fair summaries of any oral communications with the Bermuda Monetary Authority since February 8, 2018 that relate to (x) any deficiency, non-compliance, violation, or breach by Fortitude Re of any Laws relating to MMS or ECR or (y) any actual or potential prohibition, delay, conditioning or unwillingness by the Bermuda Monetary Authority to approve the payment of such dividend or dividends by Fortitude Re.

Section 3.09        Permits. Except as set forth in Section 3.09 of the Seller Disclosure Schedule, the Company and the Company Subsidiaries possess all licenses, permits, authorizations and approvals of Governmental Entities (“Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, all of which are valid and in full force and effect, except to the extent such failure to possess any such Permits, or the failure of such Permits to be in full force and effect, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and the Company Subsidiaries are not in default or violation, in any material respect, of any of the Permits, and there is no pending or, to the Knowledge of Seller, threatened Proceeding seeking the revocation, suspension, termination, modification or impairment of any of the Company’s or any Company Subsidiaries’ Permits.

Section 3.10        Contracts.

(a)               Section 3.10(a) of the Seller Disclosure Schedule lists each Contract (other than a Reinsurance Agreement) to which the Company or any Company Subsidiary is a party and under which the Company or any Company Subsidiary has continuing obligations of an amount in excess of $250,000 as of the date hereof (collectively, the “Business Contracts”). Seller has made available to Purchasers a true and correct copy of each such Business Contract as of the date hereof.

(b)               Each Business Contract is in full force and effect and constitutes a valid and binding obligation of each of the Company and each Company Subsidiary party thereto, as applicable, and each of Seller and each Affiliate of Seller party thereto, as applicable, and, to the Knowledge of Seller, each other party thereto, enforceable in accordance with its terms against the Company, such Company Subsidiary, Seller and its Affiliates party thereto, as applicable, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as limited by the Enforceability Exceptions. None of the Company nor any Company Subsidiary, nor Seller or any of its Affiliates, nor, to the Knowledge of Seller, any other party to a Business Contract, is in default or material breach or has failed to perform any material obligation under a Business Contract, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a default or material breach (whether by lapse of time or notice or both). None of the Company or any Company Subsidiary, or Seller or any of its Affiliates, has received written notice of cancellation or termination of any Business Contract.

Section 3.11        Reinsurance. Section 3.11 of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all the Reinsurance Agreements. Seller has made available to Purchasers a true and correct copy of each Reinsurance Agreement as of the date hereof. Each of the Reinsurance Agreements is in full force and effect and constitutes a valid and binding obligation of Fortitude Re and each other party thereto, enforceable against Fortitude Re and each other party thereto in accordance with its terms, except as limited by the Enforceability Exceptions. Neither Fortitude Re nor any other party to any Reinsurance Agreement is in default or material breach or has failed to perform any material obligation under any Reinsurance Agreement and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a default or material breach (whether by lapse of time or notice or both). No party to any Reinsurance Agreement is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding. No party to any Reinsurance Agreement has given or received notice of cancelation or termination thereof. Except as set forth on Section 3.11 of the Seller Disclosure Schedules, as of the date hereof, none of the Reinsurance Agreements has been amended or modified in any respect since the date such Reinsurance Agreement was entered into by Fortitude Re. Fortitude Re has not entered into any ceded reinsurance agreements.

Section 3.12        Assets.

(a)               Except as set forth on Section 3.12(a) of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary owns or has owned or leased any real property, except for Investment Assets.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Subsidiary has good and valid title to, or has a valid leasehold or licensed interest in, all of the material tangible and intangible assets (other than Investment Assets) that are used or held for use by either the Company or the Company Subsidiaries in connection with the business, activities and operations of the Company or the Company Subsidiaries as conducted as of the date hereof and reflected in the Financial Statements, or acquired by the Company or a Company Subsidiary after the Locked Box Date for use in connection with the business, activities and operations of the Company or Company Subsidiaries (collectively, the “Assets”), in each case free and clear of all Liens other than Permitted Liens, except for any Asset disposed of by the Company or the Company Subsidiaries (i) from the Locked Box Date to the date hereof in the ordinary course of business, or (ii) after the date hereof and not in violation of this Agreement.

Section 3.13        Investment Assets.

(a)               Fortitude Re has valid title to all Investment Assets owned by Fortitude Re and held in its general account. The trustee of the Risk Margin Trust Accounts has valid title to all Investment Assets in the Risk Margin Trust Accounts. The applicable Ceding Company has valid title to, or beneficial ownership of, all Investment Assets in its Collateral Account. In each of the foregoing cases, such Investment Assets are held free and clear of all Liens other than Permitted Liens.

(b)               Seller has made available to Purchasers a true and correct list of all (i) Investment Assets owned by Fortitude Re and held in its general account, (ii) Investment Assets owned by Fortitude Re and held in the Risk Margin Trust Accounts, and (iii) Investment Assets allocated to the Collateral Accounts, in each case as of the Locked Box Date.

(c)               Seller has made available to Purchasers true, complete and correct copies of the Investment Guidelines applicable to Fortitude Re’s general account as of the date hereof.

Section 3.14        Intellectual Property. To the Knowledge of Seller, as of the Locked Box Date, the operation of the Business by the Company or Company Subsidiaries has not and does not infringe, misappropriate or otherwise violate in any material respect any Intellectual Property of any third Person, and, to the Knowledge of Seller, no third Person is or has been infringing, misappropriating or otherwise violating in any material respect any Intellectual Property owned by either the Company or any Company Subsidiary.

Section 3.15        Data Security and Privacy. Since their respective dates of formation, the Company and the Company Subsidiaries have been in compliance with any and all applicable Laws, regulatory guidelines, contractual requirements and internal policies applicable to its treatment of any personal information of individuals (including any use, disclosure, storage, protection, security, disclosure, maintenance and disposal of such personal information), except for any such noncompliance that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and as of the date hereof none of Seller, the Company or any Company Subsidiary have received any written claims, notices or complaints relating to such treatment. For purposes hereof, “personal information” has the same meaning as the terms “personal data,” “personal information,” or the equivalent under applicable Law, regulatory guidelines, contractual requirements and internal policies, and may include name, street address, telephone number, email address, social security number, driver’s license number, passport number or customer or account number. True, correct and complete copies of the items listed in part (a) of Section 3.15 of the Seller Disclosure Schedule have been provided to Purchasers, as in effect as of the date hereof (the “Documents”).  The Company and the Company Subsidiaries use a secure information system to implement such Documents, including the procedures set forth in part (b) of Section 3.15 of the Seller Disclosure Schedule.

Section 3.16        Employee Benefits; Employees.

(a)               A true and correct list of each material Seller Benefit Plan as of the date hereof is set forth on Section 3.16(a) of the Seller Disclosure Schedules, and each such Seller Benefit Plan for which the Company or any Company Subsidiary has any Liability is separately identified. None of the Seller Benefit Plans as of the date hereof (x) is sponsored by the Company or any Company Subsidiary or (y) except as set forth on Section 3.16(a) of the Seller Disclosure Schedules, is maintained primarily for the benefit of Employees residing outside of the United States (a “Non-U.S. Benefit Plan”).

(b)               Each Seller Benefit Plan has been established, maintained, funded, operated and administered in respect of the Employees, the Company and the Company Subsidiaries in compliance with its terms and with applicable Law, including ERISA and the Code, except for such noncompliance as, individually or in the aggregate, has not had and would not reasonably be expected to result in any material Liability to the Company or any Company Subsidiary. Each Seller Benefit Plan that is subject to Section 409A of the Code is in substantial documentary and operational compliance with Section 409A of the Code. Neither Seller nor the Company nor any Company Subsidiary has engaged in a transaction with respect to any Seller Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any Company Subsidiary to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a current favorable determination letter from the IRS and, to the Knowledge of the Seller, no event has occurred and no condition exists that would reasonably be expected to adversely affect such favorable determination.

(c)               No Liability (i) under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or (ii) in respect of any “multiemployer plan” (within the meaning of section 3(37) of ERISA), has been or is reasonably expected to be directly or indirectly incurred (including pursuant to the operation of Section 414 of the Code) by the Company or any Company Subsidiary, with respect to any Seller Benefit Plan or otherwise.

(d)               All contributions, premiums, reimbursements or payments in respect of the Employees required to be made under applicable Law or under the terms of any Seller Benefit Plan or related agreement have been timely made in all material respects. Other than routine claims for benefits, there is no material Proceeding in respect of the Employees pending or, to the Knowledge of the Seller, threatened in writing with respect to any Seller Benefit Plan.

(e)               Neither the Company nor the Company Subsidiaries have any obligations for post-employment or retiree welfare benefits other than (i) coverage mandated by applicable Law or (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA).

(f)                Each Non-U.S. Benefit Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except for such noncompliance as, individually or in the aggregate, has not had and would not reasonably be expected to result in any material Liability to the Company or any Company Subsidiary. All contributions required to be made with respect to a Non-U.S. Benefit Plan have been timely made in all materials respects. Neither the Company nor the Company Subsidiaries has incurred any liability in connection with the termination of, or withdrawal from, any Non-U.S. Benefit Plan that has not been satisfied in full. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Benefit Plan, determined as of the end of the Seller’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Benefit Plan allocable to such benefit liabilities, except as has not had and would not reasonably be expected to result in any material Liability to the Company or any Company Subsidiary.

(g)               With respect to the Employees:

(i)               The Company and the Company Subsidiaries did not employ any Employees prior to January 1, 2019.

(ii)              Seller has caused the Company to provide, or make available to, Purchasers a true and complete list of all Employees as of November 1, 2019, specifying for each such Employee the following information: (i) position; (ii) employment status (full-time or part-time, as applicable); (iii) work location (i.e., city and state, and country); (iv) hire date; (v) classification as exempt or non-exempt under the Fair Labor Standards Act and related state Laws; (vi) annual base compensation; (vii) target incentive compensation for 2019 (commission or bonus, as applicable); and (viii) leave status. Except as set forth in Section 3.16(g)(ii) of the Disclosure Schedule, the employment of each Employee is terminable “at will” without any contractual severance being owed to such individual other than wages owed in the ordinary course of business for work performed prior to the date of such termination.

(iii)             The Company does not currently engage, and has not engaged since January 1, 2019, any independent contractors.

(iv)             To the Knowledge of the Seller, there is not currently, nor has there been since January 1, 2019, any pending or threatened (A) strike, slowdown, stoppage, picketing, interruption of work, lockout or any other dispute or controversy with or involving a labor organization or works council or with respect to unionization or collective bargaining; (B) labor-related organizational effort, election activities or request or demand for negotiations, recognition or representation; or (C) grievance, arbitration, administrative hearing, claim of unfair labor practice, or other union-, works-council-, or labor-related Proceeding that, individually or in the aggregate, has had, or would be reasonably expected to result in, any material Liability to the Company or any Company Subsidiary.

(v)              (A) The Company and the Company Subsidiaries are not, and since January 1, 2019 have not been, a party to or bound by any collective bargaining agreement, works council agreement, other agreement or understanding, work rules or practice or arbitration award with any labor union or any other similar organization and (B) none of the Employees is subject to or covered by any such collective bargaining agreement, other agreement or understanding, work rules or practice or arbitration award, or is represented by any labor organization. To the Knowledge of the Seller, no Employees transferred to the Company on January 1, 2019 were represented by a labor union, works council, or other labor-related organization and no Employees’ employment prior to the transfer was governed by a collective bargaining agreement, works council agreement, other agreement or understanding, work rules or practice or arbitration award with any labor union or any other similar organization.

(vi)             As of the date hereof, there is no pending or, to the Knowledge of the Seller, threatened claim, workers’ compensation claim, claim or investigation of wrongful discharge, claim or investigation of employment discrimination or retaliation, claim or investigation of the Company or any Company Subsidiary’s employment practices, including under applicable wage and hour Laws, claim or investigation of the Company or any Company Subsidiary’s immigration practices, claim or investigation of sexual harassment or other employment dispute of similar nature, against the Company or any Company Subsidiary that, individually or in the aggregate, has had, or would be reasonably expected to result in, any material Liability to the Company or any Company Subsidiary.

(vii)           Since January 1, 2019, for Employees located in and outside the United States, the Company and each Company Subsidiary (A) is and has been in compliance with all applicable Laws and orders which relate to employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, worker classification, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions and plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988 and comparable state, local or other Laws), except for such noncompliance as, individually or in the aggregate, has not had and would not reasonably be expected to result in any material Liability to the Company or any Company Subsidiary and (B) is not and has not been (individually or collectively in any respect) liable for any arrears of wages, other compensation or benefits or any Taxes or penalties for failure to comply with any of the foregoing, except for such liability as, individually or in the aggregate, has not had and would not reasonably be expected to result in any material Liability to the Company or any Company Subsidiary.

(viii)           Seller has caused the Company to provide or make available prior to Closing to Purchasers true, correct and complete summaries of all layoffs and other involuntary losses of employment experienced by the Company or any Company Subsidiary or one or more facilities or operating units within any site of employment or facility located in the United States of the Company or any Company Subsidiary during the ninety (90)-day period prior to Closing.

(ix)             To the Knowledge of the Seller, there is not, nor has there been since January 1, 2019, (i) any claim or investigation of sexual harassment or sexual misconduct made against any director, officer or other managerial Employee of the Company or any Company Subsidiary, and (ii) none of Company or any Company Subsidiary has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Employee, officer, director or other individual service provider of the Company or any Company Subsidiary.

(x)              There is no pending or, to the Knowledge of Seller, threatened in writing Proceeding or other claim or investigation against the Company or any Company Subsidiary for actual or possible violation of any Law related to the employment of the Employees, nor, to the Knowledge of the Seller, is there any reasonable basis for any such Action or other claim or investigation, in each case that are reasonably expected to result in damages in excess of $250,000.

(xi)             The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (A) entitle any Employee to severance or any increase in severance, change of control or other similar pay or benefits under, or increase the amount or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any Seller Benefit Plan, (B) result in any forgiveness of indebtedness to any Employee or (C) impose any material restrictions on the right to administer, amend or terminate any Seller Benefit Plan or any Fortitude Benefit Plan.

(xii)             Except as set forth on Section 3.16(g)(xii) of the Seller Disclosure Schedule, (A) the Employees are in all material respects all of the employees of Seller and its Affiliates which primarily provide services in support of the Business, (B) each Employee provides services primarily to the Company and the Company Subsidiaries and (C) the Employees constitute in all material respects all employees reasonably necessary for the continued operation of the Business immediately after the Closing in substantially the same manner as it is conducted as of immediately prior to the Closing.

Section 3.17             Taxes.

(a)              Assuming Fortitude Re is treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 953(d) of the Code, all (i) material Tax Returns required to be filed by or on behalf of the Company or Fortitude Re have been duly and timely filed with the appropriate Governmental Entity (after giving effect to any valid extensions of time in which to make such filings) and such Tax Returns are true, correct and complete in all material respects, (ii) amounts shown on such Tax Returns as due have been fully and timely paid and (iii) material Taxes (whether or not reflected on the Tax Returns) that are required to be paid by either the Company or Fortitude Re have been timely paid.

(b)              Assuming Fortitude Re is treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 953(d) of the Code, each of the Company and Fortitude Re has complied in all material respects with all applicable Laws relating to withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid over.

(c)             The Books and Records contain information with respect to the assets, liabilities, and policyholders of the Company and the Company Subsidiaries as of the Closing Date that is sufficiently complete and accurate to enable the Company and the Company Subsidiaries to comply in all material respects with all withholding, information reporting, and information retention requirements to which each of them is subject under any Law relating to Taxes.

(d)             Except as set forth on Section 3.17(d) of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary is or has been subject to the Tax jurisdiction of any Governmental Entity other than the United States.

(e)             Each of the Company and the Company Subsidiaries is, and has been at all times since its formation, classified as an association taxable as a corporation under Section 7701 of the Code.

(f)              Fortitude Re meets the requirements set out under Section 953(d)(1) of the Code for its most recent taxable year ending prior to the Closing Date and, to the Knowledge of Seller, will meet such requirements for its taxable year which includes the Closing Date. Fortitude Re has filed an election statement to make the election described in Section 953(d) of the Code, however, Fortitude Re has not yet received confirmation that such election was approved and has not yet entered into a closing agreement with respect thereto.

(g)             Except as provided in Section 5.17 hereof, the Tax Sharing Agreements will be terminated as of the Closing Date and the Company and the Company Subsidiaries will not be required to make any payment thereunder after the Closing Date.

(h)             Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code in the two years prior to the date of this Agreement.

(i)             Neither the Company nor any Company Subsidiary has participated in a listed transaction within the meaning of Treasury Regulations section 1.6011-4(b)(2).

Section 3.18           Investment Adviser. Neither the Company nor any Company Subsidiary is engaged in activities for which registration as an investment adviser is required by applicable Law, and neither the Company nor any Company Subsidiary is required to be registered with the SEC under the Investment Company Act.

Section 3.19            Reserves. The reserves for benefits, claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated), claims adjustment expenses, and unearned premiums with respect to business reinsured by Fortitude Re reflected in the Fortitude Re Annual Financial Statements, other than the Covered Business, as to which no representation or warranty is made, (i) were, except as otherwise noted in the Fortitude Re Annual Financial Statements, determined in all material respects in accordance with generally accepted actuarial standards and (ii) satisfied the requirements of all applicable Laws in all material respects; provided, however, that it is acknowledged and agreed that Seller makes no express or implied representation or warranty in this Agreement that any reserves are adequate or sufficient for the purposes for which they were established.

Section 3.20             Actuarial Inputs.

(a)              Section 3.20(a) of the Seller Disclosure Schedule contains a true and correct summary of certain significant inputs (the “Actuarial Inputs”) used in (i) testing the policy reserves for the life, annuity and accident and health risks reinsured by Fortitude Re or (ii) deriving the insurance policy reserves for claims, losses (including incurred, but not reported, losses), and loss adjustment expenses (whether allocated or unallocated) for other classes of business with respect to business reinsured by Fortitude Re as of the Locked Box Date. The Actuarial Inputs were generated from the same underlying sources and systems that were utilized by the Company to prepare the Company Consolidated Annual Financial Statements and the Fortitude Re Annual Financial Statements.

(b)             Prior to the execution of the 2018 Purchase Agreement, Seller delivered to 2018 Buyer true and correct copies of the actuarial reports set forth in Section 3.14 of the Seller Disclosure Schedule to the 2018 Purchase Agreement (the “Actuarial Reports”), and as of the date hereof none of the Independent Actuaries has furnished to Seller or any of its Affiliates any addenda, supplements and modifications to such Actuarial Reports prepared by the respective Independent Actuary. As of the date hereof, no Independent Actuary has notified Seller or any of its Affiliates in writing that the Actuarial Reports prepared by such Independent Actuary are inaccurate in any material respect. The factual information and data provided by Seller and its Affiliates in writing to the Independent Actuaries in connection with the preparation of the Actuarial Reports was (i) generated from the same underlying sources and systems that were utilized by Seller and Fortitude Re to prepare the audited balance sheet of Fortitude Re as of March 31, 2018 and (ii) after giving effect to any supplements given or corrections made by Seller or its Affiliates to the Independent Actuaries prior to issuance of the applicable Actuarial Reports (or any subsequent addenda, supplements or modifications) and other than information that was (x) provided by or on behalf of policyholders of the Underlying Policies (whether provided directly to Seller or its Affiliates or through agents, brokers or other producers) or that was set forth in Section 3.14 of the Seller Disclosure Schedule to the 2018 Purchase Agreement and (y) not known by Seller or any of its Affiliates to contain any specific inaccuracy, complete and correct in all material respects as of the date so provided, subject, in the case of the foregoing clauses (a) and (b), to any limitations and qualifications contained in the Actuarial Reports.

(c)             Seller has made available to Purchasers true and correct copies of (i) the actuarial appraisal report covering certain interest-sensitive whole life business, dated September 13, 2019, prepared by Oliver Wyman, (ii) the actuarial appraisal report covering the deferred and payout annuity business, dated September 17, 2019, prepared by Oliver Wyman and (iii) the Willis Towers Watson memoranda entitled “FRL Treaty Changes – Willis Towers Watson Review” dated October 10, 2019 (each of the reports referenced in (i) – (iii) collectively referred to as the “Bounty Actuarial Reports”), and as of the date hereof none of the Independent Actuaries has furnished to Seller or any of its Affiliates any addenda, supplements and modifications to such Bounty Actuarial Reports prepared by the respective Independent Actuary; provided however, each Purchaser acknowledges that such addenda, supplements and modifications are being prepared by the respective Independent Actuaries.

Section 3.21            Brokers. Except as set forth on Section 3.21 of the Seller Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisition based upon arrangements made by or on behalf of Seller or any of its Affiliates (including the Company).

ARTICLE IV

Representations and Warranties of Purchasers and Carlyle Holdings

Section 4.01            Representations and Warranties of Each Purchaser. Each Purchaser, solely with respect to itself, its Affiliates, and its and their respective businesses (and not with respect to the other Purchaser or such other Purchaser’s Affiliates or their respective businesses) hereby represents and warrants to Seller and to the other Purchaser, as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

(a)              Organization, Standing and Power; Capital Structure. Purchaser and each Purchaser Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect. Section 4.01 of the Carlyle Buyer Disclosure Schedule and the T&D Disclosure Schedule sets forth, in each case as of the date hereof and as to the applicable Purchaser, (a) all of the authorized equity interests of such Purchaser, and (b) all of the equity interests of such Purchaser that are issued and outstanding, together with the registered holder thereof.

(b)             Authority; Execution and Delivery; and Enforceability. Each of Purchaser and each Purchaser Party has all requisite corporate or other entity power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by Purchaser and each Purchaser Party of the Transaction Agreements to which it is or will be a party, and the consummation by Purchaser and each Purchaser Party of the transactions contemplated by, and the performance by Purchaser and each Purchaser Party of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate or other entity action on the part of Purchaser and each Purchaser Party, as applicable. This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which Purchaser and each Purchaser Party is or will be a party, such other Transaction Agreements will be, duly executed and delivered by Purchaser and each Purchaser Party, and this Agreement constitutes, and upon execution and delivery of the other Transaction Agreements to which Purchaser and each Purchaser Party is or will be a party, such other Transaction Agreements will constitute (assuming due authorization, execution and delivery by each other party to such Transaction Agreement), the legal, valid and binding obligation of Purchaser and each Purchaser Party, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c)              No Conflicts; Consents.

(i)               Provided that all Required Approvals have been obtained, the execution, delivery and performance by Purchaser and each Purchaser Party of, and the consummation by Purchaser and each Purchaser Party of the transactions contemplated by, the Transaction Agreements to which Purchaser or any Purchaser Party is or will be a party do not and will not (A) violate or conflict with the organizational documents of Purchaser or any Purchaser Party, (B) violate in any material respect or conflict in any material respect with any Law or Judgment or the terms of any Permit applicable to Purchaser or any Purchaser Party or by which its properties or assets is bound or subject or (C) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancelation of, or result in the creation of any Lien on any of the assets or properties of Purchaser or any Purchaser Party pursuant to, any material contract of Purchaser or any Purchaser Party, other than, in the case of clause (C), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(ii)              Except as set forth in Section 4.01(c)(ii) of the Carlyle Buyer Disclosure Schedule (with respect to Carlyle Buyer) or the T&D Disclosure Schedule (with respect to T&D), or as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any other third party), the execution and delivery by Purchaser and the Purchaser Parties of the Transaction Agreements to which any of them is or will be a party do not, and the performance by Purchaser and the Purchaser Parties of, and the consummation by Purchaser and the Purchaser Parties of the transactions contemplated by, such Transaction Agreements will not, require any consent of, or any filing with, any Governmental Entity to be obtained or made, except where the failure to obtain or make such consents or filings, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(iii)            Purchaser possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, all of which are valid and in full force and effect, except for such failures to own, lease or otherwise hold such Permits, individually or in the aggregate, as would not have, and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(d)              Absence of Litigation. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that question the validity of, or seek injunctive relief with respect to, the Acquisition or any of the Transaction Agreements or the right of Purchaser or any Purchaser Party to consummate the Acquisition or enter into any of the Transaction Agreements.

(e)              Securities Matters. The Purchased Units are being acquired by Purchaser for its own account and without a view to the public distribution or sale of the Purchased Units or any interest in them. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Units, and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Units. Purchaser understands that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Purchased Units other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of applicable state, federal and foreign securities Laws.

(f)              Financial Ability. The obligations of Purchaser to effect the transactions contemplated by this Agreement and the other Transaction Agreements are not conditioned upon the availability to Purchaser of any debt, equity or other financing in any amount whatsoever.

Section 4.02             Representations and Warranties of Carlyle Buyer. Carlyle Buyer hereby represents and warrants to Seller and T&D, as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

(a)             Equity Financing. Carlyle Buyer has delivered to Seller true, correct and complete copies of the fully executed Carlyle Fund Subscription Agreements from each of the Carlyle Buyer Investors pursuant to which each of the Carlyle Buyer Investors has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Carlyle Buyer, in the amount set forth in the applicable Carlyle Fund Subscription Agreement (the “Financing”). As of the date hereof, each of the Carlyle Fund Subscription Agreements is valid and binding and in full force and effect and, assuming the accuracy of the representations and warranties of Seller and the Company contained in ARTICLE II and ARTICLE III, the compliance by Seller and the Company with their respective covenants as set forth herein and the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, to the Knowledge of Carlyle Buyer no event has occurred that, with or without notice, lapse of time or both, would constitute a default, breach or failure to satisfy a condition precedent under the terms and conditions of the Carlyle Fund Subscription Agreements, other than any such default, breach or failure that has been waived by the Carlyle Buyer Investors or otherwise cured in a timely manner by Carlyle Buyer to the satisfaction of the Carlyle Buyer Investors. Except as set forth or described in the Carlyle Fund Subscription Agreements, there are no contingencies or conditions precedent to the obligations of the Carlyle Buyer Investors to provide the Financing or that would permit the Carlyle Buyer Investors to reduce the total amount of the Financing. No Carlyle Buyer Investor has requested to be excused from providing the Financing or indicated to Carlyle Buyer that it may not be able to provide the Financing. Except as set forth in Section 4.02(a) of the Carlyle Buyer Disclosure Schedule and the Carlyle Fund Subscription Agreements, there are no side letters or other agreements, contracts or arrangements to which Carlyle Buyer or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing or the obligations of the Carlyle Buyer Investors in regards to interacting with Governmental Entities in connection with the transactions contemplated hereby. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Carlyle Buyer or any of its Affiliates or any other financing or other transactions be a condition to any of Carlyle Buyer’s obligations under this Agreement. When funded in accordance with, and subject to, the terms and conditions of the Carlyle Fund Subscription Agreements, the Financing will provide Carlyle Buyer at the Closing with acquisition financing on the Closing Date sufficient to pay the Carlyle Buyer Purchase Price and all related transaction expenses.

(b)              Ownership of Carlyle Buyer. Carlyle Buyer has delivered to Seller a true and complete list of the Persons that will own, beneficially and of record, all of the interests in Carlyle Buyer.

(c)              Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the purchase and sale of the Carlyle Buyer Purchased Units based upon arrangements made by or on behalf of Carlyle Buyer.

Section 4.03             Representations and Warranties of T&D. T&D hereby represents and warrants to Seller and Carlyle Buyer, as of the date hereof and as of the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

(a)              Financial Ability. At the Closing, T&D will have sufficient funds to pay the T&D Purchase Price.

(b)             Ownership. T&D Holdings or one of its wholly owned subsidiaries is the owner, beneficially and of record, of, and has good and valid title to, all of the equity interests of T&D.

(c)              Brokers. Other than Citigroup Global Markets Inc., whose fees and expenses will be paid solely by T&D or its Affiliates, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the purchase and sale of the T&D Purchased Units based upon arrangements made by or on behalf of T&D.

Section 4.04             No Additional Representations. Each Purchaser acknowledges and agrees that (a) none of Seller, the Company, the other Purchaser or any other Person has made any representation or warranty, express or implied, as to the Company or the accuracy or completeness of any information regarding the Company furnished or made available to such Purchaser and its Representatives, except as expressly set forth in this Agreement and the other Transaction Agreements and (b) such Purchaser has not relied on any representation or warranty from Seller, the Company, the other Purchaser or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement and the other Transaction Agreements. Without limiting the generality of the foregoing, each Purchaser acknowledges that none of Seller, the Company, the other Purchaser or any other Person has made any representation or warranty, express or implied, as to the financial projections, forecasts, cost estimates and other predictions relating to the Company delivered or made available to such Purchaser or as to the probable success or profitability of the Company. Each Purchaser (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its business and (ii) has been furnished with or given adequate access to such information about the Company and its business as it has requested. Carlyle Buyer acknowledges that it is not relying on any representation, warranty or covenant provided by any party to this Agreement in connection with the acceptance by Carlyle Buyer of 2018 Buyer’s Units in exchange for interests in Carlyle Buyer, and Carlyle Buyer will not have any claim against any party pursuant this Agreement in connection with such contribution and exchange between Carlyle Buyer and 2018 Buyer.

Section 4.05             Representations of Carlyle Holdings. Carlyle Holdings hereby represents and warrants to Seller as follows:

(a)              Organization. Carlyle Holdings is duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties in all material respects.

(b)             Corporate Authorization and No Contravention. Carlyle Holdings has all requisite power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations set forth herein have been duly and validly authorized by the general partner of Carlyle Holdings and no other proceedings on the part of Carlyle Holdings are necessary to authorize this Agreement or the performance of Carlyle Holdings of its obligations hereunder, and such execution, delivery and performance do not contravene or constitute a default under (i) any applicable Law, rule or regulation, (ii) its organizational documents or (iii) any material agreement, material Contract, order or other material instrument to which it is a party or its property is subject, except where such contravention or default would not have a material adverse effect on the financial condition, business or operations of Carlyle Holdings, taken as a whole.

(c)               No Consent Required. No approval or authorization by, or filing with, any Governmental Entity is required to be obtained or made by Carlyle Holdings in connection with the execution, delivery and performance by Carlyle Holdings of its obligations set forth in this Agreement.

(d)              Sufficient Funds. Carlyle Holdings has available, and will continue to have available through and at such time that the Carlyle Buyer Termination Fee becomes payable pursuant to Section 7.02(c), unencumbered cash or cash equivalents, lines of credit or other sources of immediately available funds that are sufficient to permit Carlyle Holdings to pay the Carlyle Buyer Termination Fee contemplated by Section 7.02(c). The obligations of Carlyle Holdings hereunder are not subject to any condition regarding Carlyle Holdings’ ability to obtain financing for the payment of the Carlyle Buyer Termination Fee. There is no Law or obligation (contractual or otherwise) in effect which would prevent or restrict, delay or otherwise limit (or would have the effect of preventing, restricting, delaying or otherwise limiting) Carlyle Holdings’ ability to pay the Carlyle Buyer Termination Fee as contemplated by Section 7.02(c).

ARTICLE V

Covenants

Section 5.01           Covenants Relating to Conduct of Business. During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as set forth in Section 5.01 of the Seller Disclosure Schedule, as otherwise expressly required or permitted by the terms of this Agreement or required by applicable Law or Judgment, or with the prior written consent of Carlyle Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); it being agreed that the inability to procure consent thereto from any third party shall not constitute a reasonable basis for Carlyle Buyer to withhold, delay or condition such consent:

(a)               except as contemplated under this Agreement, Seller shall cause the Company and the Company Subsidiaries to conduct their business in the ordinary course of business;

(b)               as applicable, except as expressly contemplated under this Agreement, the Company shall not, and Seller shall cause the Company and the Company Subsidiaries not to:

(i)                split, combine or reclassify, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, the outstanding Units of the Company or any of the outstanding capital stock or other equity interests of the Company Subsidiaries;

(ii)               repurchase, redeem or otherwise acquire, or issue, grant, transfer or sell, or agree or promise to acquire, or issue, grant, transfer or sell, any capital stock, Units, partnership interests, profits or other limited liability company interests, joint venture interests or other voting or equity interests of the Company or any Company Subsidiary, or any awards or similar instruments or rights measured by the value of any membership equity, profits or other limited liability company interests or equity interests of the Company or any Company Subsidiary;

(iii)             manage its Investment Assets (other than any Investment Assets managed by Carlyle or its Affiliates) other than in material compliance with the Investment Guidelines or make any material change to the Investment Guidelines;

(iv)             pay or suffer, or incur any obligation to pay or suffer, any Leakage;

(v)               (A) grant, increase or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, cash or equity-based awards, retention, change in control or severance pay, other compensation, retirement, pension or deferred compensation, or other benefits payable or potentially available to any Employee, including any increase or change pursuant to any Seller Benefit Plan, other than with respect to any Employee with annual base salary of less than $300,000 in the ordinary course of business consistent with past practice, (B) establish, adopt, materially increase or amend (or promise to take any such action(s)) any Seller Benefit Plan in respect of any Employee, except as would not result in any material Liability or material increase in costs for the Company or any Company Subsidiary or except for changes to Seller Benefit Plans that are generally applicable to all participants in such plans who are employed by Seller and its Affiliates, (C) establish, adopt or enter into any collective bargaining or similar labor agreement covering any Employees, (D) other than as contemplated by Section 5.13, transfer the employment (x) to the Company or any Company Subsidiary, of any employee of Seller or any of its Affiliates (other than the Company or any Company Subsidiary) who does not provide services primarily to the Business as of the date hereof, or (y) from the Company or any Company Subsidiary, of any Employee, to Seller or any of its Affiliates (other than the Company, any Company Subsidiary, any Transition Employer or as otherwise contemplated by Section 5.13), or (E) take any other action in respect of any compensation or employee benefits of the Employees that otherwise requires the approval of the Carve-out Committee without such approval, and, with respect to each of clauses (A) through (E) above, except as required by Law or by any Contract in existence on the date hereof and set forth in Section 3.16(a) of the Seller Disclosure Schedule, or as set forth in Section 5.13(d) of the Seller Disclosure Schedule, or as approved by the Carve-out Committee;

(vi)             enter into, or amend in any material respect, any employment contracts with any executive officers of the Company or any Company Subsidiary, or any Employee with annual base salary of more than $300,000;

(vii)            take any action set forth in Section 7.12(h) of the Operating Agreement, except as approved by the Conflicts Committee or the Carve-out Committee, in each case, to the extent that the Operating Agreement, the 2018 Purchase Agreement or their respective charters expressly requires the approval of the Conflicts Committee or the Carve-out Committee for such action;

(viii)           make any material change in the reserving or financial accounting policies, practices or principles of the Company or any Company Subsidiary, as applicable, in effect on the date hereof, other than changes in the ordinary course of business, any change required by GAAP or Bermuda SAP or any changes that apply generally to similarly situated Subsidiaries of the Seller; or

(ix)              enter into any legally binding commitment with respect to any of the foregoing.

(c)              except as expressly contemplated under this Agreement, Seller shall not, and Seller shall cause its applicable Affiliates not to:

(i)                transfer, issue, sell, pledge, encumber or dispose of, or authorize, agree to or promise the transfer, issuance, sale, pledge, encumbrance or disposition of, any Units or other securities of the Company or any Company Subsidiary or grant options, warrants, calls or other rights to purchase or otherwise acquire any Units or other securities of the Company or any Company Subsidiary, or any awards or similar instruments or rights measured by the value of any membership equity, profits or other limited liability company interests or equity interests of the Company or any Company Subsidiary;

(ii)              manage any Investment Assets in the Collateral Accounts (other than any Investment Assets managed by Carlyle or its Affiliates) other than in material compliance with the applicable guidelines set forth in the Reinsurance Agreements; or

(iii)              enter into any legally binding commitment with respect to any of the foregoing.

(d)             The Company shall hold meetings (either in-person or by teleconference) with T&D at least once per month during which Representatives of the Company shall provide T&D with information regarding any changes or updates to the Business and matters discussed with the board of directors of the Company (subject, however, to the protection of legal privileges or similar protections) that have occurred since the prior meeting (or with respect to the first meeting, since the date hereof) and shall answer and respond to reasonable questions T&D or any of its Representatives may have with respect to the Business.

(e)               The Company shall, and shall cause the Company Subsidiaries to, make available to each Purchaser all documents and materials distributed during any meeting of the board of directors (or similar governing body) of the Company or any Company Subsidiary or any of its committees, and copies of any meeting minutes or written consents of such board (or similar governing body) or any of its committees; provided, however, that with respect to any matters, should there be a reasonable concern regarding the protection of applicable legal privileges (such as those governing attorney-client communications) or similar protections, such Purchaser shall not be entitled to receive meeting materials or written consents related to such matters.

(f)                Any approvals by (i) 2018 Buyer or (ii) the Managers appointed by 2018 Buyer, pursuant to the terms of the Operating Agreement shall be deemed the consent of Carlyle Buyer for purposes of this Section 5.01.

Section 5.02             Access to Information; Books and Records.

(a)              From the date of this Agreement until the Closing Date, Seller shall, and shall cause the Company and the Company Subsidiaries to, maintain the Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained prior to the execution of this Agreement. From the date of this Agreement until the Closing Date, the Seller shall cause the Company to give each Purchaser and its authorized Representatives, upon reasonable advance written notice and during regular business hours, reasonable access to the Books and Records; provided that any such access shall be conducted at such Purchaser’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues), and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Company.

(b)             Notwithstanding Section 5.02(a), during the period prior to the Closing, the Company shall have no obligation under this Agreement to make available to any Purchaser or its Representatives, or to provide any Purchaser or its Representatives with access to or copies of (i) any personnel file, medical file or related records of any employee of Seller or its Affiliates (including the Company), (ii) any Tax Return filed by Seller or any of its Affiliates (other than the Company) or predecessors, or any related material (except solely for Tax records of, or solely with respect to, Fortitude Re, including pro forma copies of Tax Returns prepared solely with respect to Fortitude Re) or (iii) any other information if Seller determines, in its reasonable judgment, that making such information available would (A) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or (B) contravene any applicable Law, Judgment or any fiduciary duty, it being understood that with respect to the items described in the preceding clauses (i) through (iii), Seller and the Company shall (x) cooperate with any requests for, and use its reasonable best efforts to obtain any, waivers and (y) use its reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable any otherwise required disclosure to a Purchaser to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Judgment or fiduciary duty.

(c)              Except as contemplated by the Separation Plan, as agreed to by the Carve-out Committee or as provided in accordance with another Transaction Agreement, (i) at the Closing, Seller shall cause all Books and Records in the possession of Seller or any of its Affiliates (other than the Company) to be delivered to the Company or in the alternative to one or more of the Company Subsidiaries (as may be directed by the Company) and (ii) as promptly as practicable following the Closing, Seller shall use reasonable best efforts to cause any Books and Records in the control (but not possession at Closing) of Seller or any of its Affiliates (other than the Company) to be delivered to the Company or in the alternative to one or more of the Company Subsidiaries (as may be directed by the Company). Notwithstanding the foregoing, Seller and its Affiliates shall not be required to transfer any Books and Records that are not permitted to be disclosed or transferred under applicable Law until such time as such Books and Records are permitted to be transferred (at which time, without further request, such Books and Records shall be transferred to the Company, or if the Company so directs, to one or more Company Subsidiaries). In addition to the provisions of the Amended and Restated Operating Agreement, from and after the Closing Date, subject to Section 5.02(f), upon reasonable advance written notice and during regular business hours, in connection with any reasonable business purpose, Seller shall, and shall cause its Affiliates to, (i) provide the Company and the Company Subsidiaries and their Representatives reasonable access to such retained Books and Records and (ii) make available to the Company and the Company Subsidiaries and their Representatives the employees of Seller and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Company, the Company Subsidiaries or their Representatives in connection with the Company’s, the Company Subsidiaries’ or such Representatives’ inquiries for any such reasonable business purposes, including the presence of such persons as witnesses in hearings or trials for such purposes, except in connection with any litigation or dispute between Seller or its Affiliates, on the one hand, and any Purchaser, the Company, the Company Subsidiaries or their Affiliates, on the other hand; provided, however, that such access shall not unreasonably interfere with the business or operations of Seller or its Affiliates.

(d)             In addition to the provisions of (i) Section 5.02(e) and (ii) the Amended and Restated Operating Agreement, from and after the Closing Date, in connection with any reasonable business purpose, including (x) in response to the request or at the direction of a Governmental Entity, (y) the preparation of financial statements, Tax Returns or other documents related to Tax matters or (z) the determination of any matter relating to the rights or obligations of Seller and its Affiliates under this Agreement or any of the other Transaction Agreements (including any claim for indemnity made under or pursuant to this Agreement), subject to Section 5.02(f), upon reasonable advance written notice and during regular business hours, the Company shall, and shall cause the Company Subsidiaries to, (i) give Seller and its Affiliates and Representatives reasonable access to the Books and Records in existence as of the Closing Date (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters), (ii) furnish to the Seller and its Affiliates and Representatives such additional financial data and other information regarding the Company and the Company Subsidiaries and the businesses conducted by them prior to the Closing Date as Seller and its Affiliates or Representatives may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) and (iii) make available to Seller, its Affiliates and Representatives the employees of the Company and the Company Subsidiaries whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Seller or its Affiliates or Representatives in connection with Seller’s, such Affiliates’ or such Representatives’ inquiries for any of the purposes referred to in this Section 5.02(d) above, including the presence of such persons as witnesses in hearings or trials for such purposes, except in connection with any litigation or dispute between Seller or its Affiliates, on the one hand, and the Company or the Company Subsidiaries or their Affiliates, on the other hand; provided, however, that such access shall not unreasonably interfere with the business or operations of the Company or the Company Subsidiaries. Seller shall reimburse the Company promptly for any reasonable out-of-pocket expenses incurred by the Company and the Company Subsidiaries in complying with any request by or on behalf of Seller or its Affiliates or Representatives in connection with this Section 5.02(d).

(e)              Notwithstanding the provisions of Section 5.02(c), Seller and its Affiliates shall have the right to retain copies of all Books and Records (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of the Company and each of the Company Subsidiaries and their respective businesses relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Employees, (ii) as required by any legal or regulatory authority, including any applicable Law or regulatory request or (iii) as may be necessary for Seller and its Affiliates to perform their respective obligations pursuant to this Agreement, the Transaction Agreements or any other agreement between Seller and its Affiliates, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, that will remain in effect after the Closing, in each case subject to compliance with all applicable privacy Laws; provided, that such retained copies shall only be used by Seller and its Affiliates for any reasonable business purpose, including (x) in response to the request or at the direction of a Governmental Entity, (y) the preparation of financial statements, Tax Returns or other documents related to Tax matters or (z) the determination of any matter relating to the rights or obligations of Seller and its Affiliates under this Agreement or any of the other Transaction Agreements (including any claim for indemnity made under or pursuant to this Agreement). Following the Closing, each party shall, with respect to all Books and Records to which another party is entitled to access hereunder, (A) comply in all material respects with all applicable Laws, including the Code, relating to the preservation and retention of records, (B) apply preservation and retention policies that are no less stringent than those generally applied by Seller as of the date hereof and (C) for at least six (6) years after the Closing Date or until notice is received from Seller of the expiration of the applicable statute of limitations for Tax purposes, whichever is later, preserve and retain all Books and Records and thereafter dispose of the Books and Records only after it shall have given the party entitled to access such Books and Records hereunder ninety (90) days’ prior written notice of such disposition and the opportunity (at the removing party’s expense) to remove and retain such information. Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to provide Purchasers, any of their Affiliates nor, following the Closing, the Company or Company Subsidiaries with any consolidated, combined or unitary Tax Returns of Seller or its Affiliates.

(f)              Notwithstanding any other provision of this Agreement, a party hereto shall not be obligated to provide access to any Books and Records or information to the extent that such party determines, in its reasonable judgment, that doing so would violate Law or a Contract of confidentiality owing by such party or its Subsidiaries to a third party or jeopardize the protection of an attorney-client privilege of such party or its Subsidiaries; provided that the party contemplated to provide access shall use reasonable best efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable otherwise required disclosure to the other party or its Representatives to occur without so jeopardizing privilege or contravening such Law, Contract or obligation of confidentiality. The auditors and independent accountants of a party or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.

(g)              Notwithstanding anything to the contrary contained herein or any other Transaction Agreement, to the extent that Seller or any of its Affiliates has retained books, records, files, tapes, software, data, documents, hardware, storage devices or other information, materials or equipment that are not used in the operation of the business of the Company or any of the Company Subsidiaries or required by the Company or any of the Company Subsidiaries for regulatory purposes (“Archived Files”) pursuant to a litigation hold or otherwise, each Purchaser acknowledges and agrees that the Archived Files are solely the property of Seller and may be used by Seller in connection with any reasonable business purpose, including (x) in response to the request or at the direction of a Governmental Entity, (y) the preparation of financial statements, Tax Returns or other documents related to Tax matters or (z) the determination of any matter relating to the rights or obligations of Seller and its Affiliates under this Agreement or any of the other Transaction Agreements (including any claim for indemnity made under or pursuant to this Agreement). Seller agrees to hold all Archived Files in accordance with applicable Law, rules, regulations and Seller’s internal document retention, compliance and business continuity policies and procedures.

(h)            The parties hereto agree that, notwithstanding anything in the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement applicable to each of them are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing (and all information exchanged pursuant to Section 5.02(a) shall be subject to the Confidentiality Agreement), at which time the Confidentiality Agreement shall terminate; provided that the remedies of the parties under the Confidentiality Agreement shall survive the termination thereof with respect to any breach arising prior to such termination. If for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. From and after the Closing, the parties hereto agree to be bound by the confidentiality provisions applicable to Members, as set forth in the Amended and Restated Operating Agreement.

(i)              From the date hereof through the Closing Date, Seller shall make available to Purchasers when available to the Board (i) complete copies of (A) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the end of each calendar quarter and (B) the related unaudited consolidated statement of income (loss) of the Company and the Company Subsidiaries for such calendar quarter (the “Future Company Consolidated Quarterly Financial Statements”), and (ii) complete copies of (A) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the end of each calendar year and (B) the related unaudited consolidated statement of income (loss) of the Company and the Company Subsidiaries for such calendar year (the “Future Company Consolidated Annual Financial Statements”, and together with the Future Company Consolidated Quarterly Financial Statements, the “Future Company Consolidated Financial Statements”).

(j)               From the date hereof through the Closing Date, Seller shall make available to Purchasers when available to the Board (i) complete copies of (A) the unaudited balance sheet of Fortitude Re as of the end of each calendar quarter and (B) the related statement of income (loss) of Fortitude Re for such calendar quarter (the “Future Fortitude Re Quarterly Financial Statements”), and (ii) complete copies of (A) the unaudited balance sheet of the Fortitude Re as of the end of each calendar year and (B) the related statements of income (loss), comprehensive income (loss), shareholders’ equity and cash flows of Fortitude Re for such calendar year (the “Future Fortitude Re Annual Financial Statements”, and together with the Future Fortitude Re Quarterly Financial Statements, the “Future Fortitude Re Financial Statements”).

Section 5.03             Reasonable Best Efforts.

(a)              Subject to the terms and conditions of this Agreement, the parties hereto shall, and shall cause their respective Affiliates and equity investors to, use their reasonable best efforts to (i) take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal and regulatory requirements which may be imposed on such party with respect to the consummation of the Acquisition and the other transactions contemplated by the Transaction Agreements and, subject to the conditions set forth in ARTICLE VI, to consummate the Acquisition, (ii) obtain (and to cooperate with each other party hereto to obtain) as promptly as practicable all consents of, any exemption by, or any waiver from, all Governmental Entities and any consent of, or waiver from, any third party that may be or become reasonably necessary for the execution and delivery of, and the performance of the obligations pursuant to, the Transaction Agreements and the consummation of the Acquisition and the other transactions contemplated by the Transaction Agreements (including payment of the Target Distribution Amount to the Company prior to the Closing) and (iii) take all other steps necessary or appropriate to ensure that the conditions precedent to such party’s obligation to consummate the Closing set forth in ARTICLE VI are satisfied not later than the Outside Date. The parties shall cooperate with the reasonable requests of each other in promptly seeking to obtain all such consents. For the avoidance of doubt, the actions required by the first and second sentences of this Section 5.03(a) shall include amending, modifying or supplementing this Agreement or any other Transaction Agreement, to the extent consistent with an obligation under the common law of the State of New York to use reasonable best efforts. The actions required by the first and second sentences of this Section 5.03(a) shall not include the acceptance by Purchaser or Seller or any of their respective Affiliates (other than the Company) of any requirement to make a contribution of capital to or provide a capital maintenance arrangement for the benefit of the Company or any Company Subsidiary or any item set forth on Section 5.03(a) of the Seller Disclosure Schedule. With respect to the obtaining and making of the consents and notifications referred to in clause (i) of the first sentence of Section 5.03(b), Purchasers shall not be required to take any of the actions required by the first and second sentences of this Section 5.03(a) until Seller informs them of the actions that are so required, based on Seller’s interactions with the relevant Governmental Entities (the “U.S. Required Approval Assistance”). None of the parties shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any consents or waiver that may become reasonably necessary for the execution and delivery of this Agreement, and the performance of the obligations pursuant hereto, and the consummation of the Acquisition.

(b)             Without limiting Section 5.03(a), the parties hereto shall promptly make, and cause their respective Affiliates and equity investors to make, all filings and notifications with all Governmental Entities that may be or may become reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements, including (i)  Seller (x) causing “Form D” or similar transaction notifications to be filed with the states set forth in Section 5.03(b) of the Seller Disclosure Schedule with respect to the transactions contemplated by the Transaction Agreements and (y) providing the prior notifications set forth in Section 5.03(b) of the Seller Disclosure Schedule, (ii) Seller causing the Company to file, and the Purchaser filing, the appropriate notifications with the Bermuda Monetary Authority with respect to the transactions contemplated by the Transaction Agreements, which to the extent practicable shall be filed jointly, (iii) Seller and the applicable Purchaser each making an appropriate filing of a notification and report form if required pursuant to the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party) with respect to the transactions contemplated by the Transaction Agreements and (iv) Seller and the Purchaser each making any other filing that may be required under any antitrust or competition Law or by any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws. Each party shall supply promptly, and shall cause their respective Affiliates and equity investors to supply promptly, any additional information and documentary material that may be requested pursuant to applicable Laws. The parties shall have responsibility for their respective filing fees associated with any required filings or notifications. With respect to the obtaining and making of the consents and notifications referred to in the first sentence of this Section 5.03(b), each party agrees that it shall not make any agreement with any applicable Governmental Entity that would require either of the other parties to take or refrain from taking or agree to take, or for either of the other parties’ respective Affiliates to take or refrain from taking or agree to take, any action or permit or suffer to exist any restriction, condition, limitation or requirement in connection with the transactions contemplated by the Transaction Agreements without first consulting such other party.

(c)              Except as may be prohibited by Law or any Governmental Entity, each of Seller, on one hand, and each Purchaser, on the other hand, shall (i) promptly notify the others of any material communication it or its Affiliates receives from the Bermuda Monetary Authority and, in the case of any U.S. Required Approval Assistance, any other relevant Governmental Entity, in each case, the principal purpose of which relates to the review and requested approval of the transactions contemplated hereby (including dividends or distributions from Fortitude Re), and shall, and shall cause its applicable Affiliates (including the Company and Fortitude Re, as applicable) to, deliver to the other party copies of any material correspondence received by such party or its Affiliates from the Bermuda Monetary Authority and, in the case of any U.S. Required Approval Assistance, any other relevant Governmental Entity the principal purpose of which relates to the review and requested approval of the transactions contemplated hereby (including dividends or distributions from Fortitude Re); provided, that Seller may redact any portion thereof that is not directly or indirectly related thereto, (ii) notify the other parties of its intention to submit or transmit any proposed written communication with the Bermuda Monetary Authority and, in the case of any U.S. Required Approval Assistance, any other relevant Governmental Entity in connection therewith at least five (5) Business Days prior to its anticipated submission or transmission date, and (iii) permit the other parties at their request to review in advance such proposed communication; provided that no party shall be required to disclose to another any of its or its Affiliates’ confidential competitive information or any personally identifiable information of their respective officers, directors or other applicable individuals. Each party shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing; provided that no party shall be required to disclose to any other any of its or its Affiliates’ confidential competitive information or any personally identifiable information of their respective officers, directors or other applicable individuals.

(d)              In the event that a Governmental Entity requires the Purchasers or the Seller or any of their respective Affiliates (other than the Company) to make a contribution of capital to or provide a capital maintenance arrangement for the benefit of the Company or any Company Subsidiary or any item set forth on Section 5.03(a) of the Seller Disclosure Schedule, Seller and the Purchasers shall cooperate in good faith to develop a reasonably designed process under which each of Seller and the Purchasers shall promptly (A) provide information (subject to the other terms and conditions of this Agreement relating to cooperation and sharing of information) reasonably requested by the other to enable the requesting party to analyze the causes and potential implications of such requirement and (B) meet in order to (x) exchange and review their respective views as to such requirement, (y) discuss potential approaches that would avoid such requirement, and (z) negotiate in good faith to attempt to agree to modify the terms of this Agreement and the other Transaction Agreements, on mutually acceptable terms and on an equitable basis to Seller and Purchasers, in a way that would substantially eliminate any such requirement.

(e)              Without limiting its obligations under the 2018 Purchase Agreement, notwithstanding the foregoing provisions of this Section 5.03, Seller may, after reasonable prior notice to and consultation with the Purchasers, in its sole discretion, withhold or delay any filing with, or notification to, any Governmental Entities in respect of the Administrative Services Agreements and TPA Agreements.

(f)               Prior to the consummation of the TPA Transfer (as defined in the 2018 Purchase Agreement), the parties shall and shall cause their respective Affiliates and equity investors to, use their reasonable best efforts to obtain the CFIUS Approval. In furtherance of and, without limiting the foregoing: (1) the parties shall, and shall cause their respective Affiliates and equity investors to, use their respective reasonable best efforts to: (i) as soon as practicable following the Carve-out Committee’s determination to make a regulatory filing with respect to the TPA Transfer pursuant to Section 5.05(f) of the 2018 Purchase Agreement, provide necessary information, support, and assistance with respect to the filing of a draft joint voluntary notice (“Notice”) by the Company and Seller with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the TPA Transfer and the Company’s and Seller’s engagement in the pre-Notice consultation process with CFIUS, (ii) following such pre-Notice consultation, as promptly as practicable after CFIUS notification that the draft Notice is complete, provide necessary information, support, and assistance in the filing with CFIUS of a joint Notice by the Company and Seller as contemplated by 31 C.F.R. § 800.401(a), (iii) promptly and, in all events, consistent with any deadline imposed by CFIUS or other applicable Laws, comply with any reasonable request received from any Governmental Entity for any certification, additional information, documents or other materials in respect of the joint Notice or the TPA Transfer and (iv) ensure that any information furnished by any party or any of their Affiliates or equity investors in respect of this Section 5.03(f) is true, complete and correct in all material respects; and (2) the parties shall, and shall cause their respective Affiliates and equity investors to, use reasonable best efforts to (i) cooperate with each other in connection with the joint Notice filed by the Company and Seller and any such furnishing of information and in connection with resolving any investigation or other inquiry of any Governmental Entity pursuant to the CFIUS Authorities with respect to any such Notice or furnishing of information and (ii) take all mitigation steps requested by CFIUS, or proposed by the parties and accepted by CFIUS, as a condition of obtaining CFIUS Approval; provided, that, in the event CFIUS seeks to impose any mitigation obligations on any party that would reduce or adversely affect such party’s governance or access and information rights, the parties hereto shall confer and consult and use their reasonable best efforts to develop and implement alternative governance arrangements and structures that would provide such party with substantially equivalent rights to the extent practicable. For the sake of clarity, the parties agree that no TPA Transfer shall occur without CFIUS Approval.

Section 5.04            Publicity. No public release or announcement concerning the Acquisition or the other transactions contemplated by the Transaction Agreements shall be issued by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by Law or any Governmental Entity, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each party may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Acquisition and the other transactions contemplated by the Transaction Agreements after reasonable prior notice to and consultation with the other.

Section 5.05             Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Acquisition, including executing and delivering to each Purchaser such assignments, deeds, bills of sales, consents and other instruments as such Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

Section 5.06             Transaction Agreements.

(a)              From the date hereof until the respective execution and delivery thereof, the parties shall negotiate in good faith and use reasonable best efforts to prepare, supplement and finalize those Transaction Agreements and any Exhibits or Schedules to the Transaction Agreements (other than the Carlyle Buyer Disclosure Schedule, T&D Disclosure Schedule and Seller Disclosure Schedule) that the parties agree (as set forth in the respective forms made available to the Purchasers) have not been finalized as of the execution and delivery of this Agreement. The finalized Exhibits or Schedules to the Transaction Agreements shall be attached to the applicable forms of Transaction Agreements and shall be incorporated in the Transaction Agreements executed and delivered by the applicable parties.

(b)              From the date hereof until the Closing, the parties shall negotiate in good faith and use reasonable best efforts to prepare a final form of amendment to the retrocession agreement with respect to ALBA that is reasonably acceptable to the applicable parties (the “Retrocession Amendment”), consistent with the term sheet for the Retrocession Amendment made available to the Purchasers and other customary terms for agreements of a similar nature. Once agreed and finalized, the Retrocession Amendment shall replace the corresponding term sheet made available to the Purchasers.

(c)               From the date hereof until the Closing, the parties shall negotiate in good faith and use reasonable best efforts to prepare a final form of amendment to the Modco Agreements that is reasonably acceptable to the applicable parties (the “Recapture Amendments”), consistent with the term sheet for the Recapture Amendments made available to the Purchasers and other customary terms for agreements of a similar nature. Once agreed and finalized, the Recapture Amendments shall replace the corresponding term sheet made available to the Purchasers.

(d)               From the date hereof until the Closing, T&D shall be given the opportunity to review and comment on any changes to the forms of Transaction Agreements that are proposed to be made during the period between the date hereof until the Closing, other than any changes that are made pursuant to Section 5.03(a).

Section 5.07              Tax Matters.

(a)               Seller shall make a timely and valid election pursuant to Treasury Regulation § 1.1502-36(d)(6)(i)(A) to reduce the basis of the stock of the Company and its Subsidiaries to the extent necessary to prevent any attribute reduction pursuant to Treasury Regulation § 1.1502-36(d)(6) in respect of the Company or Fortitude Re.

(b)              Carlyle Buyer shall be liable for and pay 33%, T&D shall be liable for and pay 17% and Seller shall be liable for and pay 50% of any real property transfer Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax imposed on the transactions contemplated by this Agreement or the other Transaction Agreements.

(c)              If Fortitude Re has not received confirmation prior to the Closing that the election described in Section 953(d) of the Code has been approved by the IRS, the Purchasers shall use reasonable best efforts to obtain such confirmation, including, without limitation, by causing Fortitude Re to post a letter of credit with the IRS necessary to obtain such confirmation. From and after the date that the Company receives such confirmation, it shall not revoke such Section 953(d) election without the prior written consent of Seller.

Section 5.08        Distribution. Prior to Closing, Seller shall cause the Company to, and the Company shall, use its reasonable best efforts to make a cash distribution to Seller in an aggregate amount equal to the Target Distribution Amount in accordance with the terms of the Operating Agreement. The use of such reasonable best efforts shall include holding such meetings and making such filings with the Bermuda Monetary Authority as may be reasonably necessary to seek to cause such distribution to be made prior to or on the Closing Date. For the avoidance of doubt, all distributions made to Seller pursuant to this Section 5.08 shall be deemed to be Permitted Leakage.

Section 5.09        Insurance.

(a)         From and after the Closing Date, the Company and the Company Subsidiaries shall cease to be insured by Seller’s or its Affiliates’ (other than the Company’s and the Company Subsidiaries’) (as the case may be) blanket insurance policies or by any of their self-insured programs in place to the extent such insurance policies or programs cover the Company or any of the Company Subsidiaries. At or prior to the Closing, Seller may cause the Company and the Company Subsidiaries to pay the amounts set forth in Section 5.09(a) of the Seller Disclosure Schedules to Seller or the Affiliates of Seller as directed by Seller.

(b)        With respect to events or circumstances relating to the Company or the Company Subsidiaries that occurred or existed prior to the Closing Date that are covered by (i) occurrence-based third-party liability insurance policies of Seller or its Affiliates (other than the Company and the Company Subsidiaries), (ii) any workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by Seller or its Affiliates and that apply to the locations at which the Company and the Company Subsidiaries operate their respective businesses and (iii) claims made-based liability policies of Seller or its Affiliates, the Company and the Company Subsidiaries may make claims under such policies and programs; provided, however, that by making any such claims, the Company agrees to reimburse Seller for the applicable retention or deductible and any increased costs incurred by Seller or its Affiliates as a direct result of such claims, including any retroactive or prospective premium adjustments resulting from such claims, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to Seller or its Affiliates; and provided, further, that the Company and the Company Subsidiaries shall not make any such claims if, and to the extent that, such claims are covered by insurance policies arranged by Purchasers or their Affiliates. As of the second anniversary of the date hereof, the Company shall no longer have access to (i) such occurrence-based third-party liability insurance policies of Seller or its Affiliates or (ii) such workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs that apply to the locations at which the Company and the Company Subsidiaries operate their respective businesses, and as of the end of the current policy terms of claims made-based liability policies of Seller or its Affiliates, the Company shall no longer have access to such insurance policies, and the Company shall assume full responsibility for, and release Seller and its Affiliates from, all liability for claims, known or unknown, resulting from occurrences prior to the Closing Date. Any claim recovery proceeds received by Seller or any of its Affiliates from its insurers after the Closing for third-party claims under occurrence-based third-party liability insurance policies, workers’ compensation insurance policies or claims made-based liability policies with respect to Losses occurring after the Locked Box Date and prior to the Closing Date in respect of the Company or the Company Subsidiaries shall be paid to the Company, net of the amounts described in the first proviso to the first sentence above.

(c)         Nothing contained in this Section 5.09 shall apply to any debts, liabilities, commitments or obligations of any kind relating to or arising out of any Company E&O Claims, which shall be governed by Section 5.10.

Section 5.10        Company E&O Claims. Effective as of the Closing, (a) the Company shall assume and discharge or perform when due, and shall be liable for and pay, and shall indemnify, defend and hold harmless Seller and its Affiliates from and against, all debts, liabilities, commitments and obligations of any kind relating to or arising out of any Company E&O Claims and (b) Seller and its Affiliates shall no longer have any responsibility of any nature with respect to any Company E&O Claims.

Section 5.11        Intercompany Obligations and Arrangements.

(a)         Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that concurrently with the Closing, the Company and the Company Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Company and the Company Subsidiaries), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate, commute or extinguish all intercompany loans, notes and advances regardless of their maturity, including the repayment of the principal and interest on, and the termination of, the Loan Agreements, and all intercompany receivables and payables, including any accrued and unpaid interest to but excluding the date of payment, for the amount due; provided, however, that this Section 5.11(a) shall not apply to any intercompany loans, notes, advances, receivables or payables (i) set forth in Section 5.11(a) of the Seller Disclosure Schedule, (ii) arising under any Intercompany Agreement set forth in Section 5.11(b) of the Seller Disclosure Schedule or (iii) arising under any Transaction Agreement. To the extent that the amount of any such outstanding intercompany loan, note, advance, receivable or payable cannot be determined by Seller or the Company or any of the Company Subsidiaries or any of their respective Affiliates concurrently with the Closing, such intercompany loan, note, advance, receivable or payable shall be paid in full by Seller, the Company or any of the Company Subsidiaries (as applicable) following the Closing within ten (10) days of the amount due with respect to such intercompany loan, note, advance, receivable or payable being mutually agreed by Seller and the Company.

(b)        Seller and the Company shall, and shall cause their respective Affiliates to, take such actions as may be necessary to terminate or commute, concurrently with the Closing, all Intercompany Agreements; provided, however, that this Section 5.11(b) shall not apply to (i) any Intercompany Agreement set forth in Section 5.11(b) of the Seller Disclosure Schedule or (ii) any Transaction Agreement.

Section 5.12        Mutual Release.

(a)         Effective as of the Closing and subject to the following sentence, Seller, for itself and on behalf of its Subsidiaries and its and their successors, heirs and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have or might have or may assert now or in the future, against the Company and the Company Subsidiaries and their respective successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing Date; provided, however, that nothing contained in this Section 5.12(a) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent related to or arising out of any Contracts or any other claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature as set forth in Section 5.12(a) of the Seller Disclosure Schedule. The foregoing release shall not apply to any claim arising under the terms of any Transaction Agreement (including indemnification claims) or any claim alleging fraud or intentional misconduct. Seller shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Company Releasee based upon any matter released pursuant to this Section 5.12(a). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Seller Releasor or Company Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(b)         Effective as of the Closing and subject to the following sentence, the Company, for itself and on behalf of the Company Subsidiaries, and its and their successors, heirs and executors (each, a “Company Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has, may have or might have or may assert now or in the future, against any of the Seller and its Affiliates and their respective successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing Date; provided, however, that nothing contained in this Section 5.12(b) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent related to or arising out of any Contracts or any other claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature as set forth in Section 5.12(b) of the Seller Disclosure Schedule. The foregoing release shall not apply to any claim arising under the terms of any Transaction Agreement (including indemnification claims) or any claim alleging fraud or intentional misconduct. The Company shall, and shall cause each Company Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Seller Releasee based upon any matter released pursuant to this Section 5.12(b). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Company Releasor or Seller Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(c)         Effective as of the Closing, Seller, for itself and on behalf of its Affiliates (other than the Company and the Company Subsidiaries), hereby irrevocably and forever waives and releases any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that Seller or any of its Affiliates might otherwise have against any of the Company or the Company Subsidiaries with respect to representations and warranties made and the covenants, obligations and agreements to be performed at or prior to the Closing by the Company or any of the Company Subsidiaries in this Agreement and the certificates delivered at the Closing pursuant to Section 6.03.

Section 5.13        Employee Matters.

(a)          Effective as of 12:00 am (local time) on January 1, 2020, Seller shall, and shall cause its Affiliates to, (i) transfer the employment of each TPA Employee who is based in the United States to one or more regulated Affiliates of Seller other than the Company or the Company Subsidiaries (each such Affiliate, a “Transition Employer”) and (ii) cause each such TPA Employee who remains employed by the Transition Employer to continue to be eligible to participate in the Seller Benefit Plans, including the Seller annual bonus and other Seller compensation programs, in which the TPA Employee participated immediately prior to the transfer of employment in clause (i) above, in accordance with the terms of such plans in effect from time to time, until the consummation of the Separation (as defined in the Separation Plan). Upon consummation of the Separation (as defined in the Separation Plan), all such TPA Employees will cease to participate in, or accrue benefits under, the Seller Benefit Plans.

(b)        Seller and the Company shall, and shall cause their Affiliates to, cause each Employee who is based in the United States to (i) become eligible to participate in the Fortitude Benefit Plans (as defined below) and be covered by the payroll systems that are sponsored and maintained by the Company or the Company Subsidiaries on or prior to the Closing Date and (ii) cease to participate in, or accrue benefits under, the Seller Benefit Plans effective as of 11:59 pm (local time) on the day immediately preceding the Fortitude Benefits Commencement Date for such Employees, other than Seller bonus and incentive plans and programs, in which such Employees shall continue to participate until the Closing Date.

(c)        Seller and the Company shall, and shall cause their Affiliates to, (i) transfer the employment of each Bermuda-based Employee of the Business (the “Bermuda Employees”) to the Company or a Company Subsidiary designated by the Company effective as of January 1, 2020, (ii) cause the Bermuda Employees to become eligible to participate in Fortitude Benefit Plans and be covered by payroll systems that are sponsored and maintained by the Company or the Company Subsidiaries effective as of 12:00 am (local time) on January 1, 2020 and (iii) cause the Bermuda Employees to cease to participate in, or accrue benefits under, the Seller Benefit Plans effective as of 11:59 pm (local time) on December 31, 2019.

(d)        Seller shall, and shall cause its Affiliates to, take such actions as are reasonably necessary or advisable to cause the Company to adopt and become legal sponsor of the employee compensation and benefit plans set forth on Section 5.13(d) of the Seller Disclosure Schedule, or as determined by the Carve-out Committee in its sole discretion (the “Fortitude Benefit Plans”) effective as of the dates and times contemplated by Section 5.13(b)(i) and Section 5.13(c)(ii).

(e)        During the Comparability Period, the Company shall provide to each Employee who remains employed by the Company or the Company Subsidiaries, annual base salary, commission or wage rate at a rate not less than such Employee’s annual base salary, commission or wage rate as in effect immediately prior to the Closing Date; provided that, subject to the foregoing, nothing herein is intended to limit the right of the Company or the Company Subsidiaries to (x) terminate the employment of any Employee at any time, (y) change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner or (z) change or modify the terms or conditions of employment for any of their Employees.

(f)          For purposes of determining eligibility, vesting, benefit accruals and benefit levels under the Fortitude Benefit Plans, the Company shall give each Employee full credit for such Employee’s service with Seller, the Company, and their respective Affiliates to the same extent recognized by Seller, the Company and their respective Affiliates under the analogous Seller Benefit Plans immediately prior to the Fortitude Benefits Commencement Date, except with respect to benefit accrual under any defined benefit pension or retiree life insurance or retiree medical plan, or to the extent it would result in a duplication of benefits with respect to the same period of service.

(g)        The Company and the Company Subsidiaries shall recognize and provide all accrued but unused paid time off of the Employees as of the Closing Date.

(h)        From and after the Closing Date, the Company shall continue to honor, assume and be solely responsible for any and all obligations for and pay, any annual incentive bonuses, and retention/continuity bonuses payable to any Employee pursuant to the terms of any bonus plans or arrangements in effect immediately prior to the Closing Date and applicable to such Employees (in each case to the extent not paid by Seller or any of its Affiliates or the Company prior to the Closing Date). In furtherance of the foregoing, from and after the Closing Date (to the extent not paid by Seller or any of its Affiliates or the Company prior to the Closing Date), (i) for the 2019 fiscal year, the Company shall pay, or cause to be paid, to Employees who remain Employees through the applicable bonus payment date an aggregate amount in bonuses in respect of the foregoing plans and arrangements that is no less than the amount accrued on the Company Consolidated Financial Statements (as adjusted through the Closing Date based on actual performance) in respect of such Employees, and (ii) for the 2020 fiscal year, the Company shall pay, or cause to be paid, to Employees who remain Employees through the applicable bonus payment date bonuses in the ordinary course of business in respect of the foregoing plans and arrangements in accordance with the terms thereof. From and after the Closing Date, neither Seller nor any of its Affiliates shall retain any responsibility for such payment obligations, regardless of when such amounts were earned or accrued.

(i)         To the extent that Employees are participating in the analogous Seller Benefit Plans immediately prior to the Fortitude Benefits Commencement Date, the Company shall collect and remit to Seller the employee-portion of all Employee premiums due for medical, dental, life insurance and long-term disability and other welfare benefit plan coverage attributable to the period prior to the Fortitude Benefits Commencement Date, which had not previously been collected and remitted to Seller or an Affiliate of Seller (other than the Company or a Company Subsidiary). With respect to the Employees, on and after the Fortitude Benefits Commencement Date, the Company and the Company Subsidiaries, as applicable, shall have the liability and obligation for, and neither Seller nor any of its Affiliates shall have any liability or obligation for (i) any medical, dental, life insurance, long-term disability or other welfare benefit claims incurred on or after the Fortitude Benefits Commencement Date or (ii) any short-term disability, sick pay or salary continuation benefits; provided that such liability and obligation of the Company or the Company Subsidiaries shall not include any long-term disability benefits that are provided under Seller’s long-term disability plan with respect to any disability that commenced prior to the Fortitude Benefits Commencement Date. With respect to Employees whose disability commenced prior to the Fortitude Benefits Commencement Date who are receiving short-term disability payments as of such date, from and after the Fortitude Benefits Commencement Date, the Company and the Company Subsidiaries shall collect from such Employees and remit to Seller or its Affiliates the required after-tax long-term disability premiums with respect to Seller’s long-term disability plan for such Employees for the remainder of the six month long-term disability eligibility period applicable to such Employees under Seller’s long-term disability plan. The Company and the Company Subsidiaries shall use reasonable best efforts to provide that any preexisting condition clause in any of the welfare plans (including medical, dental and disability coverage) included in any Fortitude Benefit Plan shall be waived for the Employees. The Company and the Company Subsidiaries shall credit the Employees with any amounts paid under the Seller Benefit Plans or Fortitude Benefit Plans, as applicable, prior to the Fortitude Benefits Commencement Date toward satisfaction of the applicable deductible amounts and copayment obligations, as may be applicable, under the corresponding welfare plans of the Company and the Company Subsidiaries for the plan year in which the Employees become eligible to participate in such welfare plans.

(j)         From and after the Fortitude Benefits Commencement Date, the Company shall provide the continuation of group health coverage required by Section 4980B(f) of the Code to any Employee and any former Employee of the Company (and in each case their qualified beneficiaries) whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or after such date.

(k)        The Company shall, and the Company hereby does, honor, assume and will be solely responsible for all liability and obligation for, and neither Seller nor any of its Affiliates shall retain any liability or obligation for, (i) severance pay and contractual obligations payable to any former Employee of the Company or the Company Subsidiaries who, as of the Closing Date, is receiving or due to receive severance payments and benefits from Seller or any of its Affiliates or the Company from and after the Closing Date, to the extent such costs were not previously allocated to and borne by the Company, and (ii) severance pay and obligations payable to any Employee whose employment is terminated by the Company or a Company Subsidiary on or after the Closing Date (provided that, for the avoidance of doubt, it is hereby acknowledged that, with respect to any former Employee who commenced receiving severance through payroll continuation prior to January 1, 2020 pursuant to a Seller Benefit Plan and for whom the payroll continuation period has not ended as of Closing Date, Seller will continue to provide the normal per employee active medical coverage company/employer contribution each payroll period during the remainder of the severance payroll continuation, if any, in respect of each such former Employee and the Company shall promptly remit to Seller the applicable company portion of the contribution due in respect of such medical coverage for any such former Employee).

(l)         The parties hereto shall effectuate a trust-to-trust transfer of the account balances, if any, of Employees under Seller’s Incentive Savings Plan (“Seller’s Savings Plan”) to a tax-qualified defined contribution plan maintained by the Company or one of its Affiliates (the “Company Savings Plan”) as set forth in this Section 5.13(l), which transfer may occur prior to, on or after the Closing Date. Seller shall cause the account of each Employee who participates in Seller’s Savings Plan to be valued pursuant to the terms of Seller’s Savings Plan. As of such valuation date, assets equal in value to the amount credited to each such Employee’s account under Seller’s Savings Plan shall be transferred to the trust maintained under the Company Savings Plan. Such transferred assets shall be in cash (except the transferred assets shall also include any promissory notes evidencing outstanding loan balances of the Employees), to the extent the transfer and administration of such promissory notes are permissible under the terms of the Company Savings Plan) and shall be transferred in accordance with Section 414(l) of the Code. Prior to, and as a condition of, any transfer of assets, Seller and the Company shall provide the other with satisfactory evidence that its plan is tax-qualified within the meaning of Section 401(a) of the Code. As of the transfer date, the Company Savings Plan shall have sole liability for the payment of benefits accrued by the Employees under Seller’s Savings Plan and transferred in respect of such Employees. Seller and the Company shall (i) use reasonable best efforts to minimize the duration of any “blackout period” imposed in connection with each transfer of account balances from the Seller’s Savings Plan to the Company Savings Plan and (ii) cooperate to prepare and transmit to impacted Employees any “blackout notice” required in respect of such period.

(m)       Immediately prior to the Closing Date, Seller shall cause (x) the accrued benefit of each Employee who is a participant in the nonqualified deferred compensation plan (the “Non-Qualified Plan”) and (y) the outstanding long-term incentive plan (“LTIP”) awards of each Employee granted prior to the Closing Date (“LTIP Awards”), in each case for (x) and (y), to each Employee as of the date hereof and as set forth in Section 5.13(m) of the Seller Disclosure Schedule, who remains an Employee through the Closing Date, to become fully vested and non-forfeitable effective as of the Closing Date. Seller shall deliver an updated version of Section 5.13(m) of the Seller Disclosure Schedule to Purchasers no more than ten (10) days preceding the Closing Date). Seller and Purchasers agree that (i) payments of outstanding LTIP Awards shall be made in accordance with the terms of the LTIP and (ii) distributions of benefits under the Non-Qualified Plan due to an Employee’s separation from service cannot commence until each Employee experiences a separation from service following the Closing Date, and the Company and the Company Subsidiaries shall provide prompt written notice of each such Employee’s separation from service with the Company in accordance with such notice procedures as are reasonably acceptable to the Company and Seller in order to facilitate the timely commencement and processing of such distributions. Purchasers and Seller agree that, prior to the Closing Date, Seller shall withhold, or shall direct the Company to withhold and remit to Seller, from each such Employee’s paycheck, as required by Law, the employee portion of FICA taxes for the amount of the Non-Qualified Plan benefit payable as a lump sum that vests upon the Closing Date. Purchasers and Seller agree that, upon the Closing Date, with respect to the LTIP awards, Company shall pay Seller the balance of the unrecognized U.S. GAAP stock compensation expense for such awards and with respect to both the Non-Qualified Plan benefit and the LTIP Awards, an amount equal to the employer portion of FICA that Seller must remit to the government on such vested benefits. The Company shall make a cash payment to Seller on the Closing Date in an amount equal to the increase in the liability of the Non-Qualified Plan on Seller’s balance sheet that has not yet been expensed resulting from fully vesting the accrued benefit of each Employee who is a participant in the Non-Qualified Plan as of the Closing Date. All cash payments to Seller under this Section 5.13(m) will apply only to the extent such costs were not previously allocated to the Company, and will be reduced by the related Tax benefits received by Seller for making such payments.

(n)        Prior to making any material written or oral communications to the directors, officers or employees of the Company or the Company Subsidiaries prior to the Closing Date pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, each Purchaser shall provide Seller with a copy of the intended communication, Seller shall have a reasonable period of time to review and comment on the communication and Seller and the Company shall cooperate in providing any such mutually agreeable communication.

(o)        This Section 5.13 shall be binding upon and insure solely to the benefit of the parties to this Agreement. Accordingly, notwithstanding anything to the contrary, no provision of this Section 5.13 is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of, or subject to, ERISA), and no Person participating in any such employee benefit plan maintained by any of the Company and any Company Subsidiary, Seller and its Affiliates (other than the Company) or any Purchaser or its Affiliates, shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

(p)        Prior to replacing any person set forth on Schedule 5.13(p) (each such person, a “Key Person”) during the time period specified on Schedule 5.13(p) as to such Key Person, to the extent practicable, the Company shall notify Seller in writing of (a) the identity of any such proposed replacement of such Key Person and (b) the experience of any such proposed replacement of such Key Person.  In addition, the Company shall use reasonable best efforts to consult with Seller prior to hiring any individual replacing any Key Person and shall consider in good faith Seller’s views as to the experience and qualifications of any such replacement.  Nothing in this Section 5.13(p) shall prohibit the Company from terminating the employment of any Key Person or require the Company to replace, or hire any particular individual to replace, a Key Person whose employment has terminated.

Section 5.14      Seller Corporate Credit Card Program. Concurrently with the Closing, Seller and the Company shall, and shall cause their respective Affiliates to, take such actions as may be necessary to terminate the participation of the Company and the Company Subsidiaries and their respective employees in the Credit Card Program. From time to time following the Closing, the Company shall promptly reimburse and indemnify, defend and hold harmless Seller or any of its Affiliates for any amounts paid or otherwise incurred by Seller or any of its Affiliates under the Credit Card Program on behalf of the Company or any of the Company Subsidiaries or their respective employees to the extent that Seller and its Affiliates have not previously been reimbursed for such amounts.

Section 5.15        Post-Closing Transaction Agreements. To the extent not executed and delivered prior to or at the Closing, then following the Closing, Seller shall cause its relevant Subsidiaries to, and Purchasers shall cause the relevant Company Subsidiaries to, execute and deliver the Post-Closing Transaction Agreements, promptly upon receipt by all such Persons of all Required Approvals in respect thereof.

Section 5.16        D&O Liabilities. For a period of six (6) years following the Closing Date, Purchasers shall not, and shall cause the Company and the Company Subsidiaries not to, amend the organizational documents of the Company or any of the Company Subsidiaries in any manner which would reasonably be expected to adversely affect the rights of any individual who served as a manager, director or officer of the Company or any Company Subsidiary at any time prior to the Closing Date (each, a “D&O Indemnified Person”) to be indemnified by the Company or the Company Subsidiaries, either under applicable Law or the organizational documents of the Company or the Company Subsidiaries, in each case as in effect immediately prior to the Closing Date, against any costs or expenses (including attorneys’ fees and expenses of investigation, defense and ongoing monitoring), judgments, penalties, fines, losses, charges, demands, actions, suits, proceedings, settlements, assessments, deficiencies, Taxes, interest, obligations, damages, liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date and relating to the fact that the D&O Indemnified Person was a manager, director or officer of the Company or any Company Subsidiary, whether asserted or claimed prior to, at or after the Closing Date.

Section 5.17        Taxes. From and after the Closing, the Purchasers shall cause the Company and Fortitude Re to be liable for and pay their share of Taxes imposed on the consolidated group (and any combined or unitary group, for state income Tax purposes) of which Seller is a party for any period after the Locked Box Date. Such Tax liability shall be computed consistent with the provisions of the Tax Sharing Agreements (the “Tax Liability Computation”) and shall be provided by Seller to the Company and Fortitude Re as promptly as practicable following the Closing, along with reasonable supporting documentation which shall include a pro-forma Tax Return for the Company and Fortitude Re for the taxable period ending on the Closing Date. The Company and Fortitude Re shall have a period of 30 days to review and comment on the Tax Liability Computation, and Seller shall incorporate the Company and Fortitude Re’s reasonable revisions to such Tax Liability Computation. The Purchasers shall cause the Company and Fortitude Re shall pay to Seller any amount due pursuant to this Section 5.17 within 5 days following the end of their 30 day review period.

Section 5.18        Equity Financing.

(a)        Subject to the terms and conditions set forth herein, prior to the Closing, Carlyle Buyer shall use its reasonable best efforts to consummate and obtain the Financing on the terms and conditions set forth in the Carlyle Fund Subscription Agreements no later than the date that the Closing is required to occur in accordance with Article I, including using reasonable best efforts to: (i) maintain in full force and effect the Carlyle Fund Subscription Agreements; (ii) satisfy all conditions to the closing of the purchase of equity securities of Carlyle Buyer by the Carlyle Buyer Investors pursuant to the Carlyle Fund Subscription Agreements; (iii) comply on a timely basis with its obligations under the Carlyle Fund Subscription Agreements; (iv) consummate the Financing at or prior to the date that the Closing is required to occur in accordance with Section 1.03; and (v) enforce its rights, including the Carlyle Buyer Investors’ funding obligations, under the Carlyle Fund Subscription Agreements.

(b)        Carlyle Buyer shall not, without the prior written consent of Seller, permit any amendment or modification to be made to or waiver of any rights under the Carlyle Buyer Subscription Agreements.

Section 5.19        TPA Entities. Prior to Closing, Seller shall cause the Company to, and the Company shall, dividend to Seller all of the outstanding capital stock of each of Delancey P&C and Fortitude L&A (the “TPA Entities”). For the avoidance of doubt, the dividend by the Company to Seller of the capital stock of the TPA Entities pursuant to this Section 5.19 shall not be deemed to be a distribution in respect of the Target Distribution Amount.

Section 5.20        Financing Cooperation.

(a)         The Purchasers acknowledge and agree that, other than the obligations expressly set forth in this Section 5.20, Seller and its Affiliates have no responsibility for any Third Party Financing that the Purchasers or their Affiliates may raise in connection with the transactions contemplated hereby. Each of the Purchasers and Seller acknowledges and agrees that the Purchasers’ respective obligations to consummate the transactions contemplated hereby is not subject to a financing condition under Article VI or otherwise.

(b)        Prior to the Closing Date, Seller shall use reasonable best efforts to cause the Company and its Subsidiaries to provide to Carlyle Buyer, at Carlyle Buyer’s sole expense, cooperation reasonably requested by Carlyle Buyer that is customary in connection with the arrangement of the Third Party Financing (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries); provided that, no obligation of the Company or its Subsidiaries under any agreements or amendments related to the Third Party Financing shall be effective until the Closing. Carlyle Holdings shall promptly, upon request by Seller, (i) reimburse the Company for all out-of-pocket costs and expenses (including, to the extent incurred at the request or with the consent of Carlyle Buyer (not to be unreasonably withheld), reasonable and documented attorneys’ and accountants’ costs and expenses) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.20 and (ii) shall indemnify and hold harmless Seller, the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Third Party Financing, any action taken by them at the request of Carlyle Buyer pursuant to this Section 5.20 and any information used in connection therewith, in each case, except to the extent that any of the foregoing arise from (x) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, Seller or the Company or (y) information provided by, or on behalf of, Seller or the Company. In no event shall Fortitude Re be an obligor under or guarantor of any Third Party Financing.

(c)        Notwithstanding anything to the contrary contained in this Section 5.20, (i) none of the Company, its Subsidiaries or any of their respective managers, directors or officers shall be obligated to adopt or approve resolutions or execute consents to approve or authorize the execution of the Third Party Financing prior to the Closing, (ii) no obligation of the Company or its Subsidiaries under any agreement, certificate, document or instrument (other than customary authorization letters) shall be effective until the Closing (and nothing contained in this Section 5.20 or otherwise shall require the Company or its Subsidiaries, prior to the Closing, to be an obligor with respect to the Third Party Financing) and (iii) none of the Company or its Subsidiaries or representatives shall be required to (x) pay or incur any liability for any commitment or other fee or (y) pay or incur any other liability (unless the payment or incurrence of such other liability is subject to the indemnity contained in clause (b) above) in connection with the Third Party Financing prior to the Closing.

(d)        Nothing in this Section 5.20 shall require such cooperation prior to the Closing by the Company to the extent it would (i) cause any covenant of this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement (unless waived by Purchasers), (ii) require the Company or its Subsidiaries to take any action that will conflict with or violate the organizational documents of the Company or any of its Subsidiaries or any requirements under Law (in each case prior to the Closing), (iii) result in any officer, manager or director of the Company or its Subsidiaries incurring any personal liability with respect to any matters relating to the Third Party Financing, (iv) reasonably be expected to result prior to the Closing (with or without notice, lapse of time, or both) in a material violation or breach of, or a default under, any material Contract to which the Company or any of its Subsidiaries is a party, (v) require access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or (vi) require the preparation of any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice.

(e)         No confidential information constituting material non-public information may be publicly disclosed until filed by Seller with the SEC or otherwise publicly disclosed by Seller; provided, that at the reasonable request of Carlyle Buyer, and if reasonably consented to by Seller, Seller shall disclose certain material nonpublic information (by (i) filing a Form 8-K with the SEC and (ii) posting such information on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means) identified by Carlyle Buyer relating to the Company and its Subsidiaries for purposes of permitting such information to be included in the marketing materials for the Third Party Financing to be provided to potential investors who do not wish to receive material non-public information with respect to the Company, Seller or any of their respective securities; provided, that neither Seller nor the Company shall be hereby required to disclose any information that either of them is not legally or contractually permitted to disclose.

Section 5.21        Financing. Carlyle Buyer, Seller and the Company shall, and Seller and the Company shall cause Fortitude Re to, use reasonable best efforts to cause the Company to enter into the Third Party Replacement Financing as of the Closing, including to reach substantially final agreement on all material terms of the Third Party Financing by March 25, 2020 or as soon as practicable thereafter. Notwithstanding the foregoing, no offering of notes, bonds or similar securities will be launched prior to Closing. Each of Carlyle Buyer and Seller shall negotiate in good faith and use reasonable best efforts to prepare the Interim Financing Facility Documentation on the terms set forth in the Interim Financing Term Sheet; provided, that such Interim Financing Facility Documentation shall only be executed in the event that (i) the Company is unable to consummate the Third Party Replacement Financing as of Closing, and (ii) Seller elects, in its sole discretion, to waive the condition set forth in Section 6.03(d). In the event that Seller elects to waive the condition set forth in Section 6.03(d), until such time as the Letters of Credit are terminated, Carlyle Buyer, Seller and the Company shall, and the Company shall cause Fortitude Re to, use reasonable best efforts to cause the Company to enter into the Third Party Replacement Financing as soon as reasonably practicable following Closing.

ARTICLE VI

Conditions Precedent

Section 6.01       Conditions to Each Party’s Obligation. The obligation of Purchasers and Seller to consummate the Acquisition and the other transactions contemplated by this Agreement to be completed at the Closing is subject to the satisfaction (or waiver by Purchasers and Seller) on or before the Closing Date of the following conditions:

(a)         Required Approvals. All Required Approvals, other than any Required Approval solely necessary for the execution and delivery of any Post-Closing Transaction Agreement, shall have been obtained or made and shall be in full force and effect and, if applicable, any waiting period in respect thereof (and any extensions thereof), including under the HSR Act, shall have expired or otherwise been terminated without disapproval thereof.

(b)         No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or Law preventing the consummation of the Acquisition or the other transactions contemplated by the Closing Transaction Agreements shall be in effect, and no Proceeding by any Governmental Entity seeking the imposition of any such Judgment shall be pending or threatened by any Governmental Entity in writing.

Section 6.02        Conditions to Obligation of Purchasers.

(a)         The obligation of each Purchaser to consummate the purchase of its Purchased Units and the other transactions contemplated by this Agreement to be completed at the Closing is subject to the satisfaction (or waiver by such Purchaser) on or before the Closing Date of the following conditions:

(i)           Representations and Warranties. The Fundamental Representations of Seller set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such Fundamental Representations expressly relate to an earlier date, in which case such Fundamental Representations shall have been true and correct in all respects on and as of such earlier date). The representations and warranties of Seller set forth in this Agreement (other than any Fundamental Representations and without giving effect to any limitation as to materiality, Seller Material Adverse Effect or Company Material Adverse Effect, as applicable) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except for breaches that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Seller Material Adverse Effect or a Company Material Adverse Effect. Such Purchaser shall have received a certificate signed by an authorized officer of Seller to the effect of the preceding two sentences.

(ii)           Performance of Obligations of Seller and the Company. Seller and the Company shall have performed or complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by Seller and the Company on or before the Closing Date, and such Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(iii)          Closing Deliveries. Seller shall have delivered or caused to be delivered to such Purchaser each of the documents required to be delivered pursuant to Section 1.04(a) and Section 1.04(d).

(iv)          No Material Adverse Effect. There shall not have occurred any event since the Locked Box Date and no circumstance shall exist that constitutes or would reasonably be expected to constitute a Company Material Adverse Effect or a Seller Material Adverse Effect.

(v)          Carlyle Buyer Closing. The obligation of T&D to consummate the purchase of the T&D Purchased Units and the other transactions contemplated by this Agreement to be completed at the Closing is subject to the prior or simultaneous consummation by Seller and Carlyle Buyer of the purchase and sale of the Carlyle Buyer Purchased Units.

Section 6.03        Conditions to Obligation of Seller and the Company. The obligation of Seller and the Company to consummate the Acquisition with each Purchaser and the other transactions contemplated by this Agreement to be completed at the Closing is subject to the satisfaction (or waiver by Seller) on or before the Closing Date of the following conditions:

(a)         Representations and Warranties. The Fundamental Representations of such Purchaser shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such Fundamental Representations expressly relate to an earlier date, in which case such Fundamental Representations shall be true and correct in all respects on and as of such earlier date). The representations and warranties of such Purchaser made herein (other than any Fundamental Representations and without giving effect to any limitation as to materiality or Purchaser Material Adverse Effect) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except for breaches that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect. Seller shall have received a certificate signed by an authorized officer of such Purchaser to the effect of the preceding two sentences (as they relate to the representations and warranties of such Purchaser).

(b)        Performance of Obligations of Purchasers. Such Purchaser shall have performed or complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by such Purchaser on or before the Closing Date, and Seller shall have received a certificate signed by an authorized officer of such Purchaser to such effect (as it relates to the obligations and covenants of such Purchaser).

(c)        Closing Deliveries. Such Purchaser shall have delivered or caused to be delivered to Seller each of the documents required to be delivered by it pursuant to Section 1.04(b), Section 1.04(c), and/or Section 1.04(d), as applicable.

(d)        Termination of Letters of Credit.   The Letters of Credit shall have been terminated and replaced by Third Party Replacement Financing.

Section 6.04        Frustration of Closing Conditions. None of Purchasers, the Company or Seller shall rely, either as a basis for not consummating the Acquisition or terminating this Agreement and abandoning the Acquisition, on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01        Termination.

(a)         Notwithstanding anything to the contrary herein, this Agreement may be terminated, with respect to one or more parties as specified below, at any time before the Closing:

(i)            by mutual written consent of Seller and Purchasers;

(ii)           by Seller or either Purchaser (with respect to such Purchaser) in the event of the issuance of a final, nonappealable Judgment issued by any court of competent jurisdiction preventing the consummation of the Acquisition or the other transactions contemplated by the Closing Transaction Agreements;

(iii)          by Seller or either Purchaser (with respect to such Purchaser), if the Closing does not occur on or before August 25, 2020; provided, however, that if the sole reason that the Closing has not occurred is that one or more of the Required Approvals has not been obtained on or prior to such date, the parties agree to extend such date to November 25, 2020 (either such date, the “Outside Date”); provided that (A) Seller shall not be permitted to terminate this Agreement pursuant to this Section 7.01(a)(iii) if the failure to consummate the Closing by the Outside Date results from a material breach by Seller of any of its representations, warranties, covenants or agreements contained herein, and (B) no Purchaser shall be permitted to terminate this Agreement pursuant to this Section 7.01(a)(iii) if the failure to consummate the Closing by the Outside Date results from a material breach by such Purchaser of any of its representations, warranties, covenants or agreements contained herein;

(iv)          by Seller (with respect to the applicable Purchaser) in the event of a breach by any Purchaser of any of its representations, warranties, covenants or agreements contained herein that have not been waived by Seller and would result in the failure to satisfy any of the conditions set forth in Section 6.01 or Section 6.03, and such breach is either not capable of being cured prior to the Outside Date or, if curable, has not been cured within 30 days after written notice thereof has been delivered by Seller to such Purchaser;

(v)          by either Purchaser (with respect to such Purchaser) in the event of a breach by Seller or the Company of any of their representations, warranties, covenants or agreements contained herein that have not been waived by such Purchaser and would result in the failure to satisfy any of the conditions set forth in Section 6.01 or Section 6.02, and such breach is either not capable of being cured prior to the Outside Date or, if curable, has not been cured within 30 days after written notice thereof has been delivered by such Purchaser to Seller; or

(vi)          by Seller if (i) all the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing), (ii) Seller has irrevocably confirmed to Purchasers in writing that Seller is prepared to take such actions within its control to cause the Closing to occur and (iii) Carlyle Buyer does not complete the Acquisition of the Carlyle Buyer Purchased Units by the time set forth in Section 1.03.

(b)         In the event of termination by Seller or any Purchaser pursuant to and in accordance with this Section 7.01, written notice thereof shall forthwith be given to the other parties, setting forth the clause of Section 7.01(a) pursuant to which such party is terminating and the facts giving rise to such party’s termination right in reasonable detail, and this Agreement shall be terminated, without further action by any party; provided, that (i) in the event that this Agreement is so terminated with respect to T&D and T&D Holdings, this Agreement shall not be terminated with respect to Carlyle Buyer, and (ii) in the event that this Agreement is so terminated with respect to Carlyle Buyer, this Agreement shall automatically terminate as to T&D and T&D Holdings. If this Agreement is terminated as provided herein, all confidential information received by the Purchaser(s) with respect to which the Agreement is terminated regarding Seller and the Company, including the Business, shall continue to be treated by such Purchaser(s) in accordance with the Confidentiality Agreement applicable to it as provided in Section 5.02(f).

Section 7.02        Effect of Termination.

(a)         If this Agreement is terminated with respect to T&D and T&D Holdings (but not Carlyle Buyer) pursuant to and in accordance with this Section 7.01, (i) the T&D Acquired Portion shall be deemed to be zero, (ii) as soon as reasonably practical, Seller and Carlyle Buyer shall amend and restate this Agreement and the other Transaction Agreements, as applicable, so T&D and T&D Holdings are not reflected as parties to this Agreement or any of the other Transaction Agreements, and, with respect to the Amended and Restated Operating Agreement, to make the changes set forth on Schedule 7.02 hereto, and (iii) subject to the next proviso, this Agreement shall become null and void and of no further force and effect with respect to T&D and T&D Holdings and with respect to Seller vis a vis T&D and T&D Holdings, and all further obligations of such parties under this Agreement shall terminate, except as otherwise set forth in this Section 7.02 and except for Section 5.02, Section 7.01, and ARTICLE X; provided that nothing in this Section 7.02 shall be deemed to release any party from liability for any willful breach of this Agreement, and the rights of each party to pursue all remedies for any such willful breach will survive such termination unimpaired.

(b)        If this Agreement is terminated and the Acquisition is abandoned with respect to all parties pursuant to and in accordance with Section 7.01, then, subject to the next proviso and Section 7.02(c), as applicable, this Agreement shall become null and void and of no further force and effect, and all further obligations of the parties under this Agreement shall terminate, except as otherwise set forth in this Section 7.02 and except for Section 5.02, the second sentence of Section 5.20(b), Section 7.01, and ARTICLE X; provided that nothing in this Section 7.02 shall be deemed to release any party from liability for any willful breach of this Agreement, and the rights of each party to pursue all remedies for any such willful breach will survive such termination unimpaired.

(c)         In the event that Seller shall terminate this Agreement pursuant to Section 7.01(a)(iv) (with respect to a breach by Carlyle Buyer) or Section 7.01(a)(vi), then Carlyle Holdings shall be required to pay to Seller the Carlyle Buyer Termination Fee within two Business Days after termination of this Agreement by wire transfer of immediately available funds in U.S. Dollars to an account designated by Seller. In the event that Seller or its designee shall receive full payment pursuant to this Section 7.02(c), the receipt of the Carlyle Buyer Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Seller, any of its Affiliates or any other Person in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither Seller, any of its Affiliates nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Carlyle Holdings, Carlyle Buyer, the Carlyle Buyer Investors or other financing sources of Carlyle Buyer, T&D, T&D Holdings or any other related party of any of the foregoing arising out of or in connection with this Agreement, any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, except with respect to willful breach, and except as set forth in the second sentence of Section 5.20(b).

Section 7.03        Extensions; Waivers. At any time prior to the Closing, each of Seller and the Company, on one hand, and each Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties granting such extension or waiver. In no event shall Carlyle Buyer be authorized to furnish any such extension or waiver on behalf of T&D.

ARTICLE VIII

Indemnification

Section 8.01        Indemnification by Seller. From and after the Closing, Seller shall be liable for, and shall indemnify each Purchaser Indemnitee against and hold it harmless from, any Losses suffered or incurred by such Purchaser Indemnitee arising out of or relating to the following:

(a)         any inaccuracy or breach of any representation or warranty of Seller or the Company contained in ARTICLE II and ARTICLE III;

(b)        any breach or failure by Seller or the Company to perform any of their respective covenants or agreements contained herein; and

(c)         any Taxes imposed on the Company or Fortitude Re as a result of the Company or Fortitude Re being a member of any consolidated, combined or affiliated group of companies that includes Seller and/or any of its Affiliates pursuant to any provision of joint and several liability under Treasury Regulation § 1.1502-6 and any corresponding provision of state, local or foreign law.

Section 8.02       Indemnification by Purchasers. From and after the Closing, each Purchaser shall be liable for and shall indemnify each Seller Indemnitee against, and hold it harmless from, any Loss suffered or incurred by such Seller Indemnitee arising out of or relating to the following:

(a)         any inaccuracy or breach of any representation or warranty of such Purchaser contained herein; and

(b)         any breach or failure by such Purchaser to perform any of its covenants or agreements contained herein.

Section 8.03        Certain Limitations.

(a)         No party shall be obligated to indemnify and hold harmless a Seller Indemnitee or Purchaser Indemnitee, as applicable, and no party shall have any liability under Section 8.01(a) in the case of Seller or Section 8.02(a) in the case of Purchasers (in each case, other than in respect of Losses arising as a result of the inaccuracy or breach of any Fundamental Representation) with respect to any claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) involves Losses in excess of $150,000 (nor shall any such claim or series of related claims that does not meet the $150,000 threshold be applied to, or considered for purposes of calculating, the aggregate amount of the Losses for which the indemnifying party has responsibility under subsection (b) below).

(b)         Seller shall not be obligated to indemnify and hold harmless a Carlyle Buyer Indemnitee, and Seller shall not have any liability to any Carlyle Buyer Indemnitee under Section 8.01(a) (in each case, other than in respect of Losses arising as a result of the inaccuracy or breach of any Fundamental Representation) unless and until the aggregate of all Losses suffered or incurred by the Carlyle Buyer Indemnitees under Section 8.01(a) exceeds on a cumulative basis an amount equal to $14,675,040 (the “Carlyle Buyer Deductible”), at which point Seller shall be liable to the Carlyle Buyer Indemnitee for the value of such Person’s claims under such Section 8.01(a) that is in excess of the Carlyle Buyer Deductible, subject to the limitations set forth in this ARTICLE VIII; provided, that if the Carlyle Buyer Purchase Price is modified pursuant to Section 1.01(a), the Carlyle Buyer Deductible shall be reduced proportionately.

(c)         Seller shall not be obligated to indemnify and hold harmless a T&D Indemnitee, and Seller shall not have any liability to any T&D Indemnitee under Section 8.01(a) (in each case, other than in respect of Losses arising as a result of the inaccuracy or breach of any Fundamental Representation) unless and until the aggregate of all Losses suffered or incurred by the T&D Indemnitees under Section 8.01(a) exceeds on a cumulative basis an amount equal to $7,110,000 (the “T&D Deductible”), at which point Seller shall be liable to the T&D Indemnitee for the value of such Person’s claims under such Section 8.01(a) that is in excess of the T&D Deductible, subject to the limitations set forth in this ARTICLE VIII.

(d)         Carlyle Buyer shall not be obligated to indemnify and hold harmless a Seller Indemnitee, and Carlyle Buyer shall not have any liability to any Seller Indemnitee under Section 8.02(a) (in each case, other than in respect of Losses arising as a result of the inaccuracy or breach of any of Carlyle Buyer’s Fundamental Representations) unless and until the aggregate of all Losses suffered or incurred by the Seller Indemnitees under Section 8.02(a) exceeds on a cumulative basis an amount equal to $14,675,040 (the “Seller Deductible for Carlyle Buyer”), at which point Carlyle Buyer shall be liable to the Seller Indemnitee for the value of such Person’s claims under such Section 8.02(a) that is in excess of the Seller Deductible for Carlyle Buyer, subject to the limitations set forth in this ARTICLE VIII; provided, that if the Carlyle Buyer Purchase Price is modified pursuant to Section 1.01(a), the Seller Deductible for Carlyle Buyer shall be reduced proportionately. T&D shall not be obligated to indemnify and hold harmless a Seller Indemnitee, and T&D shall not have any liability to any Seller Indemnitee under Section 8.02(a) (in each case, other than in respect of Losses arising as a result of the inaccuracy or breach of any of T&D’s Fundamental Representations) unless and until the aggregate of all Losses suffered or incurred by the Seller Indemnitees under Section 8.02(a) exceeds on a cumulative basis an amount equal to $7,110,000 (the “Seller Deductible for T&D”), at which point T&D shall be liable to the Seller Indemnitee for the value of such Person’s claims under such Section 8.02(a) that is in excess of the Seller Deductible for T&D, subject to the limitations set forth in this ARTICLE VIII.

(e)         The cumulative aggregate liability of:

(i)         Seller under Section 8.01(a) for claims of the Carlyle Buyer Indemnitees shall in no event exceed (A) an amount equal to $96,855,264 (other than in respect of Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation); provided, that if the Carlyle Buyer Purchase Price is modified pursuant to Section 1.01(a), such amount shall be reduced proportionately and (B) an amount equal to the Carlyle Buyer Purchase Price in respect of Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation;

(ii)        Seller under Section 8.01(a) for claims of the T&D Indemnitees shall in no event exceed (A) an amount equal to $46,926,000 (other than in respect of Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation) and (B) an amount equal to the T&D Purchase Price in respect of Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation;

(iii)       Carlyle Buyer under Section 8.02(a) for claims of the Seller Indemnitees shall in no event exceed (A) an amount equal to $96,855,264 (other than in respect of Losses arising out of or relating to the inaccuracy or breach of any of Carlyle Buyer’s Fundamental Representations); provided, that if the Carlyle Buyer Purchase Price is modified pursuant to Section 1.01(a), such amount shall be reduced proportionately and (B) an amount equal to the Carlyle Buyer Purchase Price in respect of Losses arising out of or relating to the inaccuracy or breach of any of Carlyle Buyer’s Fundamental Representation; and

(iv)       T&D under Section 8.02(a) for claims of the Seller Indemnitees shall in no event exceed (A) an amount equal to $46,926,000 (other than in respect of Losses arising out of or relating to the inaccuracy or breach of any of T&D’s Fundamental Representations) and (B) an amount equal to the T&D Purchase Price in respect of Losses arising out of or relating to the inaccuracy or breach of any of T&D’s Fundamental Representation.

(f)         To the extent that a Purchaser Indemnitee suffers an indirect Loss that is indemnifiable under Section 8.01(a) as a result of a Loss suffered by the Company or a Company Subsidiary, Seller may, at its option, satisfy its indemnification obligation under Section 8.01(a) by a contribution (for no Units or other consideration) to the Company in an amount equal to the amount of the Loss suffered by the Company or a Company Subsidiary (or portion thereof) that has given rise to the Purchaser Indemnitee’s rights to indemnification under Section 8.01(a), taking into account the limitations under Section 8.03(e); provided that, subject to the limitations set forth in this Article VIII, Seller shall be required to indemnify such Purchaser Indemnitee directly for any portion of such Loss that is not contributed directly to the Company (a “Directly Paid Loss”); provided further that, the aggregate cumulative amount so contributed with respect to any such Loss shall in no event exceed $187,704,000, less (a) the sum of any Directly Paid Loss plus any amount of previously indemnified Losses hereunder divided by (b) the sum of the Carlyle Buyer Acquired Portion and the T&D Acquired Portion. With respect to any Loss paid to the Company pursuant to this Section 8.03(f), only a percentage of such amount so contributed equal to the Carlyle Buyer Acquired Portion (in the case of Carlyle Buyer) and the T&D Acquired Portion (in the case of T&D) shall be taken into account for the purposes of applying the limitations on indemnification by Seller set forth in Section 8.03(b), Section 8.03(c) and Section 8.03(e); provided, that the deductible applicable to any such amount so contributed shall be equal to the Carlyle Buyer Deductible (in the case of Carlyle Buyer) and the T&D Deductible (in the case of T&D).

(g)         Except as otherwise specifically provided in Section 10.10, and except in the case of actual fraud or willful breach by the other parties (T&D and Carlyle Buyer being deemed a single party for purposes of the foregoing exception) or their Affiliates, each party acknowledges that its sole and exclusive remedy for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement or any instrument or certificate delivered with respect thereto shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, and except in the case of actual fraud or willful breach by the other parties (T&D and Carlyle Buyer being deemed a single party for purposes of the foregoing exception) or their Affiliates, each party hereby waives, from and after the Closing Date, to the fullest extent permitted under Law, any and all other rights, claims and causes of action for damages it may have against the other parties hereto arising out of this Agreement and any certificate delivered pursuant hereto (except pursuant to the indemnification provisions set forth in Section 8.01). The parties acknowledge that, prior to the Closing, and except in the case of actual fraud or willful breach by the other parties (T&D and Carlyle Buyer being deemed a single party for purposes of the foregoing exception) or their Affiliates, their sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Acquisition, the Company and the Company Subsidiaries and their assets and liabilities shall be, in the event that any of the conditions set forth in ARTICLE VI have not been satisfied or waived, refusal to consummate the Acquisition and termination of this Agreement pursuant to ARTICLE VII (except as otherwise set forth in ARTICLE VII). Nothing in this Section 8.03(g) shall (i) limit a party’s right to seek a remedy on account of actual fraud in respect of any of the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement or (ii) otherwise limit any of the rights, remedies, claims and causes of action that any party may have pursuant to the terms of any other Transaction Agreement in effect following the Closing.

(h)        Notwithstanding anything to the contrary set forth herein, no Purchaser Indemnitee shall be entitled to indemnification pursuant to this ARTICLE VIII to the extent (i) the Losses in respect of the matter in question do not exceed the amount of the reserves specifically established with respect to such matter that are reflected on the Financial Statements and (ii) Seller has provided each Purchaser with materials that reasonably demonstrate that such reserves (including the amount thereof) were in fact specifically established on the Financial Statements for such matter; provided that, for the avoidance of doubt, subject to the limitations set forth in this Article VIII, a Purchaser Indemnitee shall be entitled to indemnification for any Losses in excess of the amount of the reserves specifically established with respect to such matter that are reflected on the Financial Statements.

(i)          The parties acknowledge and agree that neither Section 3.08 nor Section 3.15 of this Agreement is intended to supplant the allocation of liability with respect to Extra-Contractual Obligations as provided by the P&C Reinsurance Agreements, and no Purchaser Indemnitee shall be entitled to pursue any indemnification claims pursuant to this ARTICLE VIII for a breach of Section 3.08 or Section 3.15 with respect to any Extra-Contractual Obligations arising under the P&C Reinsurance Agreements.

(j)          Seller shall have no liability under Section 8.01(a) for a breach of the representations and warranties in Section 3.17(a) and Section 3.17(b) with respect to Taxes for any period following the Closing Date.

(k)               Except in the event of T&D’s tortious interference with contract or T&D otherwise causes such breach, act or omission, in no event shall (i) T&D have any Liability to Seller arising out of any breach or other act or omission of Carlyle Buyer or any of its Affiliates or (ii) any indemnification recovery by a T&D Indemnitee be reduced as a result of any breach or other act or omission of Carlyle Buyer or any of its Affiliates. Except in the event of Carlyle Buyer’s tortious interference with contract or Carlyle Buyer otherwise causes such breach, act or omission, in no event shall (A) Carlyle Buyer have any Liability to Seller arising out of any breach or other act or omission of T&D or any of its Affiliates or (B) any indemnification recovery by a Carlyle Buyer Indemnitee be reduced as a result of any breach or other act or omission of T&D or any of its Affiliates.

Section 8.04        Calculation of Losses; Treatment of Payments.

(a)               If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage maintained by the Indemnified Party or its Affiliates or otherwise under the terms of any Contract (including rights of set-off) to which an Indemnified Party is a party, the Indemnified Party shall, if requested by the Indemnifying Party, use its reasonable best efforts, at the Indemnifying Party’s cost, to recover or collect the maximum amount of such Losses recoverable under such insurance coverage or Contract. The amount of any Loss for which indemnification is provided under this ARTICLE VIII shall be net of any amounts recovered by an Indemnified Party under any insurance coverage or against any third party with respect to such Loss, reduced by any costs or expenses incurred by the applicable Indemnified Party or its Affiliates in seeking such recovery. No payment of any amount otherwise payable by an Indemnifying Party pursuant to this ARTICLE VIII shall be delayed pending any determination of such recoveries. If an Indemnified Party recovers under any insurance policy or against any third party, with respect to any Loss for which an indemnifying party has actually made an indemnification payment pursuant to this ARTICLE VIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the net amount so recovered, but not in excess of the amount previously paid by the Indemnifying Party to or on behalf of such Indemnified Party in respect of such claim. In no event shall any party have any liability hereunder for Losses based solely on reputational harm.

(b)               The indemnity payment hereunder with respect to any Loss paid to the Company, a Company Subsidiary or a Purchaser shall be calculated after taking into account all reductions in federal, state, local and foreign Taxes (including estimated Taxes) actually realized by the Company, Company Subsidiary or such Purchaser in the taxable year of the Loss being sustained or paid (or the subsequent three taxable years) as a result of the event giving rise to such Loss.

(c)               Notwithstanding any contrary provision of this Agreement, Section 1.06 shall provide the sole and exclusive remedy for any adverse development of, error in the determination of, or, except as set forth in Section 3.20, other matter relating to, any reserves established with respect to the Covered Business.

(d)               For purposes of determining whether a breach of any representation or warranty made in this Agreement has occurred, and for calculating the amount of any Loss under this Article VIII, each representation and warranty contained in this Agreement shall be read without regard to any “materiality,” “Company Material Adverse Effect,” “Seller Material Adverse Effect,” “Purchaser Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representation or warranty, other than the representations and warranties in Section 3.05(c)(ii), Section 3.06(a), the penultimate sentence of Section 3.08(a) and Section 3.16(a).

(e)               Purchasers and Seller agree that, for federal income tax purposes, payment by Seller to a Purchaser in respect of a Loss pursuant to this ARTICLE VIII shall be treated as an adjustment to the Purchase Price.

Section 8.05        Survival of Representations, Warranties, Covenants and Agreements; Waiver; Termination of Indemnification.

(a)               The representations, warranties, covenants and agreements contained herein shall survive the Closing solely for purposes of this ARTICLE VIII as follows: (i) the Fundamental Representations shall survive indefinitely; (ii) all other representations and warranties shall survive until the date that is 18 months following the Closing Date; (iii) the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive the Closing and remain in effect for the period provided in such covenants and agreements, if any, or if later, until fully performed; and (iv) the covenants and agreements that by their terms are to be performed entirely on or prior to the Closing Date shall survive until the date that is 18 months following the Closing Date.

(b)               The obligations to indemnify and hold harmless any party (i) pursuant to Section 8.01(a) (in the case of Seller) or Section 8.02(a) (in the case of Purchasers), as applicable, shall terminate when the applicable representation or warranty terminates in accordance with this Section 8.05, and (ii) pursuant to Section 8.01(b) (in the case of Seller) or Section 8.02(b) (in the case of Purchasers), as applicable, shall terminate when the applicable covenant terminates in accordance with this Section 8.05; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which a Seller Indemnitee or Purchaser Indemnitee, as applicable, shall have, before the expiration of the applicable period, made a claim by delivering a notice of such claim to the indemnifying party.

Section 8.06        Procedures.

(a)               Third Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 8.01 or Section 8.02 in respect of, arising out of or involving a claim made by any Person not a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such Third Party Claim) promptly after receipt by such Indemnified Party of notice of such Third Party Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article except to the extent the Indemnifying Party forfeits rights or defenses, or is otherwise actually prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within ten Business Days) after the Indemnifying Party’s demand therefor, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)               Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof at its own cost and expense and (unless the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party provides the Indemnifying Party with written advice of counsel to the Indemnified Party to the effect that there may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and, that, in each case, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such Indemnified Party, in which case the Indemnifying Party shall reimburse the Indemnified Parties for the costs and expenses of one outside counsel to represent all Indemnified Parties in such matter), if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees, costs and expenses of one outside counsel retained by all Indemnified Parties to the extent the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation against the Indemnified Party. The assumption of the defense of any Third Party Claim shall be made by notice to the Indemnified Party not later than 20 Business Days following delivery of the applicable notice of claim to the Indemnifying Party, and the Indemnified Party may take such actions necessary or appropriate to defend such Third Party Claim until it receives notice from the Indemnifying Party, but without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement. The Indemnifying Party shall be liable for the reasonable fees, costs and expenses of one outside counsel employed by all Indemnified Parties for any period during which the Indemnifying Party has not assumed the defense of a Third Party Claim for which the Indemnified Party is entitled to indemnification hereunder. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 8.06(b), the Indemnifying Party shall not, so long as it diligently conducts the defense of the applicable Third Party Claim, be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof incurred after the date on which the Indemnified Party received notice thereof. Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 8.06(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof at the Indemnifying Party’s expense. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party, during normal business hours, of records and information that are reasonably relevant to such Third Party Claim, and making employees available during normal business hours as may be reasonably necessary to defend against such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not settle such Third Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that the Indemnifying Party shall have the right to settle such Third Party Claim without the consent of the Indemnified Party if (i) such settlement (A) does not involve any finding or admission of any violation of applicable Law, and does not include a statement or admission of fault, culpability or failure to act, in each case, by or on the part of any Indemnified Party, (B) does not involve any relief against the Indemnified Party other than monetary damages and (C) provides a customary, complete and unconditional release of the Indemnified Party from any and all liability in connection with such Third Party Claim and (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (other than as contemplated by Section 8.03).

(c)               If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party (i) shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim and (ii) shall, upon the reasonable request of the Indemnifying Party, make reasonably available to the Indemnifying Party during normal business hours such books, records or other documents and employees and Representatives reasonably related to such Third Party Claim or any related claim or counterclaim that are within the Indemnified Party’s possession and control that are necessary or appropriate for such litigation or other legal proceeding or for any internal or external audit work in respect of such Third Party Claim conducted by the Indemnifying Party. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (A) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (B) the sharing of Subject Materials will further such common legal interest and (C) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection.

(d)               Other Claims. In the event any Indemnified Party has a claim against any Indemnifying Party under Section 8.01 (in the case of indemnification by Seller) or Section 8.02 (in the case of indemnification by Purchasers), as applicable, that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Seller Indemnitee or Purchaser Indemnitee) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such claim) promptly after becoming aware of such claim. The failure by the Indemnified Party to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE VIII, except to the extent the Indemnifying Party forfeits rights or defenses, or is otherwise actually prejudiced by such failure. The Indemnifying Party shall have a period of 30 days within which to respond to such claim. If the Indemnifying Party rejects all or any part of such claim or fails to respond within such period, the Indemnified Party shall be free to seek enforcement of its rights of indemnification under this Agreement with respect to such claims.

(e)               Mitigation. Each party shall cooperate with the other parties with respect to resolving any claim or liability with respect to which one party is obligated to indemnify another party hereunder, by using reasonable best efforts, at the applicable Indemnifying Party’s expense, to mitigate or resolve any such claim or liability after such party gains actual knowledge of such claim or liability.

(f)                Purchaser Representative. With respect to any particular indemnification claim T&D may elect that Carlyle Buyer function as its representative for purposes of providing and receiving notices to Seller under this Article VIII. If T&D so determines that Carlyle Buyer shall function in such capacity, T&D shall provide prompt written notice to such effect to Carlyle Buyer and Seller, which written notice shall specify the scope of the additional authority, if any, delegated by T&D to Carlyle Buyer with respect to such indemnification claim.

Section 8.07        Reserves. Notwithstanding anything to the contrary in this Agreement or the other Transaction Agreements, Purchasers acknowledge and agree that none of Seller, the Company or any of its Affiliates makes any representation or warranty (express or implied), and nothing contained in this Agreement, the other Transaction Agreements or any other agreement, document or instrument to be delivered in connection with the Acquisition is intended or shall be construed to be a representation or warranty (express or implied) of Seller, the Company or any of its Affiliates, with respect to: (a) the adequacy or sufficiency of the reserves of Fortitude Re; (b) the effect of the adequacy or sufficiency of the reserves of Fortitude Re on any “line item” or asset, liability or equity amount; or (c) the future experience or profitability arising from the business of Fortitude Re or that the reserves of Fortitude Re have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible. Nothing in this Section 8.07 shall limit the rights of the Company under Section 1.06.

ARTICLE IX

T&D Holdings Guarantee

Section 9.01        Guarantee.

(a)               T&D Holdings hereby absolutely, unconditionally and irrevocably guarantees to Seller, as primary obligor and not merely as a surety, (i) the due and punctual payment of all monetary obligations of T&D under this Agreement and the Transaction Agreements and (ii) the full and complete performance of all covenants and agreements of T&D under this Agreement and the Transaction Agreements (the obligations of T&D specified in clauses (i) and (ii) above, collectively, the “Guaranteed Obligations”).

(b)               The guarantee contained in this Article IX shall remain in full force and effect until all of the Guaranteed Obligations shall have been satisfied by payment or performance in full.

Section 9.02        Nature of Guarantee. T&D Holdings guarantees that the Guaranteed Obligations will be duly and punctually paid and performed in accordance with the terms of this Article IX. If for any reason T&D shall fail or be unable to duly and punctually pay or perform, or cause to be duly and punctually paid or performed, the Guaranteed Obligations as and when the same shall become due, T&D Holdings shall, subject to the terms and conditions of this Article IX, forthwith duly and punctually pay or perform, or cause to be duly and punctually paid or performed, such Guaranteed Obligations. T&D Holdings further agrees that the guarantee contained in this Article IX (the “T&D Holdings Guarantee”) constitutes a guarantee of payment and performance when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from T&D.

Section 9.03        Representations and Warranties of T&D Holdings. T&D Holdings represents and warrants to Seller as follows:

(a)               Organization. T&D Holdings is a stock company duly organized, validly existing and in good standing under the Laws of Japan, and has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties in all material respects.

(b)               Corporate Authorization and No Contravention. T&D Holdings has all corporate power and authority necessary to execute and deliver this Agreement and to perform its obligations in connection with the T&D Holdings Guarantee. The execution and delivery of this Agreement and the performance of the obligations under the T&D Holdings Guarantee have been duly and validly authorized by the board of directors of T&D Holdings and no other proceedings on the part of T&D Holdings are necessary to authorize this Agreement or the performance of T&D Holdings’s obligations under the T&D Holdings Guarantee, and such execution, delivery and performance do not contravene or constitute a default under (i) any applicable Law, rule or regulation, (ii) its organizational documents or (iii) any material agreement, material Contract, order or other material instrument to which it is a party or its property is subject, except where such contravention or default would not have a material adverse effect on the financial condition, business or operations of T&D Holdings, taken as a whole.

(c)               Binding Effect. The T&D Holdings Guarantee constitutes a valid and binding agreement of T&D Holdings, enforceable against T&D Holdings in accordance with its terms subject to the Enforceability Exceptions.

(d)               No Consent Required. No approval or authorization by, or filing with, any Governmental Entity is required to be obtained or made by T&D Holdings in connection with the execution, delivery and performance by T&D Holdings of the T&D Holdings Guarantee.

Section 9.04        Sole Obligation of T&D Holdings. Other than Article X, this Article IX contains the only provisions in this Agreement that are applicable to T&D Holdings. T&D Holdings shall not have any obligations under this Agreement other than those expressly set forth in this Article IX and Article X.

ARTICLE X

General Provisions

Section 10.01    Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 10.01 shall be void. Notwithstanding the foregoing, (a) T&D may assign, without such consent, its rights and obligations hereunder, in whole or in part, to any Subsidiary of T&D Holdings and (b) Carlyle Buyer may assign, without such consent, its rights and obligations hereunder, in whole or in part, to any Subsidiary of Carlyle Holdings; provided, in each case, that no such assignment shall be permitted if such assignment would result in any additional consent or approval of, or filing with, any Governmental Entity being required in connection with the transactions contemplated by this Agreement or any delay would occur with respect to any consent or approval of, or filing with any Governmental Entity that otherwise is required to be made under this Agreement or in connection with the transactions contemplated hereby, but in case of any such assignment, the assigning Purchaser shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.

Section 10.02    Expenses. Whether or not the Closing takes place, and except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement, the Transaction Agreements, the Intercompany Agreements and the Acquisition shall be paid by the party incurring such expense.

Section 10.03    Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties hereto.

Section 10.04    No Third-Party Beneficiaries. Except with respect to D&O Indemnified Persons, who are intended third party beneficiaries of Section 5.16, and as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 10.05    Notices. All notices, requests, claims, demands or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) at the time personally delivered if served by personal delivery upon the party for whom it is intended, (b) at the time received if delivered by registered or certified mail (postage prepaid, return receipt requested) or by a national courier service (delivery of which is confirmed), or (c) upon confirmation if sent by email; in each case to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

(i)	if to Carlyle Buyer or Carlyle Holdings,

c/o The Carlyle Group 520 Madison Avenue New York, New York 10022 Attention: Brian T. Schreiber E-mail: Brian.Schreiber@carlyle.com Attention: Elchi Nowrojee E-Mail: Elchi.Nowrojee@carlyle.com with a copy (which shall not constitute notice to Carlyle Buyer or Carlyle Holdings for the purposes of this Section 10.05) to:

Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Alexander R. Cochran E-mail: arcochran@debevoise.com

(ii)	if to Seller,

American International Group, Inc. 175 Water Street New York, NY 10038 Attention: General Counsel

with a copy (which shall not constitute notice to Seller for the purposes of this Section 10.05) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: Robert Rachofsky E-mail: rrachofsky@willkie.com Attention: Laura Delanoy E-mail: ldelanoy@willkie.com

(iii)	if to T&D,

T&D United Capital Co., Ltd.
2-7-1, Nihonbashi, Chuo-ku
Tokyo, 103-6031
Japan
Attention: Hideki Matsukura
Title: General Manager of Business Development Department
E-mail: hideki.matsukura@tduc.co.jp

with a copy (which shall not constitute notice to T&D for the purposes of this Section 10.05) to:

Nishimura & Asahi
Otemon Tower, 1-1-2 Otemachi, Chiyoda-ku
Tokyo, Japan
Attention: Takuya Oshida
E-mail: t_oshida@jurists.co.jp

and

King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Attention: Bernhardt Nadell
E-mail: bnadell@kslaw.com

(iv)	if to T&D Holdings,
T&D Holdings, Inc.
2-7-1, Nihonbashi, Chuo-ku
Tokyo, 103-6031
Japan
Attention: Tomoyasu Isobe
Executive Officer
E-mail: ot.isobe@td-holdings.co.jp

with a copy (which shall not constitute notice to T&D Holdings for the purposes of this Section 10.05) to:

Nishimura & Asahi
Otemon Tower, 1-1-2 Otemachi, Chiyoda-ku
Tokyo, Japan
Attention: Takuya Oshida
E-mail: t_oshida@jurists.co.jp

and

King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Attention: Bernhardt Nadell
E-mail: bnadell@kslaw.com

(v)	if to the Company,
Fortitude Group Holdings, LLC
175 Water Street
New York, New York 10038
Attention: General Counsel

with a copy (which shall not constitute notice to the Company for the purposes of this Section 10.05) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Michael P. Goldman
E-mail: mgoldman@sidley.com
Attention: Sean M. Keyvan
E-mail: skeyvan@sidley.com

Section 10.06    Interpretation; Exhibits and Schedules; Certain Definitions.

(a)       The headings contained herein and in any Exhibit or Schedule hereto, the table of contents hereto and the index of defined terms are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Any disclosure set forth in the Seller Disclosure Schedule, Carlyle Buyer Disclosure Schedule or T&D Disclosure Schedule shall be deemed set forth for purposes of any other section of such schedule to which such disclosure is relevant, to the extent that it is reasonably apparent that such disclosure is relevant to such other section. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part hereof as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined herein. When a reference is made herein to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. For all purposes of this Agreement, unless otherwise specified herein, (i) “or” shall be construed in the inclusive sense of “and/or”; (ii) words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be construed to include the other gender as the context requires; (iii) the terms “hereof” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and Schedules) and not to any particular provision of this Agreement; (iv) the term “including” means “including, without limitation”; and (v) all references herein to “$” or dollars shall refer to United States dollars. Any statement that any document has been “made available” to (x) T&D means that such document has been uploaded in full to the electronic data site titled “Carlyle – Project Fulton Capital Raise Process” and maintained by Intralinks, and (y) Carlyle Buyer means that such document has been uploaded in full to the electronic data site titled “Project Fulton” and maintained by SmartRoom (BMC Group), in each case not later than 3:00 pm Eastern Standard Time on the date hereof.

(b)               For all purposes hereof:

“2018 Buyer” means TC Group Cayman Investment Holdings, L.P., a Cayman Islands limited partnership.

“2018 Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of July 31, 2018, as amended, by and among Seller, the Company and 2018 Buyer.

“Acquired Portion” means the Carlyle Buyer Acquired Portion or the T&D Acquired Portion, as the case may be.

“Acquisition” means the purchase and sale of the Purchased Units as contemplated by this Agreement.

“Actuarial Reports” has the meaning set forth in Section 3.20(b).

“Administrative Services Agreements” means (i) an Administrative Services Agreement, by and between Delancey P&C and the Reinsureds (as defined therein), substantially in the form made available to the Purchasers, (ii) an Administrative Services Agreement, by and between American General Life Insurance Company and Fortitude L&A, substantially in the form made available to the Purchasers, (iii) an Administrative Services Agreement, by and between The United States Life Insurance Company in the City of New York and Fortitude L&A, substantially in the form made available to the Purchasers and (iv) an Administrative Services Agreement, by and between The Variable Annuity Life Insurance Company and Fortitude L&A, substantially in the form made available to the Purchasers.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Any reference to an Affiliate of a Purchaser shall be deemed not to include the Company or any Company Subsidiary. Any reference to an Affiliate of Carlyle Buyer shall be deemed not to include any portfolio company of any investment fund affiliated with, or advised directly or indirectly, by Carlyle.

“Agreed Tax Rate” means the highest marginal United States federal income tax rate applicable to domestic corporations as of any year end.

“Agreed Termination” has the meaning set forth in Section 1.06(f).

“Agreement” has the meaning set forth in the preamble.

“Allocated Loss Adjustment Expense” has the meaning set forth in the P&C Reinsurance Agreements and from and after the date on which all of the outstanding capital stock of Delancey P&C is transferred back to the Company from the Seller (whether by sale, contribution or otherwise), shall also include any costs, expenses or other amounts incurred by Delancey P&C  that would have constituted “Allocated Loss Adjustment Expenses” as defined in the P&C Reinsurance Agreements if such costs, expenses or other amounts had been incurred by a Ceding Company under a P&C Reinsurance Agreement, but for the avoidance of doubt not in excess of an amount which, together with Ultimate Net Loss as defined in such P&C Reinsurance Agreement, would exceed the Aggregate Limit set forth in such P&C Reinsurance Agreement. For this purpose, without limiting the generality of the foregoing sentence, from and after the foregoing date, clause (ii)(b) of the definition of Allocated Loss Adjustment Expense in the P&C Reinsurance Agreements shall be deemed changed to read as follows: “the general expense of Delancey P&C not incurred in connection with any specific claim but allocated to claims that are part of the Subject Business in accordance with Delancey P&C’s practices for allocating unallocated loss adjustment expense at such time as all of the outstanding capital stock of Delancey P&C is transferred back to the Company from Seller (whether by sale, contribution or otherwise), as such practices are reasonably agreed at such time by Seller and the Company in good faith (or any other subsequent practice to the extent (x) Seller is provided advance written notice thereof and (y) such new or modified practice is substantially consistent with Delancey P&C’s then-current practices used for similar services in Delancey P&C’s other businesses), are Allocated Loss Adjustment Expenses, but that”.

“Amended and Restated Direction Letters” means (i) an Amended and Restated Direction Letter (ModCo Asset Management), by and among AIG Asset Management (U.S.), LLC (“AMG US”), American General Life Insurance Company, The United States Life Insurance Company in the City of New York and The Variable Annuity Life Insurance Company, substantially in the form made available to the Purchasers and (ii) an Amended and Restated Direction Letter (LPT), by and among AMG US and the Clients (as defined therein), substantially in the form made available to the Purchasers.

“Amended LPT Assets Management Agreement” means an Amended LPT Assets Management Agreement, to be entered into at the Closing, by and among Fortitude Re and the Reinsureds (as defined therein), substantially in the form made available to the Purchasers.

“Amended and Restated Operating Agreement” means the Second Amended and Restated Limited Liability Company Operating Agreement of the Company, to be entered into at the Closing by and among Seller, Purchasers and the Company, substantially in the form attached as Exhibit B hereto.

“Amended Investment Management Agreements” means (i) an Amended and Restated Investment Advisory Agreement, by and between AMG US and Fortitude Re, substantially in the form made available to the Purchasers (the “Fortitude Re Investment Management Agreement”) and (ii) each of those Second Amended and Restated Investment Advisory Agreements to be separately entered into by and between AMG US and each of the ceding insurance companies listed on Schedule 10.06(a), which shall include the provisions made available to the Purchasers and otherwise be in the form determined by Seller (it being understood that in no event shall the provisions made available to the Purchasers be superseded by the remainder of the form of the Second Amended and Restated Investment Advisory Agreements), each to be entered into at or before the Closing.

“Amended Reinsurance Agreements” means the amended and restated Reinsurance Agreements listed on Section 10.06(b), substantially in the forms made available to the Purchasers, each to be entered into at or before the Closing.

“Amendments to Services Agreements” means the Amendments to those certain Services Agreement between AIG Markets, Inc. and various Seller insurance company Affiliates.

“Archived Files” has the meaning set forth in Section 5.02(g).

“Assets” has the meaning set forth in Section 3.12(b).

“Average Tax Rate” means the amount reflected in cell B25 of Schedule 1.06-T hereto (using the “2023 Calc” tab), after entering the following into such Schedule: (i) in cells B13 through F13, the Agreed Tax Rates for each year end, from and including December 31, 2019 to and including the Reserve Cover End Date; (ii) in cells B12 through E12, the Year-End Reserve Cover Amount for the applicable year; and (iii) in cell F12, the Reserve Cover Amount in respect of the Reserve Cover End Date as finally determined pursuant to Section 1.06(c) or Section 1.06(e), as applicable. In the event that the Reserve Cover End Date occurs prior to December 31, 2023, the “Early Termination Calc” tab shall be used instead, and the number of inputs called for by the preceding sentence shall be adjusted accordingly in light of the reduced number of years between the Locked Box Date and the Reserve Cover End Date.

“Back-up Trust” has the meaning set forth in Section 1.06(e).

“Baseline Economic Reserves” means $3,531,580,802, which represents the Insurance Reserves solely in respect of the Covered Business as of the Locked Box Date.

“Benefit Plan Transition Date” has the meaning set forth in Section 5.13(g).

“Bermuda SAP” means the statutory accounting practices prescribed or permitted by the Bermuda Monetary Authority.

“Board” has the meaning set forth in Section 1.04(a).

“Books and Records” means all books, data, files, information and records of the Company and Company Subsidiaries (or of Seller or any of its Affiliates to the extent constituting the primary records of the Company or any Company Subsidiaries) (including computer generated, recorded or stored records), including (i) all Permits held by the Company and Company Subsidiaries and (ii) all organizational, corporate and ownership records and personnel records of the Company and Company Subsidiaries (or of Seller or any of its Affiliates to the extent constituting the primary records of the Company or any Company Subsidiaries); provided that for purposes of Section 5.02(a) and Section 5.02(c), “Books and Records” excludes (A) records, data and information with respect to any employee benefit plan established, maintained or contributed to by Seller or its Affiliates (other than the Company or Company Subsidiaries), (B) any corporate minute books, stock records or similar corporate records of Seller or any of its Affiliates (other than the Company or Company Subsidiaries), (C) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, Seller and its Affiliates or Representatives with respect to the negotiation and consummation of the transactions contemplated by this Agreement, (D) consolidated financial records of Seller or its Affiliates (other than the Company or Company Subsidiaries), consolidated regulatory filings made by Seller or its Affiliates and any related correspondence with Governmental Entities and (E) consolidated, combined or unitary Tax Returns of Seller or its Affiliates, except that Books and Records shall include separate information relating to the Company that is used in the preparation of such consolidated, combined or unitary Tax Returns.

“Bounty Actuarial Reports” has the meaning set forth in Section 3.20(c).

“Business” means (i) the business of the Company and the Company Subsidiaries and (ii) solely for purposes of Section 3.08, the business of Seller and its Affiliates (including Fortitude Re) of operating, administering and reinsuring the Underlying Policies, in each case as conducted as of any relevant date of determination prior to the Closing Date.

“Business Contracts” has the meaning set forth in Section 3.10(a).

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law to close in the City of New York, New York, Tokyo, Japan, or Hamilton, Bermuda.

“Carlyle” means Carlyle Investment Management L.L.C.

“Carlyle Buyer” has the meaning set forth in the preamble.

“Carlyle Buyer Acquired Portion” has the meaning set forth in Recitals.

“Carlyle Buyer Deductible” has the meaning set forth in Section 8.03(b).

“Carlyle Buyer Indemnitees” means Carlyle Buyer, its Affiliates (other than the Company, the Company Subsidiaries and 2018 Buyer), and each of their respective Representatives. For the avoidance of doubt, (i) no Carlyle Buyer Indemnitee’s rights under ARTICLE VIII hereof shall be expanded by virtue of its being the acquirer of or successor to Units initially acquired by 2018 Buyer and (ii) any breach of a representation, warranty or covenant of the Company that results in a diminution in value of the Company is understood to result in a proportional diminution in the value of Carlyle Buyer’s investment in the Company.

“Carlyle Buyer Investors” has the meaning set forth in Recitals.

“Carlyle Buyer Purchase Price” has the meaning set forth in Section 1.01(a).

“Carlyle Buyer Purchased Units” has the meaning set forth in Recitals.

“Carlyle Buyer Termination Fee” means $100,000,000

“Carlyle Fund Subscription Agreements” has the meaning set forth in the Recitals.

“Carlyle Holdings” has the meaning set forth in the preamble.

“Carve-out Committee” has the meaning set forth in the 2018 Purchase Agreement.

“Ceding Companies” means the ceding insurers under the Reinsurance Agreements in force as of the date hereof, each of which is a Subsidiary of Seller.

“CFIUS” means the interagency Committee on Foreign Investment in the United States or any Governmental Entity constituent member thereof.

“CFIUS Approval” means any of the following: (a) the initial review period under the CFIUS Authorities shall have expired and the Parties shall have received notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under the CFIUS Authorities or there are no unresolved national security concerns, and all action under the CFIUS Authorities is concluded with respect to the transactions contemplated hereby, (b) an investigation shall have been commenced after such initial review period and CFIUS shall have determined to conclude all action under the CFIUS Authorities without sending a report to the President of the United States, and the Parties shall have received notice from CFIUS that there are no unresolved national security concerns, and all action under the CFIUS Authorities is concluded with respect to the transactions contemplated hereby, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated hereby, or the time permitted by applicable Laws for such action shall have lapsed.

“CFIUS Authorities” means Section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565) and the regulations promulgated thereunder (31 C.F.R. Part 800).

“Change of Control” means the occurrence of any of the following events or series of events from and after the Closing:

(i)                 the Company shall cease, directly or indirectly, to own and control legally and beneficially 100% of the issued and outstanding shares or other equity interests of Fortitude Re;

(ii)              any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than either Purchaser, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, it being understood that the holders of the limited partnership interests in Carlyle Buyer shall not be deemed “beneficial owners” for purposes of this definition), directly or indirectly, of greater than 35% of the outstanding Units;

(iii)            (A) from and after the Closing Date, there is a cumulative change of more than 50% in the direct or indirect beneficial ownership (as defined above) of the outstanding Units, or (B) The Carlyle Group directly or indirectly disposes of more than 50% of the limited partner interests in Carlyle Buyer that it held as of the Closing Date; or

(iv)             Fortitude Re enters into one or more reinsurance or retrocession agreements that results in the cession by it of 50% or more of the statutory reserves ceded under the P&C Reinsurance Agreements.

“Class Actions” has the meaning set forth in Section 3.08(a).

“Closing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Transaction Agreements” means, collectively, this Agreement, the Amended and Restated Operating Agreement, the Amended Reinsurance Agreements, the Amended Investment Management Agreements, the Amendments to Services Agreements, the Amended LPT Assets Management Agreement, the Amended and Restated Direction Letters, the Retrocession Amendment and the Registration Rights Agreement and, solely to the extent that Seller has waived the condition set forth in Section 6.03(d), the Interim Financing Facility Documentation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Accounts” means, collectively, the modified coinsurance (modco) or funds withheld accounts held by Ceding Companies pursuant to the Reinsurance Agreements, including the LPT Accounts.

“Company” has the meaning set forth in the preamble.

“Company Consolidated Annual Financial Statements” has the meaning set forth in Section 3.05(a).

“Company E&O Claims” means any and all claims relating to the Company and the Company Subsidiaries and their respective Representatives in connection with or arising under Seller’s or its Affiliates’ self-insured errors and omissions programs, including the claims set forth in Section 5.10 of the Seller Disclosure Schedule.

“Company Material Adverse Effect” means (i) a material adverse effect on the assets, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur: (A) changes or proposed changes in applicable Laws or GAAP or in the interpretation or enforcement thereof, (B) changes in general economic, business or regulatory conditions in the United States or Bermuda, including those generally affecting the insurance or annuities or securities industries in the United States, (C) changes in United States or global financial or securities markets or conditions, including changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the United States or foreign securities markets, (D) changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to natural disasters, (E) the effects of any breach, violation or non-performance of any provision of this Agreement by either Purchaser or any of its Affiliates, (F) the public announcement of this Agreement and the other Transaction Agreements and the Acquisition, including the identity of either Purchaser or any of its Affiliates or any communication by either Purchaser or any of its Affiliates regarding plans, proposals or projections with respect to the Company, (G) changes in the amount of reserves maintained by Fortitude Re or any Ceding Company or in the value of any Investment Assets (including the Collateral Accounts) following the date hereof or (H) failure of Fortitude Re to meet or achieve any results set forth in any projection or forecast (provided that this clause shall not by itself exclude the underlying causes of any such failure), except, with respect to clauses (A), (B), (C) and (D), to the extent such matter disproportionately affects the Company and the Company Subsidiaries as compared with other life or general insurance or reinsurance companies operating in Bermuda or the United States; or (ii) a material impairment or delay of the ability of Seller, the Company or any other Seller Party to timely consummate the Acquisition and to perform their respective material obligations under this Agreement and the other Closing Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.

“Company Releasee” has the meaning set forth in Section 5.12(a).

“Company Releasor” has the meaning set forth in Section 5.12(b).

“Company Savings Plan” has the meaning set forth in Section 5.13(l).

“Company Subsidiaries” means each of Fortitude Reinsurance Company Ltd., Delancey P&C, Fortitude Group Services, Inc. and Fortitude L&A, as applicable; provided, that following the Closing, neither Delancey P&C nor Fortitude L&A will be Company Subsidiaries.

“Comparability Period” means the period commencing on the Closing Date and ending on the first anniversary of the Closing Date.

“Condition Satisfaction” has the meaning set forth in Section 1.03.

“Confidentiality Agreement” means the confidentiality agreement dated as of March 6, 2019, as may be further amended from time to time, between Seller and Carlyle and related joinders, including the joinder dated as of March 19, 2019, by and among Seller, Carlyle and T&D Holdings, Inc.

“Contract” means, with respect to any Person, any written agreement, contract, lease, instrument, license, indenture, commitment or other legally binding arrangement to which such Person is a party or is otherwise subject or bound.

“Convertible Securities” of any Person means any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock- based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any such Person or any of its Subsidiaries is a party or by which such Person or any of its assets is bound (a) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such Person or into any Voting Debt of such Person, (b) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares or other equity interests in such Person.

“Covered Business” means the business reinsured as of the Locked Box Date under the P&C Reinsurance Agreements.

“Covered Claim” has the meaning set forth in Section 10.12.

“Credit Card Program” means the Seller’s Citibank Visa Corporate Credit Card Program.

“Delancey P&C” means DSA P&C Solutions, Inc., a Delaware corporation.

“Directly Paid Loss” has the meaning set forth in Section 8.03(f).

“Documents” has the meaning set forth in Section 3.15.

“D&O Indemnified Person” has the meaning set forth in Section 5.16.

“ECR” means Laws regarding the enhanced capital requirement under the Bermuda Solvency Capital Requirement regime.

“Employee” means each employee of the Company or any of the Company Subsidiaries, including the Bermuda Employees, but excluding the TPA Employees.

“End Date Economic Reserves” means an amount equal to the sum of (a) the Insurance Reserves solely in respect of the Covered Business as of the Reserve Cover End Date, plus (b) the aggregate amount of the Present Values of the Ultimate Net Loss actually paid by Fortitude Re under the P&C Reinsurance Agreements in respect of the period commencing January 1, 2019 through the Reserve Cover End Date, minus (c) the Present Value of any Premiums (as defined in the Accident & Health Liability Loss Portfolio Transfer Reinsurance Agreement) actually received by Fortitude Re under such agreement in respect of the period commencing January 1, 2019 through the Reserve Cover End Date. For the avoidance of doubt, the End Date Economic Reserves shall only take into account information available to the parties as of the Reserve Cover End Date, and shall not consider subsequent developments.

“Enforceability Exceptions” has the meaning set forth in Section 2.02.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Extra-Contractual Obligations” has the meaning set forth in the Reinsurance Agreements.

“Final Decision” has the meaning set forth in Section 1.06(c).

“Final Distribution Payment Date” means the later of (i) May 13, 2020, and (ii) the Closing Date.

“Final Report” has the meaning set forth in Section 1.06(a).

“Financial Statements” has the meaning set forth in Section 3.05(b).

“Financing” has the meaning set forth in Section 4.02(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fortitude Benefits Commencement Date” means the date on which the Employees commence participation in the Fortitude Benefit Plans pursuant to Section 5.13(b)(i) or Section 5.13(c)(ii), as applicable.

“Fortitude Benefit Plans” has the meaning set forth in Section 5.13(d).

“Fortitude L&A” means Fortitude Life & Annuity Solutions, Inc., a Delaware corporation.

“Fortitude Re” means Fortitude Reinsurance Company Ltd., a Bermuda domiciled reinsurance company.

“Fortitude Re Annual Financial Statements” has the meaning set forth in Section 3.05(b).

“Fundamental Representations” means the representations and warranties of (a) Seller set forth in Section 2.01 (Organization, Standing and Power), Section 2.02 (Authority; Execution and Delivery; Enforceability) and Section 2.04 (The Purchased Units); (b) the Company set forth in Section 3.01 (Organization, Standing and Power), Section 3.02 (Capitalization), Section 3.03 (Authority; Execution and Delivery; Enforceability) and Section 3.24 (Brokers); and (c) Purchasers set forth in Section 4.01(a) (Organization, Standing and Power; Capital Structure), Section 4.01(b) (Authority; Execution and Delivery; Enforceability) and Section 4.02(b) (Brokers) and Section 4.03(b) (Brokers).

“Future Company Consolidated Annual Financial Statements” has the meaning set forth in Section 5.02(i).

“Future Company Consolidated Financial Statements” has the meaning set forth in Section 5.02(i).

“Future Company Consolidated Quarterly Financial Statements” has the meaning set forth in Section 5.02(i).

“Future Fortitude Re Annual Financial Statements” has the meaning set forth in Section 5.02(j).

“Future Fortitude Re Financial Statements” has the meaning set forth in Section 5.02(j).

“Future Fortitude Re Quarterly Financial Statements” has the meaning set forth in Section 5.02(j).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission, taxing authority or other governmental or quasi-governmental authority or self-regulatory organization (including FINRA) or instrumentality (in each case whether Federal, state, local, foreign, international or multinational).

“Guaranteed Obligations” has the meaning set forth in Section 9.01(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” has the meaning set forth in Section 8.06(a).

“Indemnifying Party” has the meaning set forth in Section 8.06(a).

“Independent Actuaries” means, collectively, the actuarial firms that prepared the Actuarial Reports, and each, an “Independent Actuary.”

“Independent Arbitrator” means an independent actuarial, accounting or consulting firm of national standing mutually acceptable to Seller and the Company.

“Insurance Regulator” means any Governmental Entity principally charged with the supervision of insurance companies, including the Bermuda Monetary Authority.

“Insurance Reserves” means for any specified date, an amount equal to (x) the Present Value of expected payments of Ultimate Net Loss minus (y) the Present Value of Premiums (as defined in the Accident & Health Liability Loss Portfolio Transfer Reinsurance Agreement) expected to be received by Fortitude Re under such agreement after such specified date.

“Intellectual Property” means, in any jurisdiction throughout the world: (i) patents and patent applications; (ii) trademarks, trade names, trade dress, logos, service marks, domain names and other identifiers of source or origin (including registrations and applications therefor) and any goodwill associated therewith, any and all common Law rights therein, and all reissues, extensions and renewals of any of the foregoing; (iii) copyrightable works and copyrights (including software), whether or not registered or published (including registrations and applications therefor); and (iv) trade secrets, confidential information and know-how.

“Intercompany Agreements” means contracts, agreements, notes, leases, licenses and other instruments between the Company or any Company Subsidiary, on the one hand, and Seller or any Affiliate of Seller (other than the Company and the Company Subsidiaries), on the other hand.

“Interim Financing” means the financing contemplated by the Interim Financing Term Sheet.

“Interim Financing Facility Documentation” means the “Facility Documentation” as defined in the Interim Financing Term Sheet.

“Interim Financing Term Sheet” means the Summary of Principal Terms and Conditions made available to the Purchasers.

“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership interests and all other equity interests, certificates issued by or interests in trusts or other assets acquired for investment purposes.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment policies and guidelines applicable to Fortitude Re in effect as of the date of this Agreement, including (i) policies applicable to the Collateral Accounts and Risk Margin Trust Accounts and (ii) guidelines established under any investment management agreement or similar agreement to which Fortitude Re is a party or by which its Investment Assets are bound.

“IRS” means the Internal Revenue Service.

“Judgment” means any judgment, order, writ, decree, stipulation, award, ruling, decision, determination, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Key Person” has the meaning set forth in Section 5.13(p).

“Knowledge” when used with respect to (a) Seller, means the actual knowledge after reasonable inquiry of those natural Persons set forth on Exhibit A-1; (b) Carlyle Buyer, means the actual knowledge after reasonable inquiry of those natural Persons set forth on Exhibit A-2; and (c) T&D, means the actual knowledge after reasonable inquiry of those natural Persons set forth on Exhibit A-3.

“Law” means any Federal, state, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, rule or regulation.

“Leakage” has the meaning set forth in Schedule 1.02.

“Letters of Credit” means, collectively, (i) the irrevocable letter of credit (as amended) issued by Credit Agricole - Corporate and Investment Bank in favor of Fortitude Re, dated February 6, 2018 and (ii) the irrevocable letter of credit (as amended) issued by Mizuho Bank, Ltd. in favor of Fortitude Re, dated February 6, 2018.

“Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future.

“Lien” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“Loan Agreements” means, collectively, (i) the loan agreement between Seller and the Company, dated February 6, 2018 and (ii) the loan agreement between Seller and the Company, dated October 1, 2018.

“Locked Box Date” means December 31, 2018.

“Loss” means any and all losses (including diminution in value), costs, charges, settlement payments, awards, judgments, fines, penalties, damages, expenses (including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses), claims or deficiencies of any kind; provided that Losses shall not include indirect, punitive, exemplary, treble, special or consequential damages (including lost profits and diminution in value solely to the extent such diminution in value constitutes consequential or special damages) except to the extent that (a) any such damages are payable to a third party not affiliated with the relevant Indemnified Party or (b) with respect to consequential or special damages (including lost profits and diminution in value), such damages are (i) not based on any special circumstances of the Indemnified Party unknown to the Indemnifying Party as of the date of this Agreement and (ii) the reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder, regardless of the form of action through which such consequential damages are sought.

“LPT Accounts” has the meaning set forth in the Amended LPT Assets Management Agreement.

“LTIP” has the meaning set forth in Section 5.13(m).

“LTIP Awards” has the meaning set forth in Section 5.13(m).

“Member” has the meaning set forth in the Amended and Restated Operating Agreement.

“Modco Agreements” means each of the Amended Reinsurance Agreements to which American General Life Insurance Company, The United States Life Insurance Company in the City of New York or The Variable Annuity Life Insurance Company is a party.

“MMS” means minimum margin of solvency, as established and determined under the Laws of Bermuda.

“New York Court” has the meaning set forth in Section 10.11.

“Non-Qualified Plan” has the meaning set forth in Section 5.13(m).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.16(a).

“Notice of Disagreement” has the meaning set forth in Section 1.06(b).

“Operating Agreement” means the Limited Liability Company Operating Agreement of the Company, by and among Seller, 2018 Buyer and the Company, dated as of November 13, 2018.

“Outside Date” has the meaning set forth in Section 7.01(a)(iii).

“Paid Distribution Amount” means the aggregate amount of distributions made by the Company to Seller (including distributions pursuant to Section 5.2 of the Operating Agreement) from November 13, 2018 through the Final Distribution Payment Date. For clarity, no such distributions have been made as of the date of this Agreement.

“P&C Reinsurance Agreements” means the Reinsurance Agreements set forth on Exhibit C, as such agreements are amended, amended and restated, or otherwise modified from time to time in accordance with their terms.

“Permits” has the meaning set forth in Section 3.09.

“Permitted Leakage” has the meaning set forth in Schedule 1.02.

“Permitted Lien” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (b) (i) zoning, building and other similar restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company or Fortitude Re has easement rights and subordination or similar agreements relating thereto and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions, (c) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially, and would not reasonably be expected to impair materially, the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted, (d) Liens incurred or deposits made to a Governmental Entity in connection with a governmental authorization, registration, filing, license, permit or approval, (e) limitations on the rights of the Company or Fortitude Re under any Business Contract that are expressly set forth in such contract, (f) Liens created in the ordinary course of business in connection with investment transactions, including broker Liens, securities lending transactions, Liens securing derivatives obligations or hedging transactions and repurchase agreements, (g) Liens that secure obligations reflected in the Financial Statements, the existence of which is expressly disclosed in such Financial Statements and (h) Liens in favor of custodians.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Transaction Agreements” means, collectively, the Administrative Services Agreements, the TPA Agreements and the Recapture Amendments.

“Present Value” means the discounted present value, calculated in all cases as of the Locked Box Date, using a discount rate of 5.0% per annum. For the purposes of calculating the Present Value of any payment, such payment will be assumed to be made on June 30 of the year in which such payment is made.

“Proceeding” means any suit, action or proceeding (in each case, whether civil or criminal) commenced, brought, conducted or heard by or before any Governmental Entity, or any arbitral proceeding.

“Purchase Price” means the sum of the Carlyle Buyer Purchase Price and the T&D Purchase Price.

“Purchased Units” means, collectively, the Carlyle Buyer Purchased Units and the T&D Purchased Units.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” means, collectively, the Carlyle Buyer Indemnitees and the T&D Indemnitees.

“Purchaser Material Adverse Effect” means, with respect to either Purchaser, a material adverse effect on the ability of such Purchaser or its affiliated Purchaser Parties to timely consummate the Acquisition and to perform its obligations under this Agreement and the other Closing Transaction Agreements.

“Purchaser Party” means, with respect to either Purchaser, each Affiliate of such Purchaser that is, or is contemplated by this Agreement to become at the Closing, or following the Closing, a party to one or more Transaction Agreements; provided that “Purchaser Party” shall not include the Company or any Company Subsidiary.

“Recapture Amendments” has the meaning set forth in Section 5.06(c).

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into at the Closing, by and among the Company, Seller, Carlyle Buyer and T&D substantially in the form agreed by the parties as of the date hereof and made available to Carlyle Buyer and T&D.

“Regulated Entity” has the meaning set forth in Section 5.13(a)(i).

“Reinsurance Agreements” means any reinsurance, coinsurance or retrocessional treaty or agreement, including facultative certificates, to which Fortitude Re is a party and which (a) is in force as of the date hereof, or (b) is terminated or expired as of the date hereof but under which Fortitude Re may continue to receive benefits or have obligations.

“Representative” means, with respect to any Person, any director, officer, partner, member, stockholder, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Approvals” means all consents or non-objections of, or filings or consultations with, any Governmental Entity necessary for the consummation of the Acquisition and the transactions contemplated herein that are set forth in Section 2.03(b) of the Seller Disclosure Schedule, Section 4.01(c)(ii) of the Carlyle Buyer Disclosure Schedule or Section 4.01(c)(ii) of the T&D Disclosure Schedule.

“Reserve Cover Amount” means an amount equal to (a) the End Date Economic Reserves minus (b) the sum of (i) the Baseline Economic Reserves plus (ii) $50 million; provided, that if the foregoing calculation produces a negative number, the Reserve Cover Amount shall equal zero.

“Reserve Cover End Date” means December 31, 2023, provided that in the event of a Change of Control, then subject to the last sentence of Section 1.06(e), the Reserve Cover End Date shall be December 31st of the year preceding (i) the date on which the parties first entered into a definitive agreement for such Change of Control or (ii) in the case of a Change of Control that does not occur pursuant to a definitive agreement, the date of such Change of Control; and provided further, that in the event of the commutation of the P&C Reinsurance Agreements prior to December 31, 2023 (other than an Agreed Termination), the Reserve Cover End Date shall be December 31st of the year preceding the date on which the event giving rise to such commutation occurs. For the avoidance of doubt, there shall not be more than one Reserve Cover End Date, which shall be the first to occur of the dates provided for in this definition, and not more than one Reserve Cover Payment.

“Reserve Cover Payment” means an amount equal to the sum of the amounts determined pursuant to the following clauses (i) through (iii): (i) if the Reserve Cover Amount is greater than $0, then for the portion of the Reserve Cover Amount in excess of $0 up to and including $100 million, an amount equal to such portion; (ii) if the Reserve Cover Amount is greater than $100 million, then for the portion of the Reserve Cover Amount in excess of $100 million up to and including $750 million, an amount equal to (x) such portion times (y) 0.5 times (z) the Tax Factor; and (iii) if the Reserve Cover Amount is greater than $750 million, then for the portion of the Reserve Cover Amount in excess of $750 million up to and including $1,475 million, an amount equal to (x) such portion times (y) 0.25 times (z) the Tax Factor. No Reserve Cover Payment shall be included in respect of any portion of the Reserve Cover Amount in excess of $1,475 million. In no event shall the Reserve Cover Payment be greater than $500 million.

“Retrocession Amendment” has the meaning set forth in Section 5.06(b).

“Risk Margin Trust Accounts” has the meaning given to the term “Collateral Trust Account” in each of the following Reinsurance Agreements: Combination Coinsurance and Modified Coinsurance Agreement between American General Life Insurance Company and Fortitude Re, dated February 12, 2018; Modified Coinsurance Agreement between The United States Life Insurance Company in the City of New York and Fortitude Re, dated February 12, 2018; and Combination Coinsurance and Modified Coinsurance Agreement between The Variable Annuity Life Insurance Company and Fortitude Re, dated February 12, 2018.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plans” means, as of the date hereof, all (i) “employee benefit plans” as defined in Section 3(3) of ERISA and (ii) incentive, profit-sharing, stock option, stock purchase, other equity-based, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs and agreements (or true and complete summaries thereof) established, maintained or sponsored or required to be established, maintained or sponsored by Seller or any of its Affiliates or to which Seller or any of its Affiliates (including the Company and the Company Subsidiaries) contributes or is obligated to contribute, or has any Liability thereunder (or for which the Company and any Company Subsidiary will have any Liability after the Closing), in each case, for the benefit of any Employees or their eligible dependents.

“Seller Deductible for Carlyle Buyer” has the meaning set forth in Section 8.03(d).

“Seller Deductible for T&D” has the meaning set forth in Section 8.03(d).

“Seller Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Seller to Purchasers in connection with the execution and delivery of this Agreement.

“Seller Indemnitees” means Seller, its Affiliates and each of their respective Representatives.

“Seller Material Adverse Effect” means a material impairment or delay of the ability of Seller or any Seller Party to timely consummate the Acquisition and to perform their respective material obligations under this Agreement and the other Closing Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.

“Seller Party” means each Affiliate of Seller that is, or is contemplated by this Agreement to become at the Closing, or following the Closing, a party to one or more Transaction Agreements. For the avoidance of doubt, the Company and each Company Subsidiary shall be an Affiliate of Seller prior to the Closing.

“Seller Releasee” has the meaning set forth in Section 5.12(b).

“Seller Releasor” has the meaning set forth in Section 5.12(a).

“Seller’s Savings Plan” has the meaning set forth in Section 5.13(l).

“Separation Plan” has the meaning set forth in the 2018 Purchase Agreement.

“Subject Materials” has the meaning set forth in Section 8.06(c).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person or by another Subsidiary of such first Person).

“Target Distribution Amount” means an amount equal to $500,000,000.00.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign net income, gross income, premium, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or stamp tax, or any other similar tax, custom, duty, governmental fee or other like assessment or charge (whether payable directly or by withholding) imposed by any Governmental Entity (including all interest and penalties thereon and additions thereto).

“Tax Factor” means a percentage equal to (i) 100% minus (ii) the Average Tax Rate.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement” means, as applicable, (i) that certain Amended and Restated Tax Sharing Agreement between Seller and DSA, dated July 25, 2018; (ii) that certain Tax Sharing agreement between Seller and the Company, dated July 25, 2018; (iii) that certain Tax Sharing agreement between Seller and Delancey P&C, dated July 25, 2018; (iv) that certain Tax Sharing agreement between Seller and Fortitude Group Services, Inc., dated July 25, 2018; and (v) that certain Tax Sharing agreement between Seller and Fortitude L&A, dated July 25, 2018.

“T&D” has the meaning set forth in the preamble.

“T&D Deductible” has the meaning set forth in Section 8.03(c).

“T&D Indemnitees” means T&D and its Affiliates other than the Company and the Company Subsidiaries, and each of their respective Representatives. For the avoidance of doubt, any breach of a representation, warranty or covenant of the Company that results in a diminution in value of the Company is understood to result in a proportional diminution in the value of T&D’s investment in the Company.

“T&D Holdings” has the meaning set forth in the preamble.

“T&D Holdings Guarantee” has the meaning set forth in Section 9.02.

“T&D Purchase Price” has the meaning set forth in Section 1.01(b).

“T&D Purchased Units” has the meaning set forth in Recitals.

“Third Party Claim” has the meaning set forth in Section 8.06(a).

“Third Party Financing” means, collectively, the Third Party Replacement Financing and any other revolving credit facility and/or letter of credit facility.

“Third Party Replacement Financing” means any credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that is incurred to replace the outstanding Letters of Credit with acceptable replacement capital pursuant to applicable Law. For the avoidance of doubt, the Third Party Replacement Financing shall not include any public offering of bonds, notes, or similar securities.

“TPA Agreements” means (i) a Third Party Administration Agreement, by and between American General Life Insurance Company and Fortitude L&A, substantially in the form made available to the Purchasers and (ii) a Third Party Administration Agreement, by and between The United States Life Insurance Company in the City of New York and Fortitude L&A, substantially in the form made available to the Purchasers.

“TPA Employees” means all employees whose primary duties and responsibilities are to manage and perform day-to-day policy administration and claims handling activities on behalf of the Business that will remain the responsibility of the Ceding Companies pursuant to the Reinsurance Agreements from the Closing Date until the consummation of the Separation (as defined in the Separation Plan). The name of each TPA Employee as of the date hereof is set forth on Section 10.06(b) of the Seller Disclosure Schedule, which Seller shall update periodically prior to date that the employment of such employees is transferred to a Transition Employer (with one update coming no later than December 1, 2019 and another as of a date no earlier than five (5) Business Days preceding the TPA Employee transfer date), to reflect any new hires and any retirements, resignations, dismissals and other employment terminations, which in each case may have occurred at any time on or prior to the date of such transfer, in compliance with Section 5.01 and Section 5.13(a) of this Agreement.

“TPA Entities” has the meaning set forth in Section 5.19.

“Transaction Agreements” means, collectively, the Closing Transaction Agreements and the Post-Closing Transaction Agreements.

“Transition Employer” has the meaning set forth in Section 5.13(a).

“Ultimate Net Loss” has the meaning set forth in the P&C Reinsurance Agreements and includes, without duplication, all Allocated Loss Adjustment Expense as defined herein; provided that, for this purpose, any Extra-Contractual Obligation shall not be included in Ultimate Net Loss. Notwithstanding the foregoing, with respect to any P&C Reinsurance Agreement, Ultimate Net Loss shall not include any amounts in excess of the amount for which Reinsurer is liable under such agreement, except as set forth herein in the definition of Allocated Loss Adjustment Expense with respect to costs, expenses or other amounts incurred by Delancey P&C.

“Underlying Policies” means policies, contracts, binders, slips, certificates and other agreement of insurance in effect as of the date hereof issued by any Ceding Company and reinsured by Fortitude Re pursuant to a Reinsurance Agreement.

“Units” has the meaning set forth in the Operating Agreement.

“U.S. Foreign Corrupt Practices Act of 1977” has the meaning set forth in Section 3.08(b).

“U.S. Required Approval Assistance” has the meaning set forth in Section 5.03(a).

“Voting Debt” of any Person means any bonds, debentures, notes or other indebtedness of such Person or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares in the capital stock of such Person or holders of equity interests in such Person may vote.

“Year-End Economic Reserves” means, for each year end, from and including December 31, 2019 to and including December 31 of the year prior to the Reserve Cover End Date, an amount equal to the sum of (a) the Insurance Reserves solely in respect of the Covered Business as of such year end, plus (b) the aggregate amount of the Present Values of the Ultimate Net Loss actually paid by Fortitude Re under the P&C Reinsurance Agreements in respect of the period commencing January 1, 2019 through such year end, minus (c) the Present Value of any Premiums (as defined in the Accident & Health Liability Loss Portfolio Transfer Reinsurance Agreement) actually received by Fortitude Re under such agreement in respect of the period commencing January 1, 2019 through such year end, in each case of clauses (a) through (c), as originally reported by the Company to Seller in respect of the applicable Report Date pursuant to Section 1.06(g) hereof. For the avoidance of doubt, the Year-End Economic Reserves shall only take into account information available to the parties as of the applicable year end, and shall not consider subsequent developments.

“Year-End Reserve Cover Amount” means, for each year end prior to the Reserve Cover End Date, an amount equal to (a) the Year-End Economic Reserves for such year end minus (b) the sum of (i) the Baseline Economic Reserves plus (ii) $50 million.

Section 10.07    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by PDF or electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.08    Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Agreements, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement of the parties with respect to the Acquisition and supersede all prior agreements among the parties with respect to the Acquisition.

Section 10.09    Severability. If any provision hereof (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 10.10    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (including that Seller shall be entitled to cause Carlyle Buyer and its Affiliates to enforce their rights under the Carlyle Fund Subscription Agreements) and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, (i) Seller shall be entitled to specific performance against each Purchaser (and, in the case of T&D, T&D Holdings in respect of the T&D Holdings Guarantee) (A) of such Purchaser’s obligations to consummate the Acquisition and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.02, subject to Section 1.03 and (B) to enforce and to prevent any breach by such Purchaser of its covenants under this Agreement and (ii) each Purchaser shall be entitled to specific performance against Seller (A) of Seller’s obligation to consummate the Acquisition and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.03, subject to Section 1.03, and (B) to enforce and to prevent any breach by Seller of its covenants under this Agreement. If a court of competent jurisdiction (i) declines to grant an injunction or other form of specific performance or equitable relief to require Carlyle Buyer to cause the Financing to be funded and consummate the transactions contemplated hereby, or (ii) grants Seller such injunction, specific performance or other equitable relief but the Financing nonetheless fails to be funded such that the transactions contemplated by this Agreement cannot be consummated, Seller shall continue to be entitled to terminate the Agreement and receive the Carlyle Buyer Termination Fee pursuant to the terms of Article VII (and payment in respect of the reimbursement obligations of Carlyle Holdings pursuant to Section 5.20).  For the avoidance of doubt, in no event shall Seller be permitted to receive both a grant of specific performance that results in the occurrence of the Closing and the payment of the Carlyle Buyer Termination Fee. Any requirements for the securing or posting of any bond in connection with such remedy are waived. Each of the parties hereby irrevocably waives, and agrees not to assert or attempt to assert, by way of motion or other request for leave from the court, as a defense, counterclaim or otherwise, in any Proceeding involving a Covered Claim, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy.

Section 10.11    Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York, borough of Manhattan (each, a “New York Court”), for the purposes of any suit, action or other proceeding arising out of this Agreement, any certificate delivered pursuant hereto or the Acquisition. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one New York Court to another New York Court. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 10.05, constitute good, proper and sufficient service thereof. Notwithstanding this Section 10.11, the determination of the End Date Economic Reserves, Reserve Cover Amount and Reserve Cover Payment shall be made as set forth in Section 1.06.

Section 10.12    GOVERNING LAW. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT) (EACH, A “COVERED CLAIM”), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

Section 10.13    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR THE ACQUISITION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Douglas A. Dachille
Name:	Douglas A. Dachille
Title:	Executive Vice President and Chief Investment Officer

[Signature Page to Membership Interest Purchase Agreement]

FORTITUDE GROUP HOLDINGS, LLC

By:	/s/ James A. Bracken
Name:	James A. Bracken
Title:	President and CEO

By:	/s/ Jeffrey S. Burman
Name:	Jeffrey S. Burman
Title:	Senior Vice President & Secretary

[Signature Page to Membership Interest Purchase Agreement]

CARLYLE FRL, L.P.

By: CARLYLE FRL GP, L.L.C., its general partner

By:	/s/ Ryan R. Toteja
Name:	Ryan R. Toteja
Title:	Principal

THE CARLYLE GROUP L.P.
solely with respect to Sections 4.05, 5.20, 7.02 and Article X

By:	CARLYLE GROUP MANAGEMENT L.L.C.,
its general partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Chairman

[Signature Page to Membership Interest Purchase Agreement]

T&D UNITED CAPITAL CO., LTD

By:	/s/ Chikahiro Tsuboi
Name:	Chikahiro Tsuboi
Title:	Representative Director and President

T&D HOLDINGS, INC.,
solely with respect to Article IX and Article X

By:	/s/ Hirohisa Uehara
Name:	Hirohisa Uehara
Title:	Representative Director and President

[Signature Page to Membership Interest Purchase Agreement]